Filed pursuant to Rule 424(b)(3)
                                                Registration File No. 333-129555



                              PROSPECTUS SUPPLEMENT

                      to Prospectus dated March 17, 2006 of

                                  Conseco, Inc.

                                  $330,000,000

               3.50% Convertible Debentures due September 30, 2035

                             ----------------------

     This prospectus supplement relates to resales of our 3.50% Convertible Debentures due September 30, 2035 issued in a private offering in August 2005 and 2,065,470 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of adjustments in circumstances described in the prospectus to which this prospectus supplement refers.

     This prospectus supplement, which supplements our prospectus dated March 17, 2006, contains additional information about the selling securityholders.

     You should read this prospectus supplement in conjunction with the prospectus. This prospectus supplement updates information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement supercedes the information contained in the prospectus.

     Investing in the securities offered in the prospectus involves risks. See "Risk Factors" beginning on page 8 of the prospectus.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

                             ----------------------

     The date of this Prospectus Supplement is August 17, 2006.

You should rely only on the information contained in this prospectus supplement and the prospectus to which it refers. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the prospectus to which it refers is accurate only as of their respective dates.

                             ----------------------

                             ADDITIONAL INFORMATION

     This prospectus supplement is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. In accordance with the Exchange Act, we and our predecessor company have filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov or through our website at www.conseco.com. However, the information on our website does not constitute a part of this prospectus supplement or of the prospectus to which it refers. The website addresses of the SEC and us are intended to be inactive textual references only.

     In this document, we "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to a document we filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement and the prospectus to which it refers, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the selling securityholders have sold all of the debentures or common stock issuable upon conversion of the debentures:

     o    Annual report on Form 10-K for the year ended December 31, 2005;

     o Quarterly reports on Form 10-Q for the periods ended March 31, 2006 and June 30, 2006;

     o The sections entitled "Securities Ownership" and "Executive Compensation" in our proxy statement on Schedule 14A filed on April 19, 2006; and

     o Current reports on Form 8-K, filed on January 18, 2006, February 27, 2006, March 2, 2006, March 16, 2006, March 17, 2006, April 13, 2006,
          April 24, 2006, May 4, 2006, May 5, 2006, May 5, 2006, May 24, 2006,
          June 19, 2006, July 13, 2006, August 1, 2006, August 3, 2006 and
          August 9, 2006.

     You may request a copy of these filings (other than exhibits to them) at no cost, by writing or telephoning us at the following address:

Investor Relations, Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032 Tel: (317) 817-2893

     If, at any time while the debentures are outstanding, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of debentures, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such debentures and common stock issued on conversion thereof.

     You should read the information relating to us in this prospectus supplement and the prospectus to which it refers together with the information in the documents incorporated by reference. You should rely only upon the information provided in this prospectus supplement, in the prospectus to which it refers or incorporated therein by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus supplement or the prospectus to which it relates, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

     The information appearing under the section entitled "Selling Securityholders" in the prospectus is amended and restated by the information appearing below.

                            SELLING SECURITYHOLDERS

     The debentures were originally issued to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc., as initial purchasers, in a private offering that closed on August 15, 2005. The initial purchasers have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus supplement and the prospectus to which it relates any or all of the debentures and the common stock into which the debentures may be convertible.

     The table below sets forth information with respect to the selling securityholders, the principal amount of the debentures and the number of shares of common stock into which the debentures are convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus supplement and the prospectus to which it relates. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before August 9, 2006. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the debentures or common stock listed below, no estimate can be given as to the amount of debentures or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information in the table is presented.

     Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.


                                                     Original
                                                  Principal Amount                                                Percentage of
                                                   of Debentures       Percentage of      Number of Shares of     Common Stock
                                                   Beneficially          Debentures        Common Stock That    Outstanding (2)
Selling Securityholder                           Owned and Offered      Outstanding         May be Sold (1)           (3)
---------------------------------------------    -----------------     -------------      -------------------   ---------------
1976 Distribution Trust FBO A.R. Lauder /
   Zinterhofer (4).........................          $   3,000              *                         19               *
2000 Revocable Trust Lauder /  Zinterhofer                                                            19
   (4).....................................              3,000              *                      1,565               *
AHFP Context (5) ..........................            250,000              *                                          *
Alcon Laboratories (4).....................            214,000              *                      1,339               *
Arlington County Employees Retirement System                                                       2,510
   (4).....................................            401,000              *                                          *
Asante Health Systems (4)..................            150,000              *                        939               *
Black Diamond Convertible Offshore LDC (6)           2,000,000              *                     12,518               *
Black Diamond Offshore Ltd. (6) ...........          1,047,000              *                      6,553               *
British Virgin Islands Social Security Board
   (4).....................................             72,000              *                        451               *
CC Convertible Arbitrage, Ltd. (7) (28) ...          3,000,000              *                     18,777               *
Chrysler Corporation Master Retirement Trust
   (8) (9) ................................          6,300,000              1.9%                  39,432               *
City and County of San Francisco Retirement
   System (4)..............................            616,000              *                      3,856               *
City University of New York................             63,000              *                        394               *
CNH CA Master Account, LLP (10) ...........          1,000,000              *                      6,259               *
Columbia Convertible Securities Fund (11) .          6,655,000              2.0                   41,654               *
Context Convertible Arbitrage Fund, LP (5).            900,000              *                      5,633               *
Context Convertible Arbitrage Offshore, Ltd.
   (5) ....................................          4,275,000              1.3                   26,757               *
Convertible Securities Fund (12) ..........             35,000              *                        219               *
CQS Convertible and Quantitative Strategies
   Masterfund Limited .....................         12,500,000              3.8                   78,238               *
Credit Suisse Securities LLC ..............          2,700,000              *                     16,899               *
Delaware Public Employees' Retirement System
   (8) ....................................          2,565,000              *                     16,054               *
Delta Air Lines Master Trust - CV (8) (9) .          1,365,000              *                      8,544               *
Delta Pilots Disability & Survivorship Trust
   - CV (8) (9)............................            765,000              *                      4,788               *
Deutsche Bank Securities Inc. (27).........          4,500,000              1.4                   28,166               *
Double Black Diamond Offshore LDC (6)......          6,953,000              2.1                   43,519               *
Ellington Overseas Partners, Ltd. (12).....         16,850,000              5.1                  105,464               *
Empyrean Capital Fund, LP..................          3,988,900              1.2                   24,967               *
Empyrean Capital Overseas Fund, Ltd. ......          6,763,500              2.0                   42,333               *
Empyrean Capital Overseas Benefit Plan Fund,
   Ltd. ...................................            747,600              *                      4,679               *
Finch Tactical Plus Class B (5) ...........            100,000              *                        626               *
F.M. Kirby Foundation, Inc. (8) (9)........          1,150,000              *                      7,198               *
Fore Convertible Master Fund, Ltd. (13) ...          5,000,000              1.5                   31,295               *
Fore ERISA Fund, Ltd. (13).................          1,000,000              *                      6,259               *
Grady Hospital Foundation (4)..............             60,000              *                        376               *
Guggenheim Portfolio Company VIII (Cayman),
   Ltd. (14) (28) .........................          1,000,000              *                      6,259               *
HBFT LLC (15)..............................            975,000              *                      6,103               *
HBMC LLC (15) .............................          3,125,000              *                     19,559               *
HFR CA Select Fund (16)....................            400,000              *                      2,504               *
Highbridge International LLC (15) .........         20,000,000              6.1                  125,180               *
ING Equity Income Fund ....................          2,035,000              *                     12,737               *
Institutional Benchmark Series (Master
   Feeder) Limited in Respect of Electra
   Series c/o Quattro Fund (17)............            700,000              *                      4,381               *
Institutional Benchmarks Series (Master
   Feeder) Ltd (16)........................          1,800,000              *                     11,266               *
International Truck & Engine Corporation
   Non-Contributory Retirement Plan Trust
   (8) (9).................................            610,000              *                      3,818               *
International Truck & Engine Corporation
   Retiree Health Benefit Trust (8) (9) ...            365,000              *                      2,285               *
International Truck & Engine Corporation
   Retirement Plan for Salaried Employees
   Trust (8) (9) ..........................            335,000              *                      2,097               *
JPMorgan Securities Inc. (27) .............          1,702,000              *                     10,653               *
Kamunting Street Capital Management, LP (18)         8,000,000              2.4                   50,072               *
Kamunting Street Master Fund, LTD (18).....          3,500,000              1.1                   21,907               *
KBC Financial Products USA Inc. (27 .......            900,000              *                      5,633               *
Lyxor / Context Fund Ltd (4) (28) .........            800,000              *                      5,007               *
Lyxor / Quest Fund Ltd (19) ...............          1,400,000              *                      8,763               *

                                                     Original
                                                 Principal Amount                                                Percentage of
                                                   of Debentures       Percentage of      Number of Shares of     Common Stock
                                                   Beneficially          Debentures        Common Stock That    Outstanding (2)
Selling Securityholder                           Owned and Offered      Outstanding         May be Sold (1)           (3)
---------------------------------------------    -----------------     -------------      -------------------   ---------------
Mackay Shields LLC. as Investment Advisor to
   Nations Annuity Trust High Yield (20) ..            210,000              *                      1,314               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay Diversified Income Fund (20) ..             70,000              *                        438               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay High Yield Fund (20) ..........          9,680,000              2.9                   60,587               *
Mackay Shields LLC. as Investment Advisor to
   Nations High Yield Bond Fund (20) ......          2,290,000              *                     14,333               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay VP Series High Yield (20)......          3,120,000              *                     19,528               *
Man Mac 1, Ltd. (21) ......................          2,000,000              *                     12,518               *
MFS Total Return Fund A Series of MFS Series
   Trust IV................................          6,100,000              1.8                   38,180               *
Microsoft Corporation (9)..................          1,025,000              *                      6,415               *
Morgan Stanley Fundamental Value Fund (27)             210,000              *                      1,314               *
Municipal Employees........................            310,000              *                      1,940               *
National Bank of Canada (5) (28) ..........          1,175,000              *                      7,354               *
New Orleans Firefighters Pension Relief Fund
   (4).....................................             37,000              *                        232               *
Occidental Petroleum Corporation (4).......            137,000              *                        857               *
OCM Convertible Trust (8) (9) (28) ........          2,545,000              *                     15,929               *
OCM Global Convertible Securities Fund (8)
   (9) (28) ...............................            675,000              *                      4,225               *
OZ Master Fund, Ltd. (22) .................         18,000,000              5.5                  112,662               *
Partner Reinsurance Company Ltd. (8) (9)...          1,385,000              *                      8,669               *
Partners Group Alternative Strategies PCC
   Limited, Red Delta Cell ................            625,000              *                      3,912               *
Pro-Mutual (4).............................            394,000              *                      2,466               *
Quattro Fund Ltd (23)......................         12,075,000              3.7                   75,577               *
Quattro Multistrategy Masterfund LP (23)...            700,000              *                      4,381               *
Quest Global Convertible Master Fund Ltd.
   (19)....................................            600,000              *                      3,755               *
Qwest Occupational Health Trust (8) (9)....            595,000              *                      3,724               *
Qwest Pension Trust (8) (9)................          1,495,000              *                      9,357               *
RMF Umbrella SICAV ........................            300,000              *                      1,878               *
The St. Paul Travelers Companies, Inc. -
   Commercial Lines (8) (9)................          2,205,000              *                     13,801               *
Sage Capital Management, LLC (24)..........            900,000              *                      5,633               *
San Diego County Employees Retirement
   Association (16)........................          2,000,000              *                     12,518               *
SG Americas Securities, LLC (27) ..........            810,000              *                      5,070               *
SuttonBrook Capital Portfolio LP (25)......         25,000,000              7.6                  156,475               *
UBS AG London F/B/O HFS (26) ..............          7,500,000              2.3                   46,943               *
UIF Equity Income Fund (27) ...............            706,000              *                      4,419               *
UnumProvident Corporation (9)..............            780,000              *                      4,882               *
US Allianz Equity Income Fund (27) ........            247,000              *                      1,546               *
Van Kampen Equity and Income Fund (27) ....         26,802,000              8.1                  167,754               *
Vanguard Convertible Securities Fund, Inc.
   (8)(9)..................................          8,840,000              2.7                   55,330               *
Vicis Capital Master Fund (26) ............         10,000,000              3.0                   62,590               *
Virginia Retirement System (8) (9) ........          5,010,000              1.5                   31,358               *
Whitebox Diversified Convertible Arbitrage
   Partners LP (29)........................          1,000,000              *                      6,259               *
Zazove Convertible Arbitrage Fund, L.P. (16)         5,000,000              1.5                   31,295               *
Zazove Hedged Convertible Fund, L.P. (16)..          2,000,000              *                     12,518               *
Unnamed securityholders or any future
   transferees, pledgees, donees or
   successors of or from any such named
   securityholders (30)....................         23,808,000              7.2                  149,011               *
Total .....................................       $333,000,000            100.0%               2,065,470               1.4%

-----------------
* Less than 1%.

(1) Calculated based on a daily share amount throughout the applicable ten-day trading conversion reference period of 0.6259. The debentures are convertible into common stock only under certain circumstances, as described in "Description of the Debentures--Conversion Rights." The capped anti-dilution multiplier and the uncapped anti-dilution multiplier are subject to adjustment as described under "Description of the Debentures--Anti-Dilution Adjustments." and "Description of the Debentures--Adjustment to Conversion Rights Upon a Fundamental Change--Adjustment to the Capped Anti-Dilution Multiplier." As a result, the number of shares of common stock that may be issuable upon conversion of the debentures may increase in the future. As holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under "Description of the Debentures--Conversion Procedures," excludes any such fractional shares.

(2) Calculated based on 152,830,187 shares of common stock outstanding as of December 31, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(3) Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures based on the daily share amounts assumed in (1) above.

(4) Paul Latronica has voting power or investment power over the selling securityholder.

(5) Michael S. Rosen and William D. Fertig have voting power or investment power over the selling securityholder.

(6) Clint D. Carlson has voting power or investment power over the selling securityholder.

(7) An investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC, may exercise dispositive power and voting power with respect to the securities held by the selling securityholder. Daniel Asher and Allan Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Each of Castle Creek Convertible Arbitrage LLC, Mr. Asher and Mr. Weine disclaims beneficial ownership of the securities owned by the selling securityholder.

(8) Oaktree Capital Management, LLC is the investment manager of the selling securityholder with respect to the aggregate principal amount of debentures set forth next to such selling securityholder's name in the table above. It does not own any equity interest in the selling securityholder but has voting power and dispositive power over the aggregate principal amount of debentures set forth next to such selling securityholder's name in the table above. Lawrence W. Keele is a principal of Oaktree Capital Management, LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management, LLC and all employees and members of Oaktree Capital Management, LLC disclaim beneficial ownership of the debentures held by the selling securityholder, except for their pecuniary interest therein.

(9) Oaktree Capital Management, LLC, the investment manager of the selling securityholder, has an affiliate that is a broker-dealer, OCM Investments, LLC. Oaktree Capital Management, LLC is the majority owner of OCM Investments, LLC. Oaktree Capital Management, LLC caused the selling securityholder to purchase its debentures in the ordinary course of business and, at the time of purchase of the debentures to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(10) CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over the debentures. Investment Principals for the advisor are Robert Kail, Mark Mitchell and Todd Pulvins.

(11) Yanfang Yan and Edward Paik have voting power or investment power over the selling securityholder.

(12) Ellington Management Group, LLC is the investment adviser of the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the debentures except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.

(13) David Egglishaw has voting power or investment power over the selling securityholder.

(14) Matthew Li has voting power or investment power over the selling securityholder.

(15) Highbridge Capital Management, LLC is the trading manager of the selling securityholder and consequently has voting control and investment discretion over securities held by it. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of the securities held by the selling securityholder.

(16) Gene T. Pretti has voting power or investment power over the selling securityholder.

(17) Gary Crowder has voting power or investment power over the selling securityholder.

(18) Allan Teh has voting power or investment power over the selling securityholder.

(19) Frank Campana and James Doolin have voting power or investment power over the selling securityholder.

(20) Donald E. Morgan III has voting power or investment power over the selling shareholder.

(21) Man-Diversified Fund II Ltd. is the controlling entity of the selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(22) Daniel S. Och, as Senior Managing Member of OZ Management, LLC, the investment manager to the selling securityholder, may be deemed to have voting control or investment control over the debentures held by the selling securityholder.

(23) Andrew Kaplan, Brian Swain and Louis Napoli have voting power or investment power over the selling securityholder.

(24) Peter deLisser has voting power or investment power over the selling securityholder.

(25) SuttonBrook Capital Management LP is the investment manager of the selling securityholder and has voting and investment power over it. John London and Steve Weinstein are the natural persons with control over SuttonBrook Capital Management LP.

(26) Sky Lucas, John Succo and Shad Stastney have voting power or investment power over the selling securityholder.

(27) Selling securityholder is a broker-dealer and hence an underwriter within the meaning of the Securities Act with respect to the securities being offered.

(28) Selling securityholder is an affiliate of a broker-dealer, purchased its debentures in the ordinary course of business and, at the time of purchase of the debentures to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(29) Andrew Redleaf has voting power or investment power over the selling securityholder.

(30) Additional information about selling securityholders will be set forth in prospectus supplements or amendments to the prospectus if and when necessary.

PROSPECTUS
                                                              [Conseco Logo]




                                  Conseco, Inc.

                                  $330,000,000

               3.50% Convertible Debentures due September 30, 2035
                                     -------

     This prospectus relates to resales of our 3.50% Convertible Debentures due September 30, 2035 issued in a private offering in August 2005 and 2,065,470 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of adjustments in circumstances described in this prospectus.

     The debentures and the shares of common stock may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in supplements to this prospectus. The selling securityholders may sell all or a portion of the debentures or the shares of common stock from time to time in market transactions, in negotiated transactions or otherwise, and at prices and on terms which will be determined by the then prevailing market price for the debentures or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal or by a combination of such methods of sale. See "Plan of Distribution" on page 73 for additional information on the methods of sale.

     We will not receive any of the proceeds from the sale of the debentures or the shares of common stock offered by the selling securityholders. The selling securityholders will receive all proceeds from the sale of the debentures or the shares of common stock being registered in this registration statement.

     The debentures will mature on September 30, 2035. You may convert the debentures into cash or, under certain circumstances, cash and shares of our common stock. The consideration that you will receive upon conversion will depend on the timing and circumstances of the conversion as more fully described in this prospectus. You may convert the debentures under the following circumstances: (1) before September 30, 2034, if the closing sale price of our common stock is above a specified level; (2) before September 30, 2034, if the trading price of a debenture is below a specified level; (3) at any time on or after September 30, 2034; (4) if we call your debentures for redemption; or (5) if specified corporate transactions occur, in each case as described in this prospectus, subject to certain restrictions in our senior credit facility. If you elect to convert your debentures in connection with the occurrence of a fundamental change, you will be entitled to receive additional shares of common stock upon conversion in some circumstances.

     On March 15, 2006, the last reported sale price for the common stock on the New York Stock Exchange was $25.55 per share. The common stock is listed under the symbol "CNO".

     We will pay interest on the debentures semi-annually in arrears on March 31 and September 30 of each year beginning March 31, 2006 and ending on September 30, 2010. The debentures will be subject to daily accretion of the principal amount beginning September 30, 2010 at the rate of 3.50% per year (computed on a semi-annual bond-equivalent basis). We will pay contingent interest for any six-month interest period from and including March 31 to and including September 29 or from and including September 30 to and including March 30, beginning with the six-month interest period commencing on September 30, 2010, if the average trading price of a debenture equals or exceeds a specified level for the five consecutive trading day period immediately preceding the first day of the relevant six-month interest period, as described in this prospectus. We will pay contingent interest on the interest payment date immediately following the applicable six-month interest period. The debentures will be issued only in denominations of $1,000 and integral multiples of $1,000.

     The debentures are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such obligations. The debentures are not guaranteed by any of our subsidiaries and are, therefore, effectively subordinated also to all existing and future liabilities (including insurance liabilities) of our subsidiaries. As of December 31, 2005 the aggregate principal amount of our senior secured indebtedness was $524.6 million, all of it incurred under our senior credit facility, the aggregate amount of liabilities of our subsidiaries was approximately $26 billion and we had no senior unsecured indebtedness other than the debentures.

     On or after October 5, 2010, we have the right to redeem all or a portion of the debentures that have not been previously converted at the redemption prices set forth in this prospectus. You may require us to repurchase your debentures for cash on September 30, 2010, 2015, 2020, 2025 and 2030 at 100% of the accreted principal amount of the debentures plus accrued and unpaid interest (including additional interest and contingent interest), if any.

     The debentures are evidenced by a global debenture deposited with a custodian for and registered in the name of a nominee of The Depository Trust Company. Except as described in this prospectus, beneficial interests in the global debenture are shown on, and transfers thereon will be effected only through, records maintained by The Depository Trust Company and its direct and indirect participants.

     We do not intend to apply for listing of the debentures on any securities exchange or for inclusion of the debentures in any automated quotation system. The debentures are eligible for trading in The PortalSM Market of the National Association of Securities Dealers, Inc.

     Investing in the securities offered in this prospectus involves risks. See "Risk Factors" beginning on page 8 of this prospectus.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               -------------------

March 17, 2006

You should rely only on the information contained in this prospectus and those documents incorporated by reference herein. We have not authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this prospectus in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus or any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document. Neither the delivery of this prospectus nor any distribution of securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this prospectus by reference or in our affairs since the date of this prospectus.

                               -------------------


                                Table of Contents

                                                                                                                       Page
                                                                                                                       ----
Additional Information..................................................................................................ii
----------------------
Cautionary Note on Forward-Looking Statements...........................................................................ii
---------------------------------------------
The Debentures...........................................................................................................1
--------------
Summary Consolidated Financial and Operating Data........................................................................6
-------------------------------------------------
Risk Factors.............................................................................................................8
------------
Ratios of Earnings to Fixed Charges.....................................................................................24
-----------------------------------
Use of Proceeds.........................................................................................................25
---------------
Price Range of Common Stock and Dividend Policy.........................................................................26
-----------------------------------------------
Description of the Debentures...........................................................................................27
-----------------------------
Description of Capital Stock............................................................................................54
----------------------------
Selling Securityholders.................................................................................................60
-----------------------
Certain United States Federal Income and Estate Tax Consequences........................................................64
----------------------------------------------------------------
Certain ERISA Considerations............................................................................................71
----------------------------
Plan of Distribution....................................................................................................73
--------------------
Legal Matters...........................................................................................................74
-------------
Experts.................................................................................................................74

                             ADDITIONAL INFORMATION

     This prospectus is part of a Registration Statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission, or SEC. In accordance with the Exchange Act, we and our predecessor company have filed annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov or through our website at www.conseco.com. However, the information on our web site does not constitute a part of this prospectus. The web site addresses of the SEC and us are intended to be inactive textual references only.

     In this document, we "incorporate by reference" the information that we file with the SEC, which means that we can disclose important information to you by referring you to a document we filed with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until the selling securityholders have sold all of the debentures or common stock issuable upon conversion of the debentures:

     o our annual report on Form 10-K for the fiscal year ended December 31, 2005;

     o the sections entitled "Securities Ownership" and "Executive Compensation" in our proxy statement on Schedule 14A filed on July 26, 2005; and

     o our current reports on Form 8-K filed on January 18, 2006, February 27, 2006 and March 2, 2006.

     You may request copies of the filings, at no cost, by writing to the following address or calling the following telephone number: Investor Relations, Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032, (317) 817-2893.

     If, at any time while the debentures are outstanding, we are not subject to the information requirements of Section 13 or 15(d) of the Exchange Act, we will furnish to holders of debentures, holders of common stock issued upon conversion thereof and prospective purchasers thereof the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act in order to permit compliance with Rule 144A in connection with resales of such debentures and common stock issued on conversion thereof.

     You should read the information relating to us in this prospectus together with the information in the documents incorporated by reference. You should rely only upon the information provided in this prospectus or incorporated in this prospectus by reference. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date indicated on the front cover.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

     This prospectus contains and incorporates by reference forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically are identified by the use of terms such as "anticipate," "believe," "plan," "estimate," "expect," "project," "intend," "may," "will," "would," "contemplate," "possible," "attempt," "seek," "should," "could," "goal," "target," "on track," "comfortable with," "optimistic" and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other "forward-looking" information based on currently available information. The "Risk Factors" section of this prospectus provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:

     o our ability to achieve an upgrade of the financial strength ratings of our insurance company subsidiaries and the impact of prior rating downgrades on our business;

     o the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject;

     o our ability to obtain adequate and timely rate increases on our supplemental health products including our long-term care business;

     o mortality, morbidity, usage of health care services, persistency and other factors which may affect the profitability of our insurance products;

     o our ability to achieve anticipated expense reductions and levels of operational efficiencies;

     o the adverse impact of our Predecessor's bankruptcy proceedings on our business operations, and relationships with our customers, employees, regulators, distributors and agents;

     o    performance of our investments;

     o our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives;

     o the risk factors or uncertainties listed from time to time in our filings with the SEC;

     o general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect (among other things) our ability to sell products and access capital on acceptable terms, the returns on and the market value of our investments, and the lapse rate and profitability of policies;

     o changes in the Federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products; and

     o regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends to us, regulation of financial services affecting (among other things) bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products.

     Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

     All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement. Our forward-looking statements speak only as of the date made. We assume no obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

------------------------------------------------------------------------------

                                 THE DEBENTURES

     This prospectus relates to resales of $330,000,000 aggregate principal amount of the debentures and 2,065,470 shares of our common stock issuable upon conversion of the debentures, plus an indeterminate number of additional shares of common stock that may be issued from time to time upon conversion of the debentures as a result of adjustments in circumstances described in this prospectus.

     We issued and sold $330,000,000 aggregate original principal amount of the debentures on August 15, 2005, in a private offering to Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, J.P. Morgan Securities Inc., Banc of America Securities LLC and Lehman Brothers Inc., or the Initial Purchasers. We have been advised by the Initial Purchasers that the debentures were resold in transactions which were exempt from registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A.

     The following is a brief summary of the terms of the debentures. For a more complete description of the debentures, see the section entitled "Description of the Debentures" in this prospectus.

Issuer....................... Conseco, Inc., a Delaware corporation.

Debentures................... $330.0 million in aggregate principal amount of
                              3.50% Convertible Debentures due September 30,
                              2035.

Issue Price.................. 99.0% of the principal amount of each debenture.

Maturity..................... September 30, 2035, unless earlier redeemed, repurchased or converted.

Ranking...................... The debentures are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such obligations. The debentures are not guaranteed by any of our subsidiaries and are, therefore, effectively subordinated also to all existing and future liabilities (including insurance liabilities) of our subsidiaries. As of December 31, 2005, the aggregate principal amount of our senior secured indebtedness was $524.6 million, all of it incurred under our senior credit facility, the aggregate amount of liabilities of our subsidiaries was approximately $26 billion and we had no senior unsecured indebtedness other than the indentures.

Interest....................  3.50% per year on the principal amount, payable semiannually in arrears on March 31 and September 30 of each year beginning March 31, 2006. We will also pay contingent interest and additional interest on the debentures under certain circumstances, as described below. The debentures will cease to bear interest (except contingent interest and additional interest, as applicable) on September 30, 2010, and instead from such date the principal amount of the debentures will accrete daily at the rate of 3.50% per year (computed on a semi-annual bond-equivalent basis).

Contingent Interest.......... We will pay contingent interest on the debentures for any six-month interest period from and including March 31 to and including September 29 or from and including September 30 to and including March 30, beginning with the six-month interest period commencing on September 30, 2010, if the average trading price per debenture for the five consecutive trading day period immediately preceding the first day of the relevant six-month interest period equals or exceeds 120% of the accreted principal amount of that debenture as of the last day of such five trading day measurement period. The amount of contingent interest payable per debenture in respect of any six-month interest period will be equal to 0.25% of the average trading price per debenture for the applicable five trading day measurement period. See "Description of the Debentures -- Contingent Interest.

Conversion Rights...........  You may surrender your debentures for conversion under any of the following circumstances:

                              o    prior to September 30, 2034, during any
                                   conversion period if the parity price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of that conversion period is greater than 120% of the product of $26.66 and the accreted principal amount of a debenture divided by $1,000;

                              o prior to September 30, 2034, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a debenture for each day of that trading period was less than 98% of the product of (1) the parity price and
                                   (2) 37.5090;

                              o    at any time on or after September 30, 2034;

                              o if we call your debentures for redemption; provided that if we elect to redeem less than all of the debentures, only those debentures called for redemption may be converted; or

                              o upon the occurrence of specified corporate transactions, as described under "Description of the Debentures -- Conversion Rights -- Conversion Upon Specified Corporate Transactions," including the occurrence of a fundamental change (as defined below under "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change").

                              Notwithstanding the foregoing, your ability to convert your debentures prior to September 30, 2010 (except in connection with a fundamental change, as described below) will be subject to the limitations imposed by our senior credit facility, and by any limitations in any other credit facilities or indebtedness that we may incur in the future. See "Description of the Debentures -- Conversion Rights -- Limitations on Conversion Rights."

                              Subject to the satisfaction of one of the circumstances described above, you may surrender your debentures for conversion into (1) cash in an amount equal to the lesser of (i) the accreted principal amount of your debentures or (ii) the conversion value and (2) a number of shares of our common stock equal to the sum of the daily share amounts for each of the ten consecutive trading days in the applicable conversion reference period.

                              The "conversion value" for any debenture with an initial principal amount of $1,000 is equal to (1)
                              37.5090 multiplied by (2) the average of the parity prices for each of the ten consecutive trading days in the applicable conversion reference period as more fully described under "Description of the Debentures -- Conversion Rights."

                              The "daily share amount" for each trading day in the applicable conversion reference period is equal to the greater of zero or a number of shares determined by the following formula:

                       1 x (37.5090 x parity price) - accreted principal amount
                      --   ----------------------------------------------------
                      10                     closing price

                              The "parity price" means the closing price of our common stock on the applicable date multiplied by the parity share number. The "parity share number" is the product of the capped anti-dilution multiplier and the uncapped anti-dilution multiplier. Both the "capped anti-dilution multiplier" and the "uncapped anti-dilution multiplier" initially are 1.0000. Both of these multipliers are subject to adjustment as described below under "Description of the Debentures -- Anti-Dilution Adjustments" and "--

                              Adjustment to Conversion Rights Upon a Fundamental Change." In no event, however, will the capped anti-dilution multiplier exceed 1.2750.

                              See "Description of the Debentures -- Conversion Rights."

Exchange in Lieu of
Conversion................... Upon submission of your debentures for conversion, the conversion agent may direct you to surrender your debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for your debentures, the cash payment and the number of shares of our common stock then issuable upon conversion.

Redemption of Debentures
at Our Option..............   On or after October 5, 2010, we may redeem for
                              cash all or a portion of the debentures at any time, upon not less than 30 nor more than 60 days' prior notice, at a redemption price equal to 100% of the accreted principal amount of the debentures to be redeemed, plus accrued but unpaid interest, including additional interest and contingent interest, if any, to, but not including, the redemption date. See "Description of the Debentures -- Redemption Rights."

Repurchase of Debentures
at Your Option..............  You have the right to require us to repurchase in cash all or any portion of your debentures on September 30, 2010, 2015, 2020, 2025 and 2030, each of which we refer to as a "repurchase date." The repurchase price payable will be equal to 100% of the accreted principal amount of the debentures to be repurchased, plus accrued and unpaid interest, including additional interest and contingent interest, if any, to, but not including, the applicable repurchase date. See "Description of the Debentures -- Repurchase Rights."

Exchange in Lieu of
Repurchase................... If you require us to repurchase debentures held by you, we may direct you to first offer the debentures to a financial institution designated by us for exchange in lieu of repurchase. In order to accept any debentures surrendered for repurchase, the designated institution must agree to deliver, in exchange for your debentures, the repurchase price for such debentures you would otherwise receive upon repurchase by us.

Fundamental Change........... If we undergo a fundamental change (as defined under "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change"), you may convert your debentures for (1) an amount of cash equal to the accreted principal amount of your debentures, plus accrued and unpaid interest, including additional interest and contingent interest, if any, to but not including the fundamental change election date; and (2) a number of shares of our common stock, as described in "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change."

                              If and only to the extent you convert your debentures in connection with a "change in control" prior to September 30, 2010, we will increase the capped anti-dilution multiplier in effect.

                              See "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change."

Events of Default............ If there is an event of default with respect to the debentures, an amount equal to 100% of the accreted principal amount of the debentures, plus accrued and unpaid interest, including additional interest and contingent interest, if any, may be declared immediately due and payable. The following are events of default with respect to the debentures:

                              o    default for 30 days in payment of any
                                   interest, contingent interest or additional interest due and payable on the debentures;

                              o default in payment of accreted principal of the debentures at maturity, upon redemption, upon repurchase or following a fundamental change, when the same becomes due and payable;

                              o default by us or any of our subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $50.0 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;

                              o default in our conversion obligations upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such debenture;

                              o default in our obligations to give notice of the occurrence of a fundamental change within the time required to give such notice;

                              o acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the debentures) having an aggregate outstanding principal amount of $50.0 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after written notice of such acceleration has been received by us;

                              o    default in our performance of any other
                                   covenants or agreements contained in the indenture or the debentures for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the debentures; and

                              o certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.

Registration Rights.......... Pursuant to a registration rights agreement, we agreed to file with the SEC within 90 days, and to use our reasonable best efforts to cause to become effective within 210 days, a shelf registration statement with respect to the resale of the debentures and the sale of our shares issuable upon conversion of the debentures. If we fail to comply with certain of our obligations under the registration rights agreement, additional interest will be payable on the debentures.

Transfer Restrictions........ The debentures and our shares issuable upon conversion of the debentures have not been registered under the Securities Act or any state securities law. Unless they are registered, the debentures and such shares may not be offered or sold except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state laws.

Use of Proceeds.............. We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the debentures or the sale of the shares of common stock offered by this prospectus.

Book-Entry Form.............  The debentures are issued in book-entry form and are represented by a permanent global certificate deposited with a custodian for, and registered in the name of, a nominee of The Depository Trust Company, commonly known as DTC, in New York, New York. Beneficial interests in any of the debentures are shown on, and transfers can be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated debentures, except in limited circumstances. See "Description of the Debentures -- Book-Entry System."

Trading...................... The debentures will not be listed on any securities exchange or included in any automated quotation system. The debentures are eligible for trading in the PORTAL market; however, no assurance can be given as to the liquidity of, or trading market for, the debentures.

U.S. Federal Income Tax
Considerations............... The debentures and the shares of common stock issuable upon conversion or otherwise of the debentures are subject to special and complex U.S. federal income tax rules. Holders are urged to consult their own tax advisors with respect to the federal, state, local and foreign tax consequences of purchasing, owning and disposing of the debentures and common stock issuable upon conversion or otherwise of the debentures. See "Risk Factors -- You should consider the U.S. federal income tax consequences of owning the debentures" and "Certain United States Federal Income and Estate Tax Consequences."

ERISA Considerations......... The debentures and the shares of common stock issuable upon conversion or otherwise of the debentures may, subject to certain restrictions described in "Certain ERISA Considerations" herein, be sold and transferred to ERISA Plans and Plans. Prospective investors should carefully consider the matters discussed in "Certain ERISA Considerations" and "Notice to Investors" contained herein.

     We are a corporation organized under the laws of the State of Delaware, and the successor to Conseco, Inc., an Indiana corporation, which we refer to as our predecessor company. Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032, and our telephone number at this location is (317) 817-6100. Our website is www.conseco.com. Information on our website should not be construed to be part of this prospectus.

     Our common stock is listed on the New York Stock Exchange under the symbol "CNO," and our series A warrants are listed on the New York Stock Exchange under the symbol "CNOWS." Our class B mandatorily convertible preferred stock, or our class B preferred stock, is listed on the New York Stock Exchange under the symbol "CNO PrB."

                SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

     The following table sets forth summary financial data for Conseco, Inc., as of and for the years ended December 31, 2005 and 2004, as of and for the four months ended December 31, 2003, as of and for the eight months ended August 31, 2003, and as of and for the years ended December 31, 2002 and 2001. The data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.

     For financial reporting purposes, we refer to our predecessor company and our subsidiaries on or prior to August 31, 2003 as the predecessor and after August 31, 2003 as the successor.

     We and certain of our subsidiaries emerged from chapter 11 bankruptcy proceedings on September 10, 2003. However, for accounting convenience, the effective date of the plan of reorganization was deemed to have occurred on August 31, 2003. Fresh start accounting has been implemented as of August 31, 2003, and accordingly, we restated all of our assets and liabilities to their current estimated value, reestablished shareholders' equity at the reorganization value determined in connection with our plan of reorganization, and recorded the portion of the reorganization value which could not be attributed to specific tangible or identified intangible assets as goodwill. As a result, our financial statements for periods following August 31, 2003, are not comparable with those prepared before that date.

     As part of the chapter 11 reorganization of our predecessor company and some of its non-insurance subsidiaries, we sold the assets of our finance business and exited this line of business effective March 31, 2003. In October 2002, we sold Conseco Variable Insurance Company, our primary writer of variable annuity products. The results of operations of these former businesses have been reported as discontinued operations in all periods presented in the summary financial data prior to their sale. The predecessor's net income (loss) includes amounts related to the discontinued operations of $16.0 million, $(2,216.8) million and $(100.6) million for the eight months ended August 31, 2003 and the years ended December 31, 2002 and 2001, respectively. The sales of these businesses further affect the comparability of the summary financial data.

     We have prepared the summary financial data, other than statutory data, in conformity with generally accepted accounting principles. We have derived the statutory data from the statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting practices, which vary in certain respects from generally accepted accounting principles.

                                                                  Successor                          Predecessor
                                                     -----------------------------------   -------------------------------
                                                          Years
                                                          ended              Four months   Eight months    Years ended
                                                        December 31,            ended          ended       December 31,
                                                     -----------------        December 31,    August 31,  ---------------
                                                     2005        2004           2003           2003       2002       2001
                                                     ----        ----           ----           ----       ----       ----
                                                             (Amounts in millions,              (Amounts in millions,
                                                             except per share data)             except per share data)
STATEMENT OF OPERATIONS DATA(a)
Insurance policy income..........................     $2,930.1   $2,949.3      $1,005.8      $2,204.3   $3,602.3   $3,992.7
Net investment income............................      1,374.6    1,318.6         474.6         969.0    1,334.3    1,550.0
Net realized investment gains (losses) ..........         (2.9)      40.6          11.8          (5.4)    (556.3)    (340.0)
Total revenues...................................      4,326.5    4,330.0       1,505.5       3,203.4    4,450.4    5,492.0
Interest expense (contractual interest:
  $268.5 for the eight months ended August 31,
  2003; and $345.3 for 2002).....................         58.3       79.5          36.8         202.5      341.9      400.0
Total benefits and expenses......................      3,823.1    3,875.9       1,356.0       1,031.2    6,082.6    5,735.4
Income (loss) before income taxes, minority
  interest, discontinued operations and
  cumulative effect of accounting change.........        503.4      454.1         149.5       2,172.2   (1,632.2)    (243.4)
Cumulative effect of accounting change, net
  of income tax..................................          -          -             -             -     (2,949.2)       -
Net income (loss)................................        324.9      294.8          96.3       2,201.7   (7,835.7)    (405.9)
Preferred stock dividends .......................         38.0       65.5          27.8           -          2.1       12.8
Net income (loss) applicable to common stock.....        286.9      229.3          68.5       2,201.7   (7,837.8)    (418.7)

PER SHARE DATA
Net income, basic................................       $ 1.90     $ 1.73        $  .68
Net income, diluted..............................         1.76       1.63           .67
Book value per common share outstanding..........       $25.42     $21.41        $19.28
Weighted average shares outstanding for
  basic earnings.................................        151.2      132.3         100.1
Weighted average shares outstanding for
  diluted earnings...............................        185.0      155.9         143.5
Shares outstanding at period-end.................        151.5      151.1         100.1

                                                                  Successor                        Predecessor
                                                      -----------------------------------  -----------------------------
                                                            Years
                                                            ended            Four months   Eight months    Years ended
                                                         December 31,           ended         ended        December 31,
                                                      ----------------       December 31,   August 31,    ---------------
                                                     2005        2004            2003          2003       2002       2001
                                                     ----        ----            ----          ----       ----       ----
                                                              (Amounts in millions,            (Amounts in millions,
                                                              except per share data)           except per share data)
BALANCE SHEET DATA - AT PERIOD END(a)
Total investments................................   $25,041.2   $24,306.3    $22,796.7     $22,018.3  $21,783.7   $25,067.1
Goodwill  .......................................         -           -          952.2          99.4      100.0     3,695.4
Total assets.....................................    31,557.3    30,764.6     29,973.5      28,318.1   46,509.0    61,432.2
Corporate notes payable and commercial paper.....       851.5       768.0      1,300.0           -          -       4,085.0
Liabilities subject to compromise................         -           -            -         6,951.4    4,873.3        -
Total liabilities................................    27,037.5    26,862.4     27,155.9      30,519.5   46,637.9    54,764.7
Company-obligated mandatorily redeemable
     preferred securities of subsidiary trusts...         -           -            -             -      1,921.5     1,914.5
Shareholders' equity (deficit)...................     4,519.8     3,902.2      2,817.6      (2,201.4)  (2,050.4)    4,753.0

STATUTORY DATA(b) - AT PERIOD END
Statutory capital and surplus....................    $1,603.8    $1,510.0     $1,514.1                 $1,064.4    $1,649.8
Asset valuation reserve..........................       142.7       117.0         40.9                     11.6       105.1
Total statutory capital and surplus and asset
     valuation reserve...........................     1,746.5     1,627.0      1,555.0                  1,076.0     1,754.9

---------
(a) Our financial condition and results of operations have been significantly affected during the periods presented by the discontinued finance operations. Please refer to the notes to the consolidated financial statements incorporated by reference in this prospectus.

(b) We have derived the statutory data from statements filed by our insurance subsidiaries with regulatory authorities and have prepared the statutory data in accordance with statutory accounting principles, which vary in certain respects from generally accepted accounting principles.

                                  RISK FACTORS

     Your investment in the debentures will involve risks. Before you decide to purchase any debentures or the common stock issuable upon conversion of the debentures, you should carefully consider the following risk factors and other information contained, or incorporated by reference, in this prospectus.

                         Risks Relating to Our Business

Certain purported class action lawsuits could harm our financial strength and reduce our profitability.

     We are involved in a substantial amount of litigation, including class action lawsuits. Plaintiffs in class action lawsuits against us may seek very large or indeterminate amounts, including treble damages. In the event of an unfavorable outcome in one or more of these matters, the ultimate liability may be in excess of liabilities we have established and could have a material adverse effect on our business, financial condition, results of operations and cash flows.

     The Company and certain subsidiaries, including principally Conseco Life Insurance Company, have been named as defendants in multiple purported class actions and individual cases alleging, among other things, breach of contract, violation of California Business and Professions Code Section 17200, fraud and misrepresentation regarding a change made in 2003 and 2004 in the way cost of insurance charges and related monthly deductions were calculated for approximately 86,500 life insurance policies. In April 2005, a nationwide class was certified with respect to the breach of contract claim and, in California, a statewide class was certified for injunctive and restitutionary relief pursuant to California Business and Professions Code Section 17200 and breach of the duty of good faith and fair dealing. These claims allege that the change to the calculation of cost of insurance charges allowed us to add $360 million to our balance sheet. They seek, among other things, an injunction that would require the reinstatement of the prior method for calculating monthly cost of insurance charges, and a refund of any additional charges that resulted from the change. In addition, a few state insurance departments are reviewing the change to the calculation of monthly deductions.

     The ultimate outcome of these lawsuits cannot be predicted with certainty. In addition, we and our subsidiaries may become subject to similar litigation in other jurisdictions. Because our insurance subsidiaries were not part of the bankruptcy proceedings of our predecessor company and some of its non-insurance subsidiaries, those proceedings did not discharge any claims asserted in litigation against our insurance subsidiaries.

The 2002 bankruptcy of our predecessor company and some of its subsidiaries disrupted our operations and damaged the "Conseco" brand. As a result, we may experience lower sales, increased agent attrition and policyholder lapses and redemptions, than we experienced prior to our bankruptcy.

     The filing of bankruptcy petitions by our predecessor company and some of its non-insurance subsidiaries in December 2002 caused significant disruptions to our predecessor's operations. We believe that adverse publicity in national and local media outlets concerning our predecessor's bankruptcy and its disputes with former members of management caused sales of our insurance products to decline and policyholder lapses and redemptions to increase. For example, withdrawals from annuities and other investment-type products exceeded deposits by $77.2 million, $147.4 million and $615.4 million during the years ended December 31, 2005, 2004 and 2003, respectively. Supplemental health premiums collected by our Conseco Insurance Group segment decreased to $661.5 million in 2005 compared to $729.6 million in 2004.

     We also experienced increased agent attrition, which, in some cases, led us to increase agents' commissions or sales incentives in order to retain agents. For example, the number of producing agents and sales managers selling products through the Conseco Insurance Group segment decreased by approximately 34 percent to 6,000 at December 31, 2005, compared to December 31, 2003. The number of career agents selling products through the Bankers Life segment remained at approximately 4,600 throughout 2004 and increased to 4,800 in 2005.

     While we cannot precisely quantify the damage to the Conseco brand caused by the negative publicity of our predecessor's distressed financial condition, we believe these events contributed significantly to the trends indicated above. Our successful emergence from bankruptcy in 2003 and capital restructuring in 2004 and 2005 have begun to reverse some of these trends; however, we do not expect our sales to return to pre-bankruptcy levels in the near-term.

A failure to improve the financial strength ratings of our insurance subsidiaries could cause us to experience decreased sales, increased agent attrition and increased policyholder lapses and redemptions.

     An important competitive factor for our insurance subsidiaries is the ratings they receive from nationally recognized rating organizations. Agents, insurance brokers and marketing companies who market our products, and prospective policyholders view ratings as an important factor in evaluating an insurer's products. This is especially true for annuity, interest-sensitive life insurance and long-term care products. Our insurance companies' financial strength ratings were downgraded by all of the major rating agencies beginning in July 2002 in connection with the financial distress that ultimately led to our predecessor company's bankruptcy. This ratings decline caused decreased sales of our insurance products, increased policyholder redemptions and lapses and increased agent attrition, which, in turn, negatively impacted our financial results. The financial strength ratings of our primary insurance subsidiaries (other than Conseco Senior) were upgraded in: (i) March 2006 by Moody's; (ii) the second quarter of 2004 by A.M. Best, S&P and Moody's; and (iii) again in the third quarter of 2004 by Moody's. The current financial strength ratings of our primary insurance subsidiaries (other than Conseco Senior) from A.M. Best, S&P and Moody's are "B++ (Very Good)," "BB+" and "Baa3," respectively. The ratings of Conseco Senior from A.M. Best, S&P and Moody's are "B (Fair)," "CCC" and "Caa1," respectively. The "B++" rating and the "B" rating from A.M. Best are the fifth and seventh highest, respectively, of sixteen possible ratings. The "BB+" rating and the "CCC" rating from S&P are the eleventh and eighteenth highest, respectively, of twenty-one possible ratings. The "Baa3" rating and the "Caa1" rating from Moody's are the tenth and seventeenth highest of twenty-one possible ratings. While our subsidiaries have recently been assigned positive ratings outlooks by these agencies, most of our competitors have higher financial strength ratings and, to be competitive, we believe it is critical to achieve improved ratings.

     If we fail to achieve and maintain an "A" category rating from A.M. Best, we may experience declining sales of our insurance products, defections of our independent and career sales force, and increased policies being redeemed or allowed to lapse. These events would adversely affect our financial results, which could then lead to ratings downgrades.

Our results of operations may be negatively impacted if we are unable to achieve the goals of our initiatives to restructure our principal insurance businesses or if our planned conversions result in valuation differences.

     Our Conseco Insurance Group segment has experienced decreases in premium revenues and new annualized premiums in recent years as well as expense levels that exceed product pricing expense assumptions. We have implemented several initiatives to improve operating results, including: (i) focusing sales efforts on higher margin products; (ii) reducing operating expenses by eliminating or reducing marketing costs of certain products; (iii) streamlining administrative procedures and reducing personnel; and (iv) increasing retention rates on our more profitable blocks of inforce business. Our efforts to stabilize the profitability of the long-term care block of business in run-off sold through independent agents include premium rate increases, improved claim adjudication procedures and other actions. Many of our initiatives address issues resulting from the substantial number of acquisitions of our predecessor. Between 1982 and 1997, our predecessor completed 19 transactions involving the acquisitions of 44 separate insurance companies. Our efforts involve improvements to our policy administration procedures and significant systems conversions, such as the elimination of duplicate processing systems for similar business. These initiatives may result in unforeseen expenses, complications or delays, and may be inadequate to address all issues. In addition, changes to our claim adjudication procedures have resulted in increased complaints from our policyholders and, in some cases, have resulted in inquiries from state regulators. Some of these initiatives have only recently begun to be executed, and may not ultimately be successfully completed. While our future operating performance depends greatly on the success of these efforts, even if we successfully implement these measures, they alone may not sufficiently improve our results of operations.

     Conversions to new systems can result in valuation differences between the prior system and the new system. We have recognized such differences in the past. During the fourth quarter of 2005, our conversion to a seriatim-based valuation system to determine reserves for the long-term care block of business in run-off resulted in decreases to insurance liabilities of approximately $38 million. Our planned conversions could result in such valuation adjustments, and there can be no assurance that these adjustments will not have a material adverse effect on future earnings.

The results of operations of our insurance business will decline if our premium rates are not adequate or if we are unable to obtain regulatory approval to increase rates.

     We set the premium rates on our health insurance policies based on facts and circumstances known at the time we issue the policies and on assumptions about numerous variables, including the actuarial probability of a policyholder incurring a claim, the probable size of the claim, maintenance costs to administer the policies and the interest rate earned on our investment of premiums. In setting premium rates, we consider historical claims information, industry statistics, the rates of our competitors and other factors, but we cannot predict with certainty the future actual claims on our products. If our actual claims experience proves to be less favorable than we assumed and we are unable to raise our premium rates, our financial results may be adversely affected.

     We review the adequacy of our premium rates regularly and file proposed rate increases on our products when we believe existing premium rates are too low. It is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or from future requests. If we are unable to raise our premium rates because we fail to obtain approval in one or more states, our net income may decrease. Moreover, in some instances, our ability to exit unprofitable lines of business is limited by the guaranteed renewal feature of the policy. Due to this feature, we cannot exit such business without regulatory approval, and accordingly, we may be required to continue to service those products at a loss for an extended period of time. Most of our long-term care business is guaranteed renewable, and, if necessary rate increases were not approved, we would be required to recognize a loss and establish a premium deficiency reserve. During 2005, the financial statements of our subsidiary, Washington National Insurance Company, prepared in accordance with statutory accounting practices prescribed or permitted by regulatory authorities reflected the establishment of a premium deficiency reserve of approximately $40 million related to a block of long-term care policies. Due to increases to insurance liabilities at the fresh-start date, we were not required to recognize a similar premium deficiency reserve in our consolidated financial statements prepared in accordance with generally accepted accounting principles.

     If, however, we are successful in obtaining regulatory approval to raise premium rates, the increased premium rates may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse. This could result in a significantly higher ratio of claim costs to premiums if healthier policyholders who get coverage elsewhere allow their policies to lapse, while policies of less healthy policyholders continue inforce. This would reduce our premium income and profitability in future periods.

     Most of our supplemental health policies allow us to increase premium rates when warranted by our actual claims experience. These rate increases must be approved by the applicable state insurance departments, and we are required to submit actuarial claims data to support the need for such rate increases. The re-rate application and approval process on supplemental health products is a normal recurring part of our business operations and reasonable rate increases are typically approved by the state departments as long as they are supported by actual claims experience and are not unusually large in either dollar amount or percentage increase. For policy types on which rate increases are a normal recurring event, our estimates of insurance liabilities assume we will be able to raise rates if the blocks warrant such increases in the future.

     The benefit ratio for our long-term care products included in the other business in run-off segment has increased in recent periods and was 100 percent during 2005. We will have to raise rates or take other actions with respect to some of these policies or our financial results will be adversely affected. During 2005, 2004 and 2003, we received approvals (excluding rate increases permitted in accordance with the Florida orders described in the following paragraph) for rate increases totaling $6 million, $48 million and $37 million, respectively, relating to this long-term care business, which had approximately $350 million of collected premiums in 2005.

     On home health care policies issued in some areas of Florida and other states, payments made for the benefit of policyholders have exceeded premiums received by a significant margin. Substantially all of these policies were issued through independent agents by certain of our subsidiaries prior to their acquisitions by us in 1996 and 1997. On April 20, 2004, the Florida Office of Insurance Regulation issued an order to our subsidiary, Conseco Senior, which affects approximately 12,600 home health care policies issued in Florida by Conseco Senior and its predecessor companies. On July 1, 2004, the Florida Office of Insurance Regulation issued a similar order impacting approximately 4,800 home health care policies issued in Florida by one of our other insurance subsidiaries, Washington National Insurance Company and its predecessor companies ("Washington National"). Pursuant to the orders, Conseco Senior and Washington National were required to offer the following three alternatives to holders of these policies:

     o retention of their current policy with a rate increase of 50 percent in the first year and actuarially justified increases in subsequent years;

     o receipt of a replacement policy with reduced benefits and a rate increase in the first year of 25 percent and no more than 15 percent in subsequent years; and

     o receipt of a paid up policy, allowing the holder to file future claims up to 100 percent of the amount of premiums paid since the inception of the policy.

We began to implement premium adjustments with respect to policyholder elections in the fourth quarter of 2005.

     The orders also require Conseco Senior and Washington National to pursue a similar course of action with respect to approximately 24,000 home health care policies issued in other states, subject to consideration and approval by other state insurance departments. If we are unsuccessful in obtaining rate increases or other forms of relief in other states, or if the policy changes approved by the Florida Office of Insurance Regulation prove inadequate, our future results of operations could be adversely affected.

     We are also seeking rate increases on approximately 65 percent of the total long-term care inforce block in the Bankers Life segment. As a result of higher persistency in this block and lower interest rates than assumed in the original pricing, the current premium rates are too low. This process is proceeding according to plan and, to date, we have already received approval for approximately 70 percent of the total dollar amount of our requested increases. However, it is possible that we will not be able to obtain approval for premium rate increases from currently pending requests or future requests. If we are unable to obtain these rate increases, the profitability of these policies and the performance of this block of business could be adversely affected. In addition, such rate increases may reduce the volume of our new sales and cause existing policyholders to allow their policies to lapse, resulting in reduced profitability.

The limited historical claims experience on our long-term care products could negatively impact our operations if our estimates prove wrong and we have not adequately set premium rates.

     In setting premium rates, we consider historical claims information and other factors, but we cannot predict future claims with certainty. This is particularly applicable to our long-term care insurance products, for which we have relatively limited historical claims experience. Long-term care products tend to have fewer claims than other health products such as Medicare supplement, but when claims are incurred, they tend to be much higher in dollar amount. Also, long-term care products have a much longer tail, meaning that claims are incurred much later in the life of the policy than most other supplemental health products. As a result of these traits, it is difficult to appropriately price this product.

     Our Bankers Life segment has offered long-term care insurance since 1985. Bankers Life's claims experience on its long-term care blocks has generally been lower than its pricing expectations. However, the lapses on these policies have been lower than our pricing expectations and this may result in higher benefit ratios in the future.

     The long-term care insurance businesses included in the other business in run-off segment were acquired through acquisitions completed in 1996 and 1997. The majority of such business was written between 1990 and 1997. The experience on these acquired blocks has generally been worse than the acquired companies' original pricing expectations. We have received necessary regulatory approvals for numerous premium rate increases in recent years pertaining to these blocks. Even with these rate increases, these blocks experienced benefit ratios of 100 percent in 2005, 103 percent in 2004, 103 percent in the four months ended December 31, 2003 and 170 percent in the eight months ended August 31, 2003. If future claims experience proves to be worse than anticipated as our long-term care blocks continue to age, our financial results could be adversely affected. In addition, such rate increases may cause existing policyholders to allow their policies to lapse, resulting in reduced profitability.

Our reserves for future insurance policy benefits and claims may prove to be inadequate, requiring us to increase liabilities and resulting in reduced net income and shareholders' equity.

     We calculate and maintain reserves for the estimated future payment of claims to our policyholders primarily based on assumptions made by our actuaries. For our life insurance business, our limit of risk retention for each policy is generally $.8 million or less because amounts above $.8 million are ceded to reinsurers. For our health insurance business, we establish an active life reserve, a liability for due and unpaid claims, claims in the course of settlement, and incurred but not reported claims, and a reserve for the present value of amounts on incurred claims not yet due. We establish reserves based on assumptions and estimates of factors either established at the fresh-start date for business inforce then or considered when we set premium rates for business written after that date.

     Many factors can affect these reserves and liabilities, such as economic and social conditions, inflation, hospital and pharmaceutical costs, regulatory actions, changes in doctrines of legal liability and extra-contractual damage awards. Therefore, the reserves and liabilities we establish are necessarily based on estimates, assumptions and prior years' statistics. It is possible that actual claims will materially exceed our reserves and have a material adverse effect on our results of operations and financial condition. We have incurred significant losses beyond our estimates as a result of actual claim costs and persistency of our long-term care business included in the other business in run-off segment. For example, we increased claim reserves by $85 million during the eight months ended August 31, 2003, as a result of adverse developments and changes in our estimates of ultimate claims for these products. We completed a new claims cost study and developed new continuance tables based on our recent experience which were used to estimate claim reserves at December 31, 2005, resulting in an increase to insurance liabilities of $40 million. Our financial performance depends significantly upon the extent to which our actual claims experience and future expenses are consistent with the assumptions we used in setting our reserves. If our assumptions with respect to future claims are incorrect, and our reserves prove to be insufficient to cover our actual losses and expenses, we would be required to increase our liabilities, and our financial results could be adversely affected.

Our ability to meet our obligations may be constrained by our subsidiaries' ability to distribute cash to us.

     Conseco, Inc. and CDOC, Inc., our wholly owned subsidiary and a guarantor under our secured credit agreement (the "Amended Credit Facility"), are holding companies with no business operations of their own. As a result, they depend on their operating subsidiaries for cash to make principal and interest payments on debt and to pay fees for services provided pursuant to service agreements and income taxes. The cash they receive from insurance subsidiaries consists of dividends and distributions, principal and interest payments on surplus debentures, fees for services, tax-sharing payments, and from our non-insurance subsidiaries, loans and advances. A deterioration in the financial condition, earnings or cash flow of the significant subsidiaries of us or CDOC for any reason could limit their ability to pay cash dividends or other disbursements to us and CDOC. In addition, we may need to contribute additional capital to improve the risk-based capital ratios of certain insurance subsidiaries and this could affect the ability of our top tier insurance subsidiary to pay dividends. Accordingly, this would limit the ability of CDOC and us to meet debt service requirements and satisfy other financial obligations.

     Insurance regulators may prohibit the payment of dividends or other payments by our insurance subsidiaries to parent companies if they determine that such payment could be adverse to our policyholders or contract holders. Otherwise, the ability of our insurance subsidiaries to pay dividends is subject to state insurance department regulations. Insurance regulations generally permit dividends to be paid from statutory earned surplus of the insurance company without regulatory approval for any 12-month period in amounts equal to the greater of (or in a few states, the lesser of): (i) statutory net gain from operations or statutory net income for the prior year; or (ii) 10 percent of statutory capital and surplus as of the end of the preceding year. Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. All of the dividends we plan to have our insurance subsidiaries pay in 2006 will require regulatory approval.

     In accordance with an order from the Florida Office of Insurance Regulation, Conseco Senior may not distribute funds to any affiliate or shareholder unless such distributions have been approved by the Florida Office of Insurance Regulation. In addition, the risk-based capital and other capital requirements described below can also limit, in certain circumstances, the ability of our insurance subsidiaries to pay dividends.

     Certain states have established minimum capital requirements for insurance companies licensed to do business in their state. These additional requirements generally have not had a significant impact on the Company's insurance subsidiaries, but the capital requirements in Florida have caused Conseco Health Insurance Company to maintain a higher level of capital and surplus than it would otherwise maintain and have thus limited its ability to pay dividends.

     In addition, we may need to contribute additional capital to strengthen the surplus of certain insurance subsidiaries and this could affect the ability of our top tier insurance subsidiary to pay dividends. The ability of our insurance subsidiaries to pay dividends is also impacted by various criteria established by rating agencies for higher ratings. During 2005, we made capital contributions of $160.5 million to one of our insurance subsidiaries (Bankers Life & Casualty Company) in an effort to meet such criteria.

     The following table sets forth the aggregate amount of dividends and other distributions that our insurance subsidiaries paid to us in each of the last two fiscal years (dollars in millions):

                                                                                     Years ended December 31,
                                                                                     ------------------------
                                                                                       2005           2004
                                                                                       ----           ----
       Dividends...................................................................   $  -           $ 45.8
       Surplus debenture interest, which for 2004 included $148.0 million
         related to prior years....................................................     54.8          192.1
       Fees for services provided pursuant to service agreements...................     90.8           91.0
       Tax sharing payments (refunds)..............................................      1.1          (32.0)
                                                                                      ------         ------

         Total paid................................................................   $146.7         $296.9
                                                                                      ======         ======

Our Amended Credit Facility contains various restrictive covenants and required financial ratios that limit our operating flexibility.

     As of December 31, 2005, we had $524.6 million principal amount of debt outstanding under our Amended Credit Facility. The Amended Credit Facility imposes a number of covenants and financial ratios as defined in the Amended Credit Facility that we must meet or maintain, including: (i) a debt to total capitalization ratio; (ii) an interest coverage ratio; (iii) an aggregate risk-based capital ratio; and (iv) a combined statutory capital and surplus level. At December 31, 2005, we were in compliance with all of the Amended Credit Facility's covenants and financial ratios. Although our forecasts indicate we will meet and/or maintain all of the Amended Credit Facility's covenants and financial ratios, our ability to do so may be affected by events beyond our control.

     Our Amended Credit Facility also imposes restrictions that limit our flexibility to plan for and react to changes in the economy and industry, thereby increasing our vulnerability to adverse economic and industry conditions. These restrictions include limitations on our ability to: (i) incur additional indebtedness; (ii) transfer or sell assets; (iii) enter into mergers or other business combinations; (iv) pay cash dividends or repurchase stock; and
(v) make investments and capital expenditures.

     S&P has assigned a "BB- (Marginal)" rating on our senior secured debt. In S&P's view, an obligation rated "BB-" is less vulnerable to nonpayment than other speculative issues, but faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor's inadequate capacity to meet its financial commitment on the obligation. S&P has a total of twenty-two separate categories rating senior debt, ranging from "AAA (Extremely Strong)" to "D (Payment Default)." A "BB-" rating is the thirteenth highest rating. In March 2006, Moody's upgraded our senior secured debt rating to "Ba3" from "B2" with a positive outlook. In Moody's view, an obligation rated "Ba" is judged to have speculative elements and its future can not be considered as being well-assured. The protection of interest and principal payments may be very moderate, and thereby not well-safeguarded during both good and bad times over the future. Moody's has a total of twenty-one separate categories in which to rate senior debt, ranging from "Aaa (Exceptional)" to "C (Lowest Rated)." A "Ba3" rating is the thirteenth highest rating. If we were to require additional capital, either to refinance our existing indebtedness or to help fund future growth, our current senior debt ratings could restrict our access to such capital. A positive outlook by Moody's is an opinion regarding the likely direction of a rating over the medium term.

Our net income and revenues will suffer if policyholder surrender levels differ significantly from our assumptions.

     Surrenders of our annuities and life insurance products can result in losses and decreased revenues if surrender levels differ significantly from assumed levels. At December 31, 2005, approximately 17 percent of our total insurance liabilities, or approximately $4.3 billion, could be surrendered by the policyholder without penalty. The surrender charges that are imposed on our fixed rate annuities typically decline during a penalty period, which ranges from five to twelve years after the date the policy is issued. Surrenders and redemptions could require us to dispose of assets earlier than we had planned, possibly at a loss. Moreover, surrenders and redemptions require faster amortization of either the acquisition costs or the commissions associated with the original sale of a product, thus reducing our net income. We believe policyholders are generally more likely to surrender their policies if they believe the issuer is having financial difficulties, or if they are able to reinvest the policy's value at a higher rate of return in an alternative insurance or investment product.

Federal and state legislation could adversely affect the financial performance of our insurance operations.

     During recent years, the health insurance industry has experienced substantial changes, including those caused by healthcare legislation. Recent federal and state legislation and pending legislative proposals concerning healthcare reform contain features that could severely limit, or eliminate, our ability to vary pricing terms or apply medical underwriting standards to individuals, thereby potentially increasing our benefit ratios and adversely impacting our financial results. In particular, Medicare reform could affect our ability to price or sell our products or profitably maintain our blocks in force. For example, the Medicare Advantage program provides incentives for health plans to offer managed care plans to seniors. The growth of managed care plans under this program could decrease sales of the traditional Medicare supplement products we sell.

     Proposals currently pending in Congress and some state legislatures may also affect our financial results. These proposals include the implementation of minimum consumer protection standards in all long-term care policies, including: guaranteed premium rates; protection against inflation; limitations on waiting periods for pre-existing conditions; setting standards for sales practices for long-term care insurance; and guaranteed consumer access to information about insurers, including information regarding lapse and replacement rates for policies and the percentage of claims denied. Enactment of any proposal that would limit the amount we can charge for our products, such as guaranteed premium rates, or that would increase the benefits we must pay, such as limitations on waiting periods, or that would otherwise increase the costs of our business, could adversely affect our financial results.

Tax law changes could adversely affect our insurance product sales and profitability.

     We sell deferred annuities and some forms of life insurance that are attractive, in part, because policyholders generally are not subject to United States Federal income tax on increases in policy values until some form of distribution is made. Recently, Congress enacted legislation to lower marginal tax rates, to reduce the federal estate tax gradually over a ten-year period (with total elimination of the federal estate tax in 2010) and to increase contributions that may be made to individual retirement accounts and 401(k) accounts. While these tax law changes will expire at the beginning of 2011 absent future congressional action, they could in the interim diminish the appeal of our annuity and life insurance products because the benefit of tax deferral is lessened when tax rates are lower and because fewer people may purchase these products when they can contribute more to individual retirement accounts and 401(k) accounts. Additionally, Congress has considered, from time to time, other possible changes to U.S. tax laws, including elimination of the tax deferral on the accretion of value within certain annuities and life insurance products. Such a change would make these products less attractive to prospective purchasers and therefore would likely cause our sales of these products to decline.

Our investment portfolio is subject to several risks that may diminish the value of our invested assets and negatively impact our profitability.

     The value of our investment portfolio is subject to numerous factors, which are difficult to predict, and are often beyond our control. These factors include, but are not limited to, the following:

     o Changes in interest rates can reduce the value of our investments as further discussed in the risk factor entitled "Changing interest rates may adversely affect our results of operations".

     o The ability of issuers to make timely repayments on actively managed fixed maturity investments can reduce the value of our investments. This risk is significantly greater with respect to below-investment grade securities, which comprised 4.4 percent of our actively managed fixed maturity investments as of December 31, 2005. Prior to our emergence from bankruptcy, our predecessor recognized substantial credit-related investment losses when a number of large, highly leveraged issuers experienced significant financial difficulties. For example, we recognized other-than-temporary declines in value on several of our investments, including K-Mart Corp., Amerco, Inc., Global Crossing, MCI Communications, Mississippi Chemical Corporation, United Airlines and Worldcom, Inc. We have recorded writedowns of fixed maturity investments, equity securities and other invested assets as a result of conditions which caused us to conclude a decline in the fair value of the investment was other than temporary as follows: $14.7 million in 2005; $18.1 million in 2004; $9.6 million in the four months ended December 31, 2003; and $51.3 million in the eight months ended August 31, 2003.

     In order to manage our exposure to credit losses, we have taken a number of specific steps, including:

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
     o reducing the percentage of below-investment grade fixed maturity investments from 5.9 percent at December 31, 2001, to 4.4 percent at December 31, 2005;

     o implementing conservative portfolio compliance guidelines which generally limit our exposure to single issuer risks; and

     o expanding our portfolio reporting procedures to proactively identify changes in value related to credit risk in a more timely manner.

     Our structured security investments, which comprised 28 percent of our actively managed fixed maturity investments at December 31, 2005, are subject to risks relating to variable prepayment and default on the assets underlying such securities, such as mortgage loans. When structured securities prepay faster than expected, investment income may be adversely affected due to the acceleration of the amortization of purchase premiums or the inability to reinvest at comparable yields in lower interest rate environments.

     In the event of substantial product surrenders or policy claims, we may be required to maintain highly liquid, and therefore lower-yielding, assets, or to sell assets at a loss, thereby eroding the performance of our portfolio.

     Because a substantial portion of our net income is derived from returns on our investment portfolio, significant losses in the portfolio may have a direct and materially adverse impact on our results of operations. In addition, losses on our investment portfolio could reduce the investment returns that we are able to credit to our customers of certain products, thereby impacting our sales and eroding our financial performance.

Changing interest rates may adversely affect our results of operations.

     Our profitability is directly affected by fluctuating interest rates. While we monitor the interest rate environment and have previously employed hedging strategies to mitigate such impact, our financial results could be adversely affected by changes in interest rates. Our spread-based insurance and annuity business is subject to several inherent risks arising from movements in interest rates, especially if we fail to anticipate or respond to such movements. First, interest rate changes can cause compression of our net spread between interest earned on investments and interest credited to customer deposits. Our ability to adjust for such a compression is limited by the guaranteed minimum rates that we must credit to policyholders on certain products, as well as the terms on most of our other products that limit reductions in the crediting rates to pre-established intervals. As of December 31, 2005, approximately 41 percent of our insurance liabilities were subject to interest rates that may be reset annually; 46 percent had a fixed explicit interest rate for the duration of the contract; 9 percent had credited rates that approximate the income we earn; and the remainder had no explicit interest rates. Second, if interest rate changes produce an unanticipated increase in surrenders of our spread-based products, we may be forced to sell invested assets at a loss in order to fund such surrenders. Third, the profits from many non-spread-based insurance products, such as long-term care policies, can be adversely affected when interest rates decline because we may be unable to reinvest the cash from premiums received at the interest rates anticipated when we sold the policies. Finally, changes in interest rates can have significant effects on the performance of our structured securities portfolio, including collateralized mortgage obligations, as a result of changes in the prepayment rate of the loans underlying such securities. We follow asset/liability strategies that are designed to mitigate the effects of interest rate changes on our profitability but do not currently employ derivative instruments for this purpose. We may not be successful in implementing these strategies and achieving adequate investment spreads.

     We use computer models to simulate our cash flows expected from existing business under various interest rate scenarios. These simulations help us measure the potential gain or loss in fair value of our interest-sensitive financial instruments. With such estimates, we seek to manage the relationship between the duration of our assets and the expected duration of our liabilities. When the estimated durations of assets and liabilities are similar, exposure to interest rate risk is minimized because a change in the value of assets should be largely offset by a change in the value of liabilities. At December 31, 2005, the duration of our fixed maturity investments (as modified to reflect prepayments and potential calls) was approximately 6.6 years, and the duration of our insurance liabilities was approximately 7.3 years. We estimate that our fixed maturity securities and short-term investments, net of corresponding changes in insurance acquisition costs, would decline in fair value by approximately $685 million if interest rates were to increase by 10 percent from rates as of December 31, 2005. This compares to a decline in fair value of $630 million based on amounts and rates at December 31, 2004. The calculations involved in our computer simulations incorporate numerous assumptions, require significant estimates and assume an immediate change in interest rates without any management reaction to such change. Consequently, potential changes in the values of our financial instruments indicated by the simulations will likely be different from the actual changes experienced under given interest rate scenarios, and the differences may be material. Because we actively manage our investments and liabilities, our net exposure to interest rates can vary over time.

Volatility in the securities markets, and other economic factors, may adversely affect our business, particularly our sales of certain life insurance products and annuities.

     Fluctuations in the securities markets and other economic factors may adversely affect sales and/or policy surrenders of our annuities and life insurance policies. For example, volatility in the equity markets may deter potential purchasers from investing in equity-indexed annuities and may cause current policyholders to surrender their policies for the cash value or to reduce their investments. In addition, significant or unusual volatility in the general level of interest rates could negatively impact sales and/or lapse rates on certain types of insurance products.

We face risk with respect to our reinsurance agreements.

     We transfer exposure to certain risks to others through reinsurance arrangements. Under these arrangements, other insurers assume a portion of our losses and expenses associated with reported and unreported claims in exchange for a portion of policy premiums. The availability, amount and cost of reinsurance depend on general market conditions and may vary significantly. As of December 31, 2005, our reinsurance receivables totaled $887.5 million. Our ceded life insurance inforce totaled $18.0 billion. Our eight largest reinsurers accounted for 86 percent of our ceded life insurance inforce. We face credit risk with respect to reinsurance. When we obtain reinsurance, we are still liable for those transferred risks if the reinsurer cannot meet its obligations. Therefore, the inability of our reinsurers to meet their financial obligations may require us to increase liabilities, thereby reducing our net income and shareholders' equity.

Our business is subject to extensive regulation, which limits our operating flexibility and could result in our insurance subsidiaries being placed under regulatory control or otherwise negatively impact our financial results.

     Our insurance business is subject to extensive regulation and supervision in the jurisdictions in which we operate. Our insurance subsidiaries are subject to state insurance laws that establish supervisory agencies. Such agencies have broad administrative powers including: granting and revoking licenses to transact business; regulating sales and other practices; approving premium rate increases; licensing agents; approving policy forms; setting reserve and solvency requirements; determining the form and content of required statutory financial statements; limiting dividends; and prescribing the type and amount of investments insurers can make. The regulations issued by state insurance agencies can be complex and subject to differing interpretations. If a state insurance regulatory agency determines that one of our insurance company subsidiaries is not in compliance with applicable regulations, the subsidiary is subject to various potential administrative remedies including, without limitation, monetary penalties, restrictions on the subsidiary's ability to do business in that state and a return of a portion of policyholder premiums. In addition, regulatory action or investigations could cause us to suffer significant reputational harm, which could have an adverse effect on our business, financial condition and results of operations.

     During its bankruptcy period and throughout most of 2003, our predecessor operated under heightened scrutiny from state insurance regulators and under certain consent orders, thereby restricting the ability of its insurance subsidiaries to pay dividends or other amounts to any non-insurance company parent without prior approval. Our emergence from bankruptcy in 2003 and the completion of our capital restructuring in 2004 and 2005 reduced the level of scrutiny from our state insurance regulators; however, we cannot be assured that regulators will not seek to assert greater supervision and control over our insurance subsidiaries' businesses and financial affairs in the future. If our financial condition were to deteriorate, we may be required to enter into similar orders in the future.

     Our insurance subsidiaries are also subject to risk-based capital requirements. These requirements were designed to evaluate the adequacy of statutory capital and surplus in relation to investment and insurance risks associated with asset quality, mortality and morbidity, asset and liability matching and other business factors. The requirements are used by states as an early warning tool to discover potential weakly-capitalized companies for the purpose of initiating regulatory action. Generally, if an insurer's risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the magnitude of the deficiency. The 2005 statutory annual statements filed with the state insurance regulators of each of our insurance subsidiaries reflected total adjusted capital in excess of the levels subjecting the subsidiaries to any regulatory action. However, the risk-based capital ratio of Conseco Senior, which has experienced losses on its long-term care business in our other business in run-off segment, was near the level at which it would have been required to submit a comprehensive plan to insurance regulators proposing corrective actions aimed at improving its capital position. We contributed $24.9 million to the capital and surplus of Conseco Senior in 2005.

Our insurance subsidiaries may be required to pay assessments to fund policyholder losses or liabilities and this may negatively impact our financial results.

     The solvency or guaranty laws of most states in which an insurance company does business may require that company to pay assessments up to certain prescribed limits to fund policyholder losses or liabilities of other insurance companies that become insolvent. Insolvencies of insurance companies increase the possibility that these assessments may be required. These assessments may be deferred or forgiven under most guaranty laws if they would threaten an insurer's financial strength and, in certain instances, may be offset against future premium taxes. We cannot estimate the likelihood and amount of future assessments. Although past assessments have not been material, if there were a number of large insolvencies, future assessments could be material and could have a material adverse effect on our operating results and financial position.

Litigation and regulatory investigations are inherent in our business and may harm our financial strength and reduce our profitability.

     Insurance companies historically have been subject to substantial litigation resulting from claims, disputes and other matters. In addition to the traditional policy claims associated with their businesses, insurance companies typically face policyholder suits and class action suits. We also face significant risks related to regulatory investigations and actions. The litigation and regulatory investigations we are, have been, or may become subject to include matters related to sales or underwriting practices, payment of contingent or other sales commissions, claim payments and procedures, product design, product disclosure, administration, additional premium charges for premiums paid on a periodic basis, denial or delay of benefits, charging excessive or impermissible fees on products and recommending unsuitable products to customers. Our pending legal and regulatory actions include matters that are specific to us, as well as matters faced by other insurance companies. State insurance departments focus on sales practices and product issues in their market conduct examinations. Negotiated settlements of class action and other lawsuits have had a material adverse effect on the business, financial condition and results of operations of insurance companies. We are, in the ordinary course of our business, a plaintiff or defendant in actions arising out of our insurance business, including class actions and reinsurance disputes, and, from time to time, we are also involved in various governmental and administrative proceedings and investigations and inquiries such as information requests, subpoenas and books and record examinations, from state, federal and other authorities. The ultimate outcome of these lawsuits and investigations, however, cannot be predicted with certainty. In the event of an unfavorable outcome in one or more of these matters, the ultimate liability may be in excess of liabilities we have established and could have a material adverse effect on our business, financial condition, results of operations or cash flows. We could also suffer significant reputational harm as a result of such litigation, regulatory action or investigation which could have a material adverse effect on our business, financial condition, results of operations or cash flows. Because our insurance subsidiaries were not part of the bankruptcy proceedings of our predecessor company and some of its non-insurance subsidiaries, those proceedings did not result in the discharge of any claims, including claims asserted in litigation, against our insurance subsidiaries.

Competition from companies that have greater market share, higher ratings and greater financial resources may impair our ability to retain existing customers and sales representatives, attract new customers and sales representatives and maintain or improve our financial results.

     The supplemental health insurance, annuity and individual life insurance markets are highly competitive. Competitors include other life and accident and health insurers, commercial banks, thrifts, mutual funds and broker-dealers.

     Our principal competitors vary by product line. Our main competitors for agent sold long-term care insurance products include Genworth Financial, John Hancock Financial Services and MetLife. Our main competitors for agent sold Medicare supplement insurance products include United HealthCare, Blue Cross and Blue Shield Plans, Mutual of Omaha and United American.

     In some of our product lines, such as life insurance and fixed annuities, we have a relatively small market share. Even in some of the lines in which we are one of the top five writers, our market share is relatively small. For example, while our Bankers Life segment ranked fourth in annualized premiums of individual long-term care insurance in 2005 with a market share of approximately 9 percent, the top three writers of individual long-term care insurance had annualized premiums with a combined market share of approximately 54 percent during the period. In addition, while our Bankers Life segment was ranked second in annualized premiums of individual Medicare supplement insurance in 2005 with a market share of approximately 26 percent, the top writer of individual Medicare supplement insurance had annualized premiums with a market share of approximately 38 percent during the period.

     Virtually all of our major competitors have higher financial strength ratings than we do. Many of our competitors are larger companies that have greater capital, technological and marketing resources and have access to capital at a lower cost. Recent industry consolidation, including business combinations among insurance and other financial services companies, has resulted in larger competitors with even greater financial resources. Furthermore, changes in federal law have narrowed the historical separation between banks and insurance companies, enabling traditional banking institutions to enter the insurance and annuity markets and further increase competition. This increased competition may harm our ability to maintain or improve our profitability.

     In addition, because the actual cost of products is unknown when they are sold, we are subject to competitors who may sell a product at a price that does not cover its actual cost. Accordingly, if we do not also lower our prices for similar products, we may lose market share to these competitors. If we lower our prices to maintain market share, our profitability will decline.

     We must attract and retain sales representatives to sell our insurance and annuity products. Strong competition exists among insurance and financial services companies for sales representatives. We compete for sales representatives primarily on the basis of our financial position, financial strength ratings, support services, compensation and product features. Our competitiveness for such agents also depends upon the relationships we develop with these agents. If we are unable to attract and retain sufficient numbers of sales representatives to sell our products, our ability to compete and our revenues and profitability would suffer.

              Risks Related to the Debentures and the Common Stock

The debentures are unsecured and will be effectively subordinated to our secured indebtedness and liabilities of our subsidiaries; future indebtedness could effectively rank senior to the debentures.

     The debentures are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such obligations. As the debentures are not guaranteed by any of our subsidiaries, they are effectively subordinated also to all existing and future liabilities (including insurance liabilities) of our subsidiaries. As of December 31, 2005, the aggregate principal amount of our senior secured indebtedness was $524.6 million, all of it incurred under our senior credit facility, the aggregate amount of liabilities of our subsidiaries was approximately $26 billion, which does not include any intercompany amounts that are eliminated in consolidation, and we had no senior unsecured indebtedness other than the debentures. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the debentures, payment on the debentures could be less, ratably, than on any secured indebtedness. We may not have sufficient assets remaining to pay amounts due on any or all of the debentures then outstanding.

The debentures do not restrict our ability to incur additional debt or to take other actions that could negatively impact holders of the debentures.

     The indenture governing the debentures does not prohibit or limit us from incurring additional indebtedness and other liabilities or from pledging assets to secure such indebtedness and liabilities. In addition, the debentures do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the debentures could have the effect of diminishing our ability to make payments on the debentures when due. In addition, we are not restricted from repurchasing indebtedness or common stock by the terms of the indenture and the debentures. If the initial purchasers exercise their option to purchase additional debentures, or if we issue other debt securities in the future, our debt service obligations will increase.

The debentures are not protected by restrictive covenants, which allows us to engage in transactions that may impair our ability to fulfill our obligations under the debentures.

     Because the indenture contains no covenants or other provisions to afford protection to holders of the debentures in the event of a fundamental change involving us except to the extent described under "Description of the Debentures
--

Adjustment to Conversion Rights Upon a Fundamental Change" and "-- Merger and Sale of Assets," we may engage in transactions that may impair our ability to fulfill our obligations under the debentures. Absent a contractual restriction, we generally have no duty to consider the interests of holders of our debentures in determining whether to engage in such transactions and under what terms.

Our senior credit facility and other future indebtedness may restrict your ability to convert the debentures.

     Your ability to convert the debentures (except in connection with a fundamental change) are subject to the limitations imposed by our senior credit facility and by any limitations in any other indebtedness that we may incur in the future. Our senior credit facility does not permit us to pay cash upon any conversion of the convertible debentures if:

     o there is a default or event of default under our senior credit facility;

     o payment of the cash that would be due upon conversion would prevent us from meeting certain financial ratios as specified in our senior credit facility; or

     o we do not have "sufficient liquidity" (as defined in "Description of the Debentures -- Conversion Rights -- Limitation on Conversion Rights").

     The indenture provides that if, prior to September 30, 2010, we are unable to comply with the conditions described above (or by any limitations in any other indebtedness that we may incur in the future) or during the continuance of a default under our senior credit facility or any future indebtedness, you will not be entitled to convert the debentures (except in connection with a fundamental change). As a result, it is not an event of default under the indenture if our senior credit facility or any future indebtedness prohibits conversion of the debentures prior to September 30, 2010, except those in connection with a fundamental change.

     In addition, the indenture provides that the debentures become convertible upon a change in control. However, the occurrence of a change in control may constitute an event of default under our senior credit facility (and possibly any future credit facility). Accordingly, we may be prohibited from paying cash to holders of debentures following a change in control unless we seek a waiver from our lenders or refinance our senior credit facility in connection with the change in control. If we fail to honor our obligations to the holders of the debentures upon a change in control, that failure may become an event of default under the indenture.

The price of our securities may fluctuate significantly, and you could lose all or part of your investment.

     The market price of the debentures will be directly affected by fluctuations in the market price of our common stock as well as the general level of interest rates and our credit quality. This may result in a significantly greater volatility in the trading value of the debentures than would be expected for nonconvertible debt securities we issue.

     The market price of our common stock could fluctuate significantly for various reasons which include:

     o our quarterly or annual earnings or those of other companies in our industry;

     o the public's reaction to our press releases, our other public announcements and our filings with the SEC;

     o changes in earnings estimates or recommendations by research analysts who track our common stock or the stocks of other companies in our industry;

     o new laws or regulations or new interpretations of laws or regulations applicable to our business;

     o changes in accounting standards, policies, guidance, interpretations or principles;

     o changes in general conditions in the U.S. and global economies or financial markets, including those resulting from war, incidents of terrorism or responses to such events; and

     o    sales of common stock by our directors and executive officers.

     In addition, in recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in the insurance industry. The changes frequently appear to occur without regard to the operating performance of these companies. The price of our common stock could drop materially based upon factors that have little or nothing to do with us.

     In addition to the factors described above, the price of our common stock also could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage activity that we expect to develop involving our common stock as a result of the issuance of the debentures. The hedging or arbitrage could, in turn, affect the trading prices of the debentures.

     We emerged from bankruptcy, and our common stock was approved for listing on the New York Stock Exchange, on September 10, 2003. Accordingly, there has been a limited trading history in our common stock and an active and liquid market may not continue in shares of our common stock. The liquidity of the market for shares of our common stock and the prices at which our stock trades will depend upon the amount outstanding, the number of holders thereof, the interest of securities dealers in maintaining a market in the securities and other factors beyond our control. Consequently, you bear the risk that the value of your investment in the debentures will be negatively impacted if shares of our common stock do not trade at prices equal to or greater than the value of such common stock on the date you purchased the debentures due to a lack of liquidity of our common stock or other factors.

Because an active trading market for the debentures may not develop and there are restrictions on resale of the debentures, you may not be able to sell your debentures. You should therefore be prepared to hold the debentures until a repurchase date, unless you are able to convert them into cash and shares of our common stock.

     The debentures constitute a new issue of securities for which there is no established trading market. Because the debentures will not be listed on a national securities exchange or quoted on The Nasdaq National Market, we cannot assure you that an active trading market for the debentures will develop. If an active trading market for the debentures does not develop, or if one develops but is not maintained, you may experience difficulty in reselling, or an inability to sell, the debentures and the trading price of the debentures could fall. If an active trading market were to develop, the debentures could trade at prices that may be lower than the initial offering price of the debentures. Whether or not the debentures will trade at lower prices depends on many factors, including:

     o    prevailing interest rates and the markets for similar securities;

     o    the price of our common stock;

     o    general economic conditions; and

     o our financial condition, historic financial performance and future prospects.

     You may require us to repurchase your debentures on September 30, 2010, 2015, 2020, 2025 and 2030, each of which we refer to as a "repurchase date." See "Description of the Debentures -- Repurchase Rights." If a trading market does not develop, you may be required to hold the debentures until a repurchase date, unless you are able to convert them into cash and shares of our common stock.

The market price of our common stock could be affected by the substantial number of shares that are eligible for future sale, which could decrease the value of your investment.

     As of December 31, 2005, we had 152.8 million shares of common stock outstanding, including 1.3 million shares of restricted common stock issued but not yet vested under our 2003 Long-Term Equity Incentive Plan but excluding 45.7 million shares reserved for issuance pursuant to our stock plans and upon conversion of our class B preferred stock or exercise of our series A warrants. In addition, in the event that we are unable to pay all accumulated dividends on our shares of class B preferred stock in cash on the mandatory conversion date pursuant to the terms thereof, we are obligated to deliver additional shares of our common stock in respect of such unpaid dividends. See "Description of Capital Stock -- Class B Mandatorily Convertible Preferred Stock." Your ability to profit from converting the debentures will be adversely affected if future sales or issuances of common stock, including those due to conversions by others of their debentures, decrease our common stock price. In addition, the existence of the debentures, the mandatorily convertible preferred stock, the warrants and the stock plans may encourage short selling by market participants because the issuance of shares of common stock pursuant to the terms of those securities or plans could depress the price of our common stock.

     In addition, our board of directors is authorized to issue additional series of shares of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue cumulative preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of the debentures.

     We are not restricted from issuing additional common stock during the life of the debentures.

The parity share number may not be adjusted for all dilutive events.

     The parity share number is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of rights or warrants, subdivisions, stock splits and combinations, distributions of indebtedness, securities or assets, spin-offs, certain cash dividends or distributions, certain tender or exchange offers and certain repurchases as described under "Description of the Debentures -- Anti-Dilution Adjustments." The parity share number will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the debentures or our common stock. We cannot assure you that an event that adversely affects the value of the debentures, but does not result in an adjustment to the parity share number, will not occur.

The conditional conversion features of the debentures could result in your receiving less than the value of the common stock into which a debenture would otherwise be convertible.

     Until September 30, 2034, the debentures are convertible only if specified conditions are met as described under "Description of the Debentures -- Conversion Rights." In addition, prior to September 30, 2010, your ability to convert the debentures (except in connection with a fundamental change) will be subject to the limitations imposed by our amended credit facility and by any limitations in any other indebtedness we may incur in the future. See "Description of the Debentures -- Conversion Rights -- Limitations on Conversion Rights." During these periods, if the specific conditions for conversion are not met, you will not be able to convert your debentures and you may not be able to receive the value you would otherwise receive upon conversion.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

     If you hold the debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock, to the extent you receive such stock upon conversion. You will only be entitled to rights of the common stock if and when we deliver shares of common stock to you upon conversion of your debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining shareholders of record entitled to vote on the amendment occurs prior to your conversion of debentures, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock or other classes of capital stock.

The adjustment to the capped anti-dilution multiplier upon the occurrence of certain change-in-control events may not adequately compensate you for the lost option time value of your debentures as a result of such change in control event.

     If a change in control occurs on or prior to September 30, 2010, we may adjust the capped anti-dilution multiplier (and, consequently, the parity share number) to increase the number of shares issuable upon conversion of your debentures. The number of additional shares, if any, to be issued will be determined based on the date on which the change in control becomes effective and the price paid per share of our common stock in connection with the change in control, as described under "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change -- Adjustment to Capped Anti-Dilution Multiplier." Although this adjustment is designed to compensate you for the lost option value of your debentures as a result of a change in control, the adjustment is only an approximation of what your lost option value will actually be based upon past assumptions and may not adequately compensate you for your actual loss. In addition, if the price paid per share of our common stock in the change in control is less than $20.91 or more than $120.00, there will be no such adjustment.

Some significant restructuring transactions may not constitute a fundamental change, in which case your debentures would not become convertible as a result of such events.

     Upon the occurrence of a fundamental change, you have the right to convert your debentures. However, the fundamental change provisions of the indenture will not afford protection to holders of the debentures in the event of certain transactions. For example, transactions such as leveraged recapitalizations, refinancings or restructurings would not constitute a fundamental change allowing you to convert your debentures. In the event of any such transaction (unless the debentures are otherwise convertible as described under "Description of the Debentures -- Conversion Rights"), you would not have the right to convert your debentures, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of the debentures.

Our ability to repurchase your debentures or to pay the cash consideration due upon conversion in connection with a fundamental change or as otherwise required by the terms of the indenture may be limited.

     In specific circumstances, including following a fundamental change, you may require us to convert some or all of your debentures. In addition, you may require us to repurchase your debentures on September 30, 2010, 2015, 2020, 2025 and 2030. We may not have sufficient financial resources at such time or be able to arrange financing to repurchase your debentures or to pay the cash consideration due to you upon conversion. Our ability to repurchase your debentures or to pay the cash consideration due to you upon conversion of the debentures in such events may be limited by law, by our senior credit facility and by any limitations we may have in any other credit facilities or indebtedness we may incur in the future. We may be required to refinance such indebtedness in order to make such payments. In addition, we may not have the financial ability to repurchase your debentures or to pay the cash consideration due upon conversion of the debentures if the indebtedness incurred under our senior credit facility (or any replacement credit facility) is accelerated.

You should consider the U.S. federal income tax consequences of owning debentures.

     We and each holder agree in the indenture to treat the debentures as "contingent payment debt instruments" subject to the contingent payment debt regulations and, for purposes of those regulations, to treat the fair market value of any shares of common stock delivered upon any conversion of the debentures as a contingent payment. As a result, you will be required to include amounts in income, as original issue discount, in advance of cash you receive on a debenture, and to accrue interest on a constant yield to maturity basis at a rate comparable to the rate at which we would borrow in a fixed-rate, noncontingent, nonconvertible borrowing (which we have determined to be 7.375%, compounded semi-annually), even though the debentures will have a significantly lower yield to maturity. You will recognize taxable income significantly in excess of cash received while the debentures are outstanding. In addition, you will recognize ordinary income, if any, upon a sale, exchange, conversion, repurchase or redemption of the debentures at a gain. You are urged to consult your own tax advisors as to the U.S. federal, state and other tax consequences of acquiring, owning and disposing of the debentures and shares of common stock. See "Certain United States Federal Income and Estate Tax Consequences."

Provisions in our certificate of incorporation and our bylaws may make it more difficult and expensive for investors to remove our current board of directors and management.

     Provisions in our amended and restated certificate of incorporation and our amended and restated bylaws may make it more difficult and expensive for investors to remove our current board of directors and management. These provisions include:

     o advance notice requirements for stockholder proposals and director nominations; and

     o the authority of our board of directors to issue, without stockholder approval, certain series of preferred stock with such terms as the board of directors may determine.

State insurance laws may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders.

     State insurance laws include provisions that may delay, deter or prevent a takeover attempt that may be in the best interests of stockholders. For instance, state insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities, upon advance application, determine otherwise. In addition, the laws and regulations may prevent stockholders from receiving the benefit from any premium over the market price of our common stock offered by a bidder in a potential takeover. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock and, as a result, the debentures if they are viewed as discouraging takeover attempts in the future.

     Under applicable state insurance laws and regulations, no person may acquire control of us or any of our insurance subsidiaries unless that person has filed a statement containing specified information with the appropriate state insurance commissioners, and approval for such acquisition is obtained. Under applicable laws and regulations, any person acquiring, directly by stock ownership or indirectly (by revocable proxy or otherwise) 10% or more of the voting stock of any other person is presumed to have acquired control of such person, and a person who beneficially acquires 10% or more of our shares of common stock without obtaining the approval of the appropriate state insurance commissioners would be in violation of state insurance holding company statutes and would be subject to injunctive action requiring disposition or seizure of the shares and prohibiting the voting of such shares, as well as other action determined by the state insurance commissioners.

If we pay a cash dividend on our common stock, you may be deemed to have received a taxable dividend without the receipt of any cash.

     If we pay a cash dividend on our common stock, we will adjust the parity share number, and you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash. If you are a non-U.S. holder (as defined in "Certain United States Federal Income and Estate Tax Consequences"), such deemed dividend may be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be specified by an applicable treaty. See "Certain United States Federal Income and Estate Tax Consequences."

                       RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth our ratio of earnings to fixed charges for the periods indicated. For purposes of the table, "earnings" represent consolidated net income (loss) before income taxes, minority interest, discontinued operations, extraordinary gain (loss), cumulative effect of accounting change and fixed charges, as defined below.

     "Fixed charges" for the "ratio of earnings to fixed charges" consist of:

     o    interest expense on corporate debt, including amortization;

     o    interest expense on investment borrowings;

     o    interest added to policyholder account balances; and

     o the portion of rental expense we deem representative of the interest factor.

                                                                   Successor                     Predecessor
                                                      -----------------------------------  -------------------------------

                                                        Years ended          Four months   Eight months    Years ended
                                                        December 31,            ended         ended        December 31,
                                                     -----------------        December 31,   August 31,   ---------------
                                                     2005        2004            2003         2003(a)     2002       2001
                                                     ----        ----            ----         ----        ----       ----
Ratio of earnings to fixed charges...............     2.03x      1.90x           1.79x          4.96x      (b)        (c)
Pro forma ratio of earnings to fixed charges(d)..     2.07x

 -----------

(a) Earnings for the eight months ended August 31, 2003 included reorganization items totaling $2,130.5 million. The reorganization items included: (1) $3,151.4 million related to the gain on the discharge of prepetition liabilities; (2) $(950.0) million related to fresh start adjustments; and
     (3) $(70.9) million related to professional fees. The ratio of earnings to fixed charges for the eight months ended August 31, 2003, excluding such reorganization items, would be 1.08x.

(b) For such ratio, earnings were $1,632.2 million less than fixed charges. Earnings for the year ended December 31, 2002 included: (1) special and reorganization charges of $110.9 million; (2) goodwill impairment charges of $500 million; and (3) provision for losses related to loan guarantees of $240.0 million, as described in greater detail in the notes to the consolidated financial statements incorporated by reference in this prospectus.

(c) For such ratio, earnings were $243.4 million less than fixed charges. Earnings for the year ended December 31, 2001 included: (1) special charges of $80.4 million; and (2) provision for losses related to loan guarantees of $169.6 million, as described in greater detail in the notes to the consolidated financial statements incorporated by reference in this prospectus.

(d) For purposes of the pro forma ratio of earnings to fixed charges, fixed charges for the year ended December 31, 2005 have been reduced and earnings have been increased by $9.4 million consisting of: (i) $6.0 million to reflect the reduction in interest expense resulting from the repayment of $320.1 million of indebtedness under our senior credit facility using the net proceeds from the offering of the debentures, completed on August 15, 2005, and available cash; and (ii) $3.4 million related to the concurrent amendment to our senior credit facility with a remaining principal balance of $447.0 million, which both resulted in a reduction in interest spread.



                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus. The selling securityholders will receive all proceeds from the sale of the debentures or the sale of the shares of common stock offered by this prospectus.

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     All of our predecessor company's common stock was cancelled pursuant to the plan of reorganization, which became effective September 10, 2003. Our common stock has traded on the New York Stock Exchange under the symbol "CNO" since September 12, 2003. The high and low sale prices of our common stock, as reported on the New York Stock Exchange, for the quarterly periods beginning January 1, 2004, are set forth below. On March 15, 2006 the last reported sale price of our common stock on the New York Stock Exchange was $25.55. As of December 31, 2005, there were 152,830,187 shares of our common stock outstanding.

                                                                                                  Conseco
                                                                                                Common Stock
                                                                                         -------------------------
                                                                                           High              Low
                                                                                         --------          -------
2004
  First Quarter...............................................................           $23.89            $20.90
  Second Quarter..............................................................            24.00             17.10
  Third Quarter...............................................................            20.06             15.43
  Fourth Quarter..............................................................            20.15             16.17
2005
  First Quarter...............................................................           $20.47            $18.80
  Second Quarter..............................................................            22.10             19.15
  Third Quarter...............................................................            22.75             20.23
  Fourth Quarter..............................................................            23.59             19.77
2006
  First Quarter (through March 15)............................................           $25.95            $23.16

     We have not declared or paid any cash dividends on our common stock since our emergence from bankruptcy, nor do we expect to pay any cash dividends on our common stock for the foreseeable future. We have paid and intend to pay cash dividends on our class B preferred stock in accordance with its terms. We currently intend to retain any additional future earnings to finance our operations and growth. Any future determination to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent on our earnings, financial condition, operating results, capital requirements, any contractual restrictions, regulatory and other restrictions on the payment of dividends by our subsidiaries to us, and other factors that our board of directors deems relevant. In addition, our senior credit facility contains limitations on our ability to declare and pay cash dividends. Moreover, the payment of dividends on our common stock is subject to our prior satisfaction of our obligations under any outstanding shares of preferred stock with preference as to the payment of dividends, including our existing class B preferred stock.

     As an insurance holding company, the assets of which consist primarily of direct and indirect equity interests in our insurance company subsidiaries, our ability to pay dividends to our stockholders and meet our other obligations, including operating expenses and debt service, depends primarily on the receipt of dividends and other payments from our insurance company subsidiaries. The payment of dividends by our insurance subsidiaries is regulated under the insurance laws of the states in which they are organized. These regulations generally permit dividends to be paid from statutory earned surplus of the relevant insurance company for any 12-month period in amounts equal to the greater of, or in a few states, the lesser of:

     o statutory net gain from operations or statutory net income for the prior year; or

     o 10% of statutory capital and surplus as of the end of the preceding year.

     Any dividends in excess of these levels require the approval of the director or commissioner of the applicable state insurance department. All of the dividends we plan to have our insurance subsidiaries pay in 2006 will require regulatory approval.

                          DESCRIPTION OF THE DEBENTURES

     The debentures are issued under an indenture dated as of August 15, 2005 between us and The Bank of New York, N.A., as trustee. We have entered into a registration rights agreement dated as of August 15, 2005 with the Initial Purchasers.

     The terms of the debentures include those provided in the indenture, the debentures and the registration rights agreement. The following description is only a summary of selected provisions of the indenture, the debentures and the registration rights agreement. We urge you to read these documents in their entirety because they, and not this description, define your rights as a holder of the debentures.

     In this section, references to "Conseco," "we," "our" or "us" refer solely to Conseco, Inc. and not to its subsidiaries.

General

     The debentures are limited to an aggregate initial principal amount of $330.0 million. The debentures will be convertible into cash and, under some circumstances, common stock. The debentures will be convertible only upon satisfaction of the conditions described below under "-- Conversion Rights."

     The debentures are our senior, unsecured obligations and rank equal in right of payment to all of our existing and future unsecured and unsubordinated indebtedness. However, the debentures are effectively subordinated to all of our existing and future secured indebtedness to the extent of the collateral securing such obligations and to all existing and future liabilities (including insurance liabilities) of our subsidiaries. At December 31 , 2005, the aggregate principal amount of our senior secured indebtedness was $524.6 million, the liabilities of our subsidiaries totaled approximately $26 billion and we had no senior unsecured indebtedness other than the debentures. All of our senior secured indebtedness was incurred under our senior credit facility. The indenture pursuant to which the debentures were issued does not limit the amount of additional indebtedness that we can create, incur, assume, guarantee or secure in the future.

     The debentures are issued only in registered form without coupons in denominations of $1,000 initial principal amount and any integral multiple of $1,000 above that amount. The debentures will mature on September 30, 2035, unless earlier redeemed by us at our option, repurchased by us at your option or converted at your option as described herein.

     We are not required to make any sinking fund payments with respect to the debentures.

Interest

     The debentures bear regular cash interest at a rate of 3.50% per annum from and including the date of the original issuance of the debentures to but excluding September 30, 2010. In addition, we will pay contingent interest on the debentures under the circumstances described below under "-- Contingent Interest." We will pay interest semi-annually in arrears on March 31 and September 30 of each year beginning March 31, 2006 and ending on September 30, 2010, to the holders of record at the close of business on the preceding March 15 and September 15, respectively.

     There are two exceptions to the preceding sentence:

     o In general, we will not pay accrued interest on any debentures that are converted at the option of the holder thereof into cash and shares of our common stock. See "-- Conversion Procedures" below. However, additional interest will be payable in cash if specified defaults under the registration rights agreement occur as more fully described under "-- Registration Rights" below.

     o We will pay interest to a person other than the holder of record on the record date if we elect to redeem the debentures on a date that is after a record date but on or prior to the corresponding interest payment date. In this instance, we will pay accrued interest on the debentures being redeemed to, but not including, the redemption date to the same person to whom we will pay the principal of those debentures.

     Beginning September 30, 2010, the debentures will cease to bear regular cash interest (although the debentures may bear contingent interest). Instead, from such date, the principal amount of the debentures will accrete daily at the rate of 3.50% per annum, computed on a semi-annual bond-equivalent basis (the accreted principal amount will compound semi-annually).

     The following table sets forth the accreted principal amounts as of the specified dates during the period from September 30, 2010 through the maturity date:

        Date                                                                                      Accreted Principal Amount
        ----                                                                                      -------------------------
        September 30, 2010.....................................................................            $ 1,000.00
        March 31, 2011.........................................................................            $ 1,017.50
        September 30,  2011....................................................................            $ 1,035.31
        March 31, 2012.........................................................................            $ 1,053.43
        September 30, 2012.....................................................................            $ 1,071.87
        March 31, 2013.........................................................................            $ 1,090.63
        September 30, 2013.....................................................................            $ 1,109.72
        March 31, 2014.........................................................................            $ 1,129.14
        September 30, 2014.....................................................................            $ 1,148.90
        March 31, 2015.........................................................................            $ 1,169.01
        September 30, 2015.....................................................................            $ 1,189.47
        March 31, 2016.........................................................................            $ 1,210.29
        September 30, 2016.....................................................................            $ 1,231.47
        March 31, 2017.........................................................................            $ 1,253.02
        September 30, 2017.....................................................................            $ 1,274.95
        March 31, 2018.........................................................................            $ 1,297.26
        September 30, 2018.....................................................................            $ 1,319.96
        March 31, 2019.........................................................................            $ 1,343.06
        September 30, 2019.....................................................................            $ 1,366.56
        March 31, 2020.........................................................................            $ 1,390.47
        September 30, 2020.....................................................................            $ 1,414.80
        March 31, 2021.........................................................................            $ 1,439.56
        September 30, 2021.....................................................................            $ 1,464.75
        March 31, 2022.........................................................................            $ 1,490.38
        September 30, 2022.....................................................................            $ 1,516.46
        March 31, 2023.........................................................................            $ 1,543.00
        September 30, 2023.....................................................................            $ 1,570.00
        March 31, 2024.........................................................................            $ 1,597.48
        September 30, 2024.....................................................................            $ 1,625.44
        March 31, 2025.........................................................................            $ 1,653.89
        September 30, 2025.....................................................................            $ 1,682.83
        March 31, 2026.........................................................................            $ 1,712.28
        September 30, 2026.....................................................................            $ 1,742.24
        March 31, 2027.........................................................................            $ 1,772.73
        September 30, 2027.....................................................................            $ 1,803.75
        March 31, 2028.........................................................................            $ 1,835.32
        September 30, 2028.....................................................................            $ 1,867.44
        March 31, 2029.........................................................................            $ 1,900.12
        September 30, 2029.....................................................................            $ 1,933.37
        March 31, 2030.........................................................................            $ 1,967.20
        September 30, 2030.....................................................................            $ 2,001.63
        March 31, 2031.........................................................................            $ 2,036.66
        September 30, 2031.....................................................................            $ 2,072.30
        March 31, 2032.........................................................................            $ 2,108.57
        September 30, 2032.....................................................................            $ 2,145.47
        March 31, 2033.........................................................................            $ 2,183.02
        September 30, 2033.....................................................................            $ 2,221.22
        March 31, 2034.........................................................................            $ 2,260.09
        September 30, 2034.....................................................................            $ 2,299.64
        March 31, 2035.........................................................................            $ 2,339.88
        September 30, 2035.....................................................................            $ 2,380.83

     References in this prospectus to "interest" include regular interest, contingent interest and additional interest, unless the context requires otherwise.

     Except as provided below, we will pay interest on:

     o    the global debenture to DTC in immediately available funds; and

     o any certificated debentures by check mailed to the holders of those debentures.

     At maturity, interest on the certificated debentures will be payable at the office of the trustee as set forth below under "-- Trustee."

     Interest generally will be computed on the basis of a 360-day year comprised of twelve 30-day months. If an interest payment date is not a business day at a place of payment, payment shall be made on the next succeeding business day and no interest shall accrue for the intervening period. If the stated maturity date, redemption date or repurchase date of a debenture would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or repurchase date to such next succeeding business day. The term "business day" means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which banking institutions in The City of New York or The City of Indianapolis are authorized or required by law or executive order to close.

Contingent Interest

     We will pay contingent interest on the debentures for any six-month interest period from and including March 31 to and including September 29 or from and including September 30 to and including March 30, beginning with the six-month interest period commencing on September 30, 2010, if the average trading price per debenture for the five consecutive trading day period immediately preceding the first day of the relevant six-month interest period equals or exceeds 120% of the accreted principal amount of that debenture as of the last day of such five trading day measurement period.

     The amount of contingent interest payable per debenture in respect of any six-month interest period will be equal to 0.25% of the average trading price per debenture for the applicable five trading day measurement period.

     The record date and payment date for contingent interest, if any, will be determined in the same manner as the regular record date and payment date for the semi-annual interest payments on the debentures as described above under "-- Interest."

     The "trading price" of the debentures on any date of determination means the average of the secondary market bid quotations per debenture obtained by us for $5.0 million in initial principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from two independent nationally recognized securities dealers selected by us, which may include the Initial Purchasers, provided that if at least two such bids cannot reasonably be obtained by us, but one such bid can reasonably be obtained by us, only one bid will be used. In determining whether contingent interest will be paid by us as described herein, if we cannot reasonably obtain at least one bid for $5.0 million in initial principal amount of the debentures from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price of a debenture having an initial principal amount of $1,000 will equal the product of (1) 37.5090 and (2) the parity price of our common stock on such determination date (as defined below under "-- Conversion Rights").

     We will notify the holders of the debentures upon a determination that they will be entitled to receive contingent interest with respect to a semi-annual interest period. In connection with providing such notice, we will issue a press release containing information regarding the contingent interest determination and publish the information through a public medium customary for such press releases.

     The indenture provides that by accepting a debenture, you agree, for United States federal income tax purposes, to treat the debentures as "contingent payment debt instruments" and, for purposes of the U.S. Treasury regulations that govern contingent payment debt instruments, to treat the fair market value of any shares of common stock received upon conversion of the debenture as a contingent payment, and to accrue interest with respect to the debenture as original issue discount on a constant yield basis at a rate of 7.375%, compounded semi-annually, which is the rate we would pay on a fixed-rate, noncontingent, nonconvertible debt instrument with terms and conditions otherwise comparable to the debentures. See "Certain United States Federal Income Tax Consequences."

Conversion Rights

     Subject to the limitations specified below, you may surrender your debentures, in denominations of $1,000 initial principal amount or integral multiples thereof, for conversion before the close of business on the business day immediately preceding the stated maturity of the debentures under any of the following circumstances:

     o prior to September 30, 2034, during any conversion period (as defined below) if the parity price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of that

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

          conversion period is greater than 120% of the product of (1) $26.66 and (2) the accreted principal amount of a debenture divided by $1,000;

     o prior to September 30, 2034, during the five consecutive business day period following any five consecutive trading day period in which the trading price for a debenture for each day of that trading period was less than 98% of the product of (1) the parity price and (2) 37.5090;

     o    at any time on or after September 30, 2034;

     o if we call your debentures for redemption; provided that if we elect to redeem less than all the debentures, only those debentures called for redemption may be converted; or

     o upon the occurrence of specified corporate transactions discussed below.

     Notwithstanding the foregoing, your ability to convert your debentures prior to September 30, 2010 (except in connection with a fundamental change, as described below) will be subject to the limitations imposed by our senior credit facility and by any limitations in any other credit facilities or indebtedness that we may incur in the future, as described below under "-- Limitation on Conversion Rights."

     If you surrender your debentures for conversion, you will receive (except in connection with a fundamental change, as described below under "-- Adjustment to Conversion Rights Upon a Fundamental Change"), for each debenture having an initial principal amount of $1,000:

     o cash in an amount equal to the lesser of (1) the accreted principal amount of such debenture or (2) the conversion value (as defined below); and

     o a number of shares of our common stock equal to the sum of the daily share amounts (calculated as described below) for each of the ten consecutive trading days in the applicable conversion reference period.

     The "applicable conversion reference period" means the ten consecutive trading days beginning on the third trading day following the conversion date or, in the case of a change in control (as described below under "-- Adjustment to Conversion Rights Upon a Fundamental Change") the ten consecutive trading days immediately following the effective date of the change in control.

     The "conversion value" for any debenture with an initial principal amount of $1,000 is equal to (1) 37.5090 multiplied by (2) the average of the parity prices for each of the ten consecutive trading days in the applicable conversion reference period.

     The "daily share amount" for each trading day in the applicable conversion reference period is equal to the greater of:

     o    zero; or

     o    a number of shares determined by the following formula:

           1 x       (37.5090 x parity price) - accreted principal amount
          --   ----------------------------------------------------------------
          10                           closing price

     The total number of shares issuable upon conversion will not exceed 37.5090 per $1,000 in initial principal amount of the debentures, subject to adjustment in the same manner as the parity share number.

     The "parity price" on any date of determination means the closing price of our common stock on that date multiplied by the parity share number.

     The "parity share number" is the product of the capped anti-dilution multiplier and the uncapped anti-dilution multiplier. Both the "capped anti-dilution multiplier" and the "uncapped anti-dilution multiplier" initially are 1.0000. Both of these multipliers are subject to adjustment, as described below under "-- Anti-Dilution Adjustments" and "-- Adjustment to Conversion Rights Upon a Fundamental Change." In no event, however, will the capped anti-dilution multiplier exceed 1.2750.

     If an event requiring adjustment to either the capped anti-dilution multiplier or the uncapped anti-dilution multiplier occurs on any date during the period commencing with the first day of the applicable conversion reference period and ending on the day the shares of common stock you are entitled to receive are delivered to you, the daily share amount for each trading day in the applicable conversion reference period will be adjusted by multiplying it by a fraction: (1) the numerator of which is the parity share number in effect on the day the shares of our common stock are delivered and (2) the denominator of which is the parity share number in effect on that trading day.

     The "closing price" of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions by the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange or The Nasdaq National Market on which our common stock is traded or quoted. The closing sale price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by The Nasdaq National Market on the relevant date, the "closing price" will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the "closing price" will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

     "Trading day" means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not then listed on the New York Stock Exchange on another national or regional securities exchange, or The Nasdaq National Market, on which our common stock is then listed or quoted or, if our common stock is not listed on the New York Stock Exchange or a national or regional securities exchange or quoted on The Nasdaq National Market, on the principal other market on which our common stock is then traded or quoted.

Conversion Upon Satisfaction of Sale Price Condition

     Prior to September 30, 2034, subject to the limitations described below under "-- Limitations on Conversion Rights," you may surrender any of your debentures for conversion during any conversion period if the parity price of our common stock for at least 20 trading days in the 30 consecutive trading day period ending on the first day of that conversion period is greater than 120% of the product of (1) $26.66 and (2) the accreted principal amount of a debenture divided by $1,000. A "conversion period" will be the period from and including the eleventh trading day in a fiscal quarter up to but not including the eleventh trading day of the following fiscal quarter.

     The conversion agent, which initially will be The Bank of New York Trust Company, N.A., will, on our behalf, determine daily if the debentures are convertible as a result of the sale price of our common stock and notify us and the trustee.

Conversion Upon Satisfaction of Trading Price Condition

     Prior to September 30, 2034, subject to the limitations described below under "-- Limitations on Conversion Rights," you may surrender any of your debentures for conversion during the five consecutive business day period following any five consecutive trading day period in which the trading price for a debenture for each day of that trading period was less than 98% of the product of (1) the parity price and (2) 37.5090. See the definition of "trading price" described above under "-- Contingent Interest."

     We will determine if the debentures are convertible as a result of the trading price of the debentures and notify the trustee; provided, however, that we shall have no obligation to determine the trading price of the debentures unless requested to do so by a holder of the debentures. If a holder of debentures asks us to, we will determine the trading price of a debenture with an initial principal amount of $1,000 beginning on the next trading day and on each successive trading day until the trading price of the debentures is greater than or equal to 98% of the product of (1) the parity price and (2) 37.5090. For this purpose, if we cannot reasonably obtain at least one bid for $5.0 million in initial principal amount of the debentures from a nationally recognized securities dealer or if, in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then you may surrender your debentures for conversion during the five consecutive business day period following such event or determination.

Conversion On or After September 30, 2034

     You may surrender any of your debentures for conversion at any time on or after September 30, 2034.

Conversion Upon Notice of Redemption

     You may surrender for conversion any debentures called for redemption at any time prior to the close of business on the business day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time. If you have already delivered a repurchase notice with respect to a debenture, however, you may not surrender that debenture for conversion until you have withdrawn the notice in accordance with the indenture.

Conversion Upon Specified Corporate Transactions

     Even if none of the conditions described above has occurred, if we elect to:

     o distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days of the declaration date for such distribution, our common stock at less than the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, or

     o distribute to all holders of our common stock our assets, debt securities or certain rights or warrants to purchase our securities, which distribution has a per share value exceeding 10% of the closing price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify you at least 20 days prior to the ex-dividend date for such distribution. Once we have given that notice, even if your debentures are not otherwise convertible at that time, you may surrender your debentures for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, subject to the limitations described below under "-- Limitations on Conversion Rights." You may not exercise this right to convert if you are entitled to participate in the distribution without conversion.

     In addition, if we are party to a consolidation, merger or binding share exchange pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, even if your debentures are not otherwise convertible at the time, you may surrender your debentures for conversion at any time from and after the date that is 15 days prior to the anticipated effective date of the transaction until 15 days after the actual date of the transaction. If the transaction constitutes a fundamental change (as defined below under "-- Adjustment to Conversion Rights Upon a Fundamental Change"), you may surrender any of your debentures for conversion into an amount of cash equal to the accreted principal amount of the debentures and the number of shares of our common stock described above during the period described in the previous sentence. Upon such a conversion in connection with a change in control, we will, under certain circumstances (but only prior to September 30, 2010), increase the capped anti-dilution multiplier, as described below under "-- Adjustment to Conversion Rights Upon a Fundamental Change."

     Upon any determination by us, the trustee or the conversion agent that you are or will be entitled to convert your debentures in accordance with the foregoing provisions, we will issue a press release and publish the information through a public medium customary for such press releases as well as on our website.

Limitations on Conversion Rights

     Notwithstanding the foregoing, your ability to convert your debentures prior to September 30, 2010 (except in connection with a fundamental change, as described below) will be subject to the limitations imposed by our senior credit facility and by any limitations in any other credit facilities or indebtedness that we may incur in the future. For example, our senior credit facility currently will not permit us to pay cash upon any conversion of the debentures if:

     o there is a default or event of default under our senior credit facility;

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
     o payment of the cash that would be due upon conversion would prevent us from meeting certain financial ratios as specified in our senior credit facility; or

     o    we do not have "sufficient liquidity" (as defined below).

     "Sufficient liquidity" means cash and cash equivalents (including, without limitation, availability under the revolving credit facility portion of our senior credit facility) in an aggregate amount equal to 105% of the sum of the following amounts: (1) any settlement amounts, where settlement amounts means,
(i) for any conversion notices delivered prior to the date that is one year prior to the maturity date of our senior credit facility, the principal amount of debentures surrendered for conversion, and (ii) for any notices delivered thereafter, the principal amount of the debentures initially issued less any principal amount of debentures that have been previously converted, (2) the amount of the next succeeding twelve months of regularly scheduled interest payments with respect to the debentures, (3) the amount of the next succeeding twelve months of regularly scheduled principal and interest payments under our senior credit facility, (4) the amount of the next succeeding twelve months of scheduled preferred dividend payments (to the extent permitted under the terms of our senior credit facility) and (5) the estimated amount of the next succeeding twelve months of holding company expenses paid in cash (net of amounts reimbursed by our subsidiaries) (as determined by our chief financial officer).

     The indenture provides that if, prior to September 30, 2010, we are unable to comply with the conditions described above (or by any limitations in any other credit facilities or indebtedness that we may incur in the future) or during the continuance of a default under our senior credit facility or any future facility, you will not be entitled to convert your debentures. As a result, it is not an event of default under the indenture if our senior credit facility or any future facility prohibits conversion of the debentures prior to September 30, 2010 (except in connection with a fundamental change, as described below). The restrictions described under this caption will fall away after September 30, 2010.

Conversion Procedures

     If you wish to exercise your conversion right, you must deliver an irrevocable conversion notice, together, if the debentures are in certificated form, with the certificated security (the date of such delivery of notice and all other requirements for conversion have been satisfied, the "conversion date"), to the conversion agent who will, on your behalf, convert the debentures into the conversion consideration. You may obtain copies of the required form of the conversion notice from the conversion agent. Upon conversion, we will satisfy our conversion obligation with respect to the accreted principal amount of the debentures to be converted in cash with any remaining amount to be satisfied in shares of our common stock, as described above under "-- Conversion Rights." Shares of our common stock and cash deliverable upon conversion will be delivered through the conversion agent no later than the third business day following the last day of the applicable conversion reference period (except as described below under "-- Adjustment to Conversion Rights Upon a Fundamental Change").

     We will not issue fractional shares of our common stock upon conversion of the debentures. In lieu of fractional shares otherwise issuable (calculated on an aggregate basis in respect of all the debentures you have surrendered for conversion), you will be entitled to receive cash in an amount equal to the value of such fractional shares, based on the closing price on the last trading day of the applicable conversion reference period.

     Upon conversion of debentures, you will not receive any cash payment of accrued interest. Our delivery to you of the full amount of cash and the shares of our common stock issuable upon conversion will satisfy our obligation to pay the accreted principal amount of the debentures as well as accrued but unpaid interest, including contingent interest if any, through the conversion date. Accrued but unpaid interest, if any, on the debentures and accreted principal will be deemed to be paid in full rather than canceled, extinguished or forfeited. We will not adjust the parity share number or make any other adjustments to your conversion rights to account for accrued interest.

     Notwithstanding the foregoing, if you convert after a record date for an interest payment but prior to the corresponding interest payment date, you will receive on that interest payment date accrued interest on those debentures, notwithstanding the conversion of those debentures prior to that interest payment date. However, at the time you surrender any debentures for conversion, you must pay to us an amount equal to the interest that has accrued and that will be paid with respect to the debentures being converted on the related interest payment date. The preceding sentence does not apply, however, to debentures that are converted after we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date. Accordingly, if we elect to redeem debentures on a date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, and you choose to convert your debentures during that period, you will not be required to pay us, at the time you surrender your debentures for conversion, the amount of interest you will receive on the date that has been fixed for redemption.

     If you convert debentures, we will pay any documentary stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered in a name other than your own, in which case you will be required to pay the tax. Certificates representing our common stock will be issued or delivered only after all applicable taxes and duties payable by you, if any, have been paid.

Exchange in Lieu of Conversion

     When you surrender the debentures for conversion, the conversion agent may direct you to surrender your debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for your debentures, the same amount of cash, and the same number of shares of our common stock as would have been deliverable or issuable upon conversion. If the designated institution accepts any such debentures, it will deliver the appropriate consideration to the conversion agent and the conversion agent will deliver that consideration to you. Any debentures exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related consideration, we will, as promptly as practical thereafter, but not later than the third business day following the last day of the applicable conversion reference period, convert the debentures and deliver cash and shares of our common stock as described above under "-- Conversion Procedures."

     Our designation of an institution to which the debentures may be submitted for exchange does not require the institution to accept any debentures. If the designated institution declines to accept any debentures surrendered for exchange, we will convert those debentures into cash and shares of our common stock as described above under "-- Conversion Procedures."

     We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

Anti-Dilution Adjustments

     Both the capped anti-dilution multiplier and the uncapped anti-dilution multiplier initially are 1.0000 but will be subject to adjustment, without duplication, as follows:

     (1) Stock Splits and Combinations. If we subdivide, split or recombine our outstanding common stock (including an effective subdivision of common stock through the reclassification of our common stock), the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for such subdivision, split or recombination will be proportionately increased or reduced.

     (2) Stock Dividends. If we pay a dividend or make a distribution on our common stock, payable exclusively in shares of our common stock, the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for the determination of stockholders entitled to receive such dividend or other distribution will be adjusted by multiplying it by a fraction:

          o the numerator of which is the sum of (a) the number of shares of common stock outstanding on the record date fixed for the dividend or distribution plus (b) the total number of shares constituting the dividend or distribution; and

          o the denominator of which is the number of shares of our common stock outstanding on the record date fixed for the dividend or distribution.

     (3) Issuance of Rights or Warrants. If we issue to all or substantially all holders of our common stock rights, options or warrants (other than pursuant to any dividend reinvestment or share purchase or similar plan) entitling them to subscribe for or purchase shares of our common stock for a period expiring within 60 days from the date of issuance of the rights, options or warrants at less than the current market price, the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for such determination will be adjusted by multiplying it by a fraction:

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

          o the numerator of which is the sum of (a) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (b) the total number of additional shares of our common stock offered for subscription or purchase; and

          o the denominator of which is the sum of (a) the number of shares of our common stock outstanding on the record date fixed for the distribution plus (b) the total number of shares of our common stock that the aggregate offering price of the total number of shares offered for subscription or purchase would purchase at the current market price.

          To the extent that such rights, options or warrants are not exercised prior to their expiration (and as a result no additional shares of common stock are delivered or issued pursuant to such rights, options or warrants), the uncapped anti-dilution multiplier will be readjusted to the uncapped anti-dilution multiplier that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery or issuance of only the number of shares of common stock actually delivered or issued.

          For purposes of this section under "-- Anti-Dilution Adjustments" (unless otherwise stated), the "current market price" of our common stock means the average of the closing prices of our common stock for the five consecutive trading days ending on the earlier of the record date fixed for determination of the stockholders entitled to receive such distribution (if such record date is a trading day or, if not, then on the last trading day prior to such record date) and the day before the ex-dividend date for such distribution.

     (4) Spin-Offs. If we distribute to all holders of our common stock shares of capital stock of any class or series, or similar equity interests, of or relating to a subsidiary or other business unit, which we refer to as a "spin-off," the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying it by a fraction equal to the sum of the daily adjustments for each of the ten consecutive trading days beginning on the effective date of the spin-off. The "daily adjustment" for any given trading day is equal to a fraction:

          o the numerator of which is the closing price of our common stock on that trading day plus the closing price of the portion of those shares of capital stock or similar equity interests so distributed applicable to one share of our common stock on that trading day; and

          o the denominator of which is the product of (a) 10 and (b) the closing price of our common stock on that trading day.

          The adjustment to the uncapped anti-dilution multiplier in the event of a spin-off will occur on the tenth trading day from, and including, the effective date of the spin-off.

     (5) Cash Dividends or Distributions. If we make regular quarterly, semi-annual or annual cash dividends or distributions consisting exclusively of cash to all or substantially all holders of outstanding shares of common stock, the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for such dividend or distribution will be increased by multiplying it by a fraction:

          o the numerator of which is the current market price of our common stock; and

          o the denominator of which is the current market price of our common stock, minus the amount per share of such dividend or distribution.

          If we make any other dividends or distributions consisting exclusively of cash to all or substantially all holders of our common stock (excluding any dividends or distribution in connection with our liquidation, dissolution or winding up), the uncapped anti-dilution multiplier will be increased by multiplying it by the fraction set forth above.

          Notwithstanding the foregoing, in cases where (a) the per share amount of such distribution equals or exceeds the current market price of our common stock or (b) the current market price of our common stock exceeds the per share amount of such distribution by less than $1.00, in lieu of making the foregoing adjustment to the uncapped anti-dilution multiplier we may adjust your conversion rights such that you will receive upon conversion, in addition to cash and shares of our common stock, the distribution you would have received if you had held a number of shares equal to the product of (i) 37.5090 and
          (ii) the parity share number then in effect immediately prior to the record date. If we elect to adjust the conversion rights of the holders of debentures contemplated by this paragraph, we will promptly notify the trustee, the conversion agent and the holders of debentures of such election.

     (6) Distribution of Indebtedness, Securities or Assets. If we distribute to all or substantially all holders of our common stock evidences of indebtedness, securities or other assets or certain rights to purchase our securities (the "distributed assets"), but excluding:

          o    dividends or distributions described in paragraph (2) above;

          o    rights or warrants described in paragraph (3) above;

          o dividends or distributions in connection with a "spin-off" described in paragraph (4) above; and

          o dividends or distributions paid exclusively in cash described in paragraph (5) above,

          the uncapped anti-dilution multiplier in effect immediately before the close of business on the record date fixed for determination of stockholders entitled to receive that distribution will be increased by multiplying it by a fraction:

          o the numerator of which is the current market price of our common stock; and

          o the denominator of which is the current market price of our common stock minus the fair market value, as determined by our board of directors, whose determination in good faith will be conclusive, of the portion of those distributed assets applicable to one share of common stock.

          Notwithstanding the foregoing, in cases where (a) the fair market value per share of the distributed assets equals or exceeds the current market price of our common stock, or (b) the current market price of our common stock exceeds the fair market value per share of the distributed assets by less than $1.00, in lieu of making the foregoing adjustment, we may adjust your conversion rights such that you will receive upon conversion, in addition to cash and shares of our common stock, the distributed assets you would have received if you had held a number of shares equal to the product of (i) 37.5090 and (ii) the parity share number in effect immediately prior to the record date.

     (7) Repurchases. If we (or one of our subsidiaries) make a payment in respect of a repurchase of our common stock, the consideration for which exceeds the then-prevailing market price of our common stock (such amount, the "repurchase premium"), and that repurchase, together with any other repurchases of our common stock by us (or one of our subsidiaries) involving a repurchase premium concluded within the preceding 12 months, results in the payment by us of an aggregate consideration exceeding an amount equal to 10% of the market capitalization of our common stock, the uncapped anti-dilution multiplier in effect immediately before the close of business on the day of such payment in respect of a repurchase will be increased by multiplying it by a fraction:

          o the numerator of which is the current market price of our common stock; and

          o the denominator of which is (a) the current market price of our common stock, minus (b) the quotient of (i) the aggregate amount of all of the repurchase premiums paid in connection with such repurchases and (ii) the number of shares of common stock outstanding on the day next succeeding the date of the repurchase triggering the adjustment, as determined by our board of directors;

          o provided that no adjustment to the uncapped anti-dilution multiplier shall be made to the extent the uncapped anti-dilution multiplier is not increased as a result of the above calculation and; provided further, that the repurchases of our common stock effected by us or our agent in conformity with Rule 10b-18 under the Exchange Act will not be included in any adjustment to the uncapped anti-dilution multiplier made under this clause (7).

          For  purposes of this clause (7):

          o the "market capitalization" will be calculated by multiplying the current market price of our common stock by the number of shares of common stock then outstanding on the date of the repurchase triggering the adjustment;

          o the "current market price" will be the average of the closing prices of our common stock for the five consecutive trading days beginning on the trading day next succeeding the date of the repurchase triggering the adjustment; and

          o in determining the repurchase premium, the "then-prevailing market price" of our common stock will be the average of the closing prices of our common stock for the five consecutive trading days ending on the relevant repurchase date.

     (8) Tender or Exchange Offers. If we (or one of our subsidiaries) make a payment in respect of a tender offer or exchange offer for our common stock, to the extent the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer, as the case may be, the uncapped anti-dilution multiplier in effect immediately before the close of business on the date fixed for the consummation of such tender or exchange offer will be increased by multiplying it by a fraction:

          o the numerator of which will be the sum of (a) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in the tender or exchange offer and (b) the product of
               (i) the number of shares of our common stock outstanding less any such purchased shares and (ii) the closing price of our common stock on the trading day next succeeding the date of the expiration of the tender or exchange offer; and

          o the denominator of which will be the product of (a) the number of shares of our common stock outstanding, including any such purchased shares, and (b) the closing price of our common stock on the trading day next succeeding the date of expiration of the tender or exchange offer.

     In the case of mergers or consolidations that cause our common stock to be converted into the right to receive other securities, cash or property, upon conversion of your debentures, you will be entitled to receive the same type and amount of consideration that you would have been entitled to receive if you had held a number of shares of our common stock equal to the product of 37.5090 and the parity share number then in effect immediately prior to these events; provided, however, that upon conversion you will continue to receive cash in satisfaction of all or a portion of the conversion consideration as described above under "-- Conversion Rights." For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of mergers or consolidations that cause our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election) will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, if the transaction constitutes a change in control and you convert your debentures in connection with a change in control, we will, under certain circumstances (but only prior to September 30, 2010), increase the capped anti-dilution multiplier, as described below under "-- Adjustment to Conversion Rights Upon a Fundamental Change."

     We currently do not have a rights plan. To the extent we have a rights plan in effect upon conversion of the debentures, you will receive, in addition to cash and shares of our common stock, the rights under the plan, unless prior to such conversion the rights have separated from the common stock, in which case the uncapped anti-dilution multiplier will be adjusted at the time of separation as if we made a distribution to all holders of our common stock as described in paragraph (6) above.

     In the event of a taxable distribution to holders of our common stock which results in an adjustment of the parity share number, you may, in certain circumstances, be deemed to have received a distribution subject to United States income tax as a dividend; in certain other circumstances, the absence of such an adjustment may result in a taxable dividend to the holders of our common stock. See "Certain United States Federal Income and Estate Tax Consequences." In addition to these adjustments, we may increase the parity share number as our board of directors considers advisable to avoid or diminish any income tax to holders of our common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the parity share number by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give you at least 15 days' notice of such an increase in the parity share number.

     No adjustment to the capped anti-dilution multiplier or the uncapped anti-dilution multiplier or your ability to convert will be made if you otherwise participate in the distribution without conversion or in certain other cases.

     Neither the capped anti-dilution multiplier nor the uncapped anti-dilution multiplier will be adjusted:

          o upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

          o upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

          o upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

          o    for a change in the par value of the common stock; or

          o for accrued and unpaid interest, including contingent interest and additional interest, if any.

     Simultaneously with an adjustment of the capped anti-dilution multiplier or uncapped anti-dilution multiplier, we will disseminate a press release detailing the new capped anti-dilution multiplier, uncapped anti-dilution multiplier and parity share number and other relevant information.

     If the parity share number is adjusted pursuant to the indenture, to the extent such adjustment results in a constructive distribution to beneficial owners of debentures under Section 305 of the Internal Revenue Code of 1986, as amended, which distribution gives rise to a U.S. federal withholding tax liability, we may, to the extent required by law, recoup or set-off such liability against any payments (whether in cash or common stock) made with respect to the debentures (or any payment with respect to common stock received upon conversion thereof) to such beneficial owners.

Adjustment to Conversion Rights Upon a Fundamental Change

     If and only to the extent you convert your debentures in connection with a change in control (as defined below), you will receive:

          o cash in an amount equal to the accreted principal amount of your debentures plus accrued and unpaid interest, including additional interest and contingent interest, if any, to but not including the fundamental change election date (as defined below), unless such fundamental change election date falls after a record date and prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, including additional interest and contingent interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date; and

          o a number of shares of our common stock determined as described above under "-- Conversion Rights"; provided, however, that for this purpose only, the "applicable conversion reference period" means the ten consecutive trading days immediately following the effective date of the change in control transaction, and provided further that if the change in control occurs prior to September 30, 2010, we will increase the capped anti-dilution multiplier as described below.

     If you convert your debentures in connection with a termination of trading (as defined below), you will receive cash in an amount equal to the accreted principal amount of your debentures plus accrued and unpaid interest, including additional interest and contingent interest, if any, to but not including the fundamental change election date, unless such fundamental change election date falls after a record date and prior to the corresponding interest payment date, in which case we will pay the full amount of accrued and unpaid interest, including additional interest and contingent interest, if any, payable on such interest payment date to the holder of record at the close of business on the corresponding record date.

Adjustment to the Capped Anti-Dilution Multiplier

     If a change in control occurs prior to September 30, 2010, the capped anti-dilution multiplier in effect immediately before the close of business on the effective date of the change in control transaction will be increased by multiplying it by the factor determined by reference to the table below, based on the effective date of the change in control transaction and the price ("change in control price") paid per share of our common stock in such transaction:

     The following table sets forth the change in control prices and adjustment factors:

                                                         Change in Control Price
  Change in    --------------------------------------------------------------------------------------------------------------
  Control      $20.91 $22.50  $25.00 $27.50 $30.00  $35.00 $40.00 $45.00  $50.00 $60.00 $70.00  $80.00 $90.00 $100.00 $120.00
------------   ------ ------  ------ ------ ------  ------ ------ ------  ------ ------ ------  ------ ------ ------- -------
August 15,
  2005......   1.l262 1.223   1.180  1.151  1.131   1.104  1.088  1.076   1.067  1.053  1.044   1.037  1.031  1.027   1.020
September
  30, 2005..   1.260  1.220   1.177  1.148  1.128   1.102  1.086  1.074   1.065  1.052  1.043   1.036  1.031  1.026   1.020
September
  30, 2006..   1.246  1.203   1.157  1.128  1.108   1.085  1.071  1.061   1.054  1.043  1.036   1.030  1.026  1.022   1.017
September
  30, 2007..   1.236  1.188   1.137  1.106  1.087   1.066  1.055  1.048   1.042  1.034  1.028   1.023  1.020  1.017   1.013
September
  30, 2008..   1.232  1.174   1.115  1.082  1.063   1.046  1.038  1.033   1.029  1.023  1.019   1.016  1.014  1.012   1.009
September
  30, 2009..   1.239  1.166   1.091  1.052  1.034   1.023  1.020  1.017   1.015  1.012  1.010   1.009  1.007  1.006   1.005
September
  30, 2010..   1.275  1.185   1.066  1.000  1.000   1.000  1.000  1.000   1.000  1.000  1.000   1.000  1.000  1.000   1.000

     The exact change in control price and effective date may not be set forth in the table, in which case, if the change in control price is:

     o between two change in control price amounts on the table or the effective date is between two dates on the table, the adjustment factor will be determined by straight-line interpolation between the adjustment factor set forth for the higher and lower change in control price amounts and the two dates, as applicable, based on a 365-day year;

     o    more than $120.00 per share, no adjustment will be made; and

     o    less than $20.91 per share, no adjustment will be made.

     Notwithstanding the foregoing, in no event will the capped anti-dilution multiplier exceed 1.2750.

     For these purposes, if holders of our common stock receive only cash in such change in control transaction, the "change in control price" will be the cash amount paid per share multiplied by the parity share number then in effect. Otherwise, the change in control price will be the average of the parity prices of our common stock on each of the ten consecutive trading days prior to but not including the effective date of such change in control transaction.

     The adjustment to the capped anti-dilution multiplier in the event of a change in control will occur on the effective date of the change in control transaction and will remain in effect only for purposes of determining the number of shares you are entitled to receive if you submit a fundamental change election notice and convert your debentures in connection with the change in control.

     We will be required to provide written notice to the trustee setting forth our calculation of the capped anti-dilution multiplier and the resulting parity share number.

General

     A "change in control" will be deemed to have occurred if at any time after the date of the indenture any one of the following occurs:

     (1) any person, including any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Exchange Act, acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans and other than any transaction contemplated by the second bullet point of clause
          (2) below;

     (2) we merge or consolidate with or into any other person (other than a subsidiary), another person merges with or into us, or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any transaction:

          o that does not result in a reclassification, conversion, exchange or cancellation of our outstanding common stock;

          o pursuant to which the holders of our common stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after the transaction;

          o which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity; or

     (3) at any time our continuing directors do not constitute a majority of our board of directors (or, if applicable, a successor person to us).

     However a change in control under clauses (1) or (2) will not be deemed to have occurred if at least 90% of the consideration paid for our common stock (excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights) in a merger or consolidation or a conveyance, sale, transfer or lease otherwise constituting a change in control under clause
(1) and/or clause (2) above consists of shares of capital stock traded on the New York Stock Exchange or another United States national securities exchange or quoted on The Nasdaq National Market or another established automated over-the-counter trading market in the United States (or will be so quoted or traded immediately following the merger or consolidation) and as a result of the merger or consolidation the debentures become convertible into such shares of such capital stock.

     For purposes of these provisions, whether a person is a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act and "person" includes any syndicate or group that would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     "Continuing directors" means, as of any date of determination, any member of our board of directors who (1) was a member of our board of directors on the date of the indenture or (2) becomes a member of our board of directors subsequent to that date and was appointed, nominated for election or elected to our board of directors with the approval of a majority of the continuing directors who were members of our board of directors at the time of such appointment, nomination or election.

     For purposes of the above, the term "capital stock" of any person means any and all shares, interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person, and American Depository Receipts.

     The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of "all or substantially all" of our consolidated assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to convert your debentures in connection with the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

     A "termination of trading" will be deemed to have occurred if our common stock (or other common stock into which the debentures are then convertible) is neither listed for trading on the New York Stock Exchange or another United States national securities exchange or approved for quotation on The Nasdaq National Market or another established automated over-the-counter trading market in the United States.

     A change in control and a termination of trading are collectively referred to as a "fundamental change."

     A debenture will be deemed to have been converted "in connection with" a fundamental change if you surrender it for conversion at any time after the effective date of the fundamental change notice described below and ending on the close of business on the second business day preceding the fundamental change election date (as specified in the fundamental change notice described below). If you convert your debentures in connection with a fundamental change, you will receive the conversion consideration promptly following the fundamental change election date, as described more fully below.

     On or before the fifth day after the occurrence of any fundamental change, we will provide to all holders of debentures and the trustee and paying agent a notice of the occurrence of the fundamental change (a "fundamental change notice") and of the resulting rights of holders of debentures. Each fundamental change notice will state, among other things:

     o    the events causing a fundamental change;

     o    the date of the fundamental change;

     o the last date on which a holder may exercise the special conversion right described above in connection with the fundamental change;

     o the fundamental change election date, which date will be at least 22 days after the date of the applicable fundamental change notice (but not more than 35 days, unless a longer period is required by law);

     o    the name and address of the paying agent and the conversion agent;

     o the parity price, the parity share number and any adjustments to the parity share number (including any adjustments to the capped anti-dilution multiplier pursuant to this section);

     o the amount and type of any consideration (or, if not known, the method for determining the amount and type of any consideration) you will be entitled to receive upon conversion; and

     o    the procedures that holders must follow to convert their debentures.

     Simultaneously with providing such notice, we will issue a press release and publish the information through a public medium customary for such press releases.

     To exercise your conversion right in connection with a fundamental change, you must deliver, before the close of business on the second business day immediately preceding the fundamental change election date, the debentures to be converted, together with the fundamental change election notice duly completed, to the paying agent. Your fundamental change election notice must state:

     o if certificated, the certificate numbers of the debentures to be delivered for conversion;

     o the portion of the initial principal amount of debentures to be converted, which must be $1,000 or an integral multiple thereof; and

     o that the debentures are to be converted pursuant to the applicable provisions of the debentures and the indenture.

     If the debentures are not in certificated form, your fundamental change election notice must comply with DTC's applicable procedures.

     You may withdraw any fundamental change election notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change election date. The notice of withdrawal shall state:

     o    the principal amount of the withdrawn debentures,

     o if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, and

     o the principal amount, if any, that remains subject to the fundamental change election notice.

     If the debentures are not in certificated form, the withdrawal notice must comply with DTC's applicable procedures.

     You must either effect book-entry transfer or deliver the debentures, together with necessary endorsements, to the office of the paying agent after delivery of the conversion notice to receive payment of the fundamental change conversion consideration. You will receive the cash and, if applicable, shares of our common stock deliverable upon conversion promptly following the later of the fundamental change election date or the time of book-entry transfer or the delivery of the debentures to the paying agent. If the paying agent holds money or securities sufficient to pay the fundamental change conversion consideration of the debentures on the business day following the fundamental change election date, then:

     o the debentures will cease to be outstanding and interest, if any, will cease to accrete or accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent), and

     o all other rights of the holder will terminate (other than the right to receive the fundamental change conversion consideration upon delivery or transfer of the debentures).

     Our ability to pay the conversion consideration in cash may be limited by restrictions on our ability to obtain funds through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the cash portion of the consideration deliverable by us upon conversion of debentures in connection with a fundamental change. See "Risk Factors -- Risks Relating to the Debentures and the Common Stock -- Our ability to repurchase your debentures or to pay the cash consideration due upon conversion in connection with a fundamental change or as otherwise required by the terms of the indenture may be limited." In addition, we have, and may in the future incur, other indebtedness with similar fundamental change provisions permitting holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

Redemption Rights

     We must repay the debentures in cash at their stated maturity on September 30, 2035 unless earlier converted, repurchased or redeemed in accordance with the indenture. The circumstances in which we may redeem the debentures prior to their stated maturity are described below.

     We will have the right to redeem the debentures in whole or in part, for cash at any time or from time to time, on or after October 5, 2010 at a redemption price equal to 100% of the accreted principal amount of the debentures, plus accrued and unpaid interest, including additional interest and contingent interest, if any, to, but not including, the redemption date.

     We will give not less than 30 days' nor more than 60 days' notice of redemption by mail to holders of the debentures. Redemption notices may not be conditional. If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed in initial principal amount of $1,000 or integral multiples thereof on a pro rata basis unless another method is required by the New York Stock Exchange or another national or regional securities exchange on which our common stock is then listed or quoted.

     If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will, to the fullest extent possible, be deemed to be from the portion selected for redemption.

     In the event of any redemption in part, we will not be required to:

     o issue, register the transfer of or exchange any debenture during a period beginning at the opening of business 15 days before the mailing of a notice of redemption and ending at the close of business on the day of that mailing, or

     o register the transfer or exchange of any debenture selected for redemption, in whole or in part, except the unredeemed portion of any debenture being redeemed in part.

     If we exercise our right to redeem the debentures, in whole or in part, we will disseminate a press release containing information regarding the redemption and publish the information through a public medium that is customary for such press release.

Repurchase Rights

     You have the right to require us to repurchase the debentures on September 30, 2010, September 30, 2015, September 30, 2020, September 30, 2025 and
September 30, 2030, each of which we refer to as a "repurchase date." The repurchase price payable will be equal to 100% of the accreted principal amount of debentures to be repurchased, plus accrued and unpaid interest, including additional interest and contingent interest, if any, to, but not including, the applicable repurchase date. We will be required to repurchase any outstanding debentures for which you deliver a written repurchase notice to the paying agent. This notice must be delivered during the period beginning at any time from the opening of business on the date that is 22 business days prior to the relevant repurchase date until the close of business on the second business day prior to the repurchase date. If the repurchase notice is given and withdrawn during the period, we will not be obligated to repurchase the related debentures.

     We will pay the repurchase price for any debentures submitted for repurchase by us on a repurchase date solely in cash.

     We are required to give notice at least 22 business days prior to each repurchase date to all holders at their addresses shown in the register of the registrar and to beneficial owners as required by applicable law stating, among other things, the procedures that holders must follow to require us to repurchase their debentures as described below.

     The repurchase notice given by each holder electing to require us to repurchase debentures shall be given so as to be received by the paying agent no later than the close of business on the second business day immediately preceding the applicable repurchase date and must state:

     o if certificated, the certificate numbers of the debentures to be delivered for repurchase;

     o the portion of the initial principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

     o that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

     If debentures are not in certificated form, your repurchase notice must comply with DTC's applicable procedures.

     You may withdraw any repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the second business day immediately preceding the applicable repurchase date. The notice of withdrawal must state:

     o    the principal amount of debentures being withdrawn;

     o if certificated, the certificate numbers of the debentures being withdrawn; and

     o the initial principal amount, if any, of the debentures that remain subject to the repurchase notice.

     If debentures are not in certificated form, your withdrawal notice must comply with DTC's applicable procedures.

     In connection with any repurchase, we will, to the extent applicable:

     o comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which may then be applicable; and

     o    file a Schedule TO and any other required schedule under the Exchange
          Act.

     Our obligation to pay the repurchase price for debentures for which a repurchase notice has been delivered and not validly withdrawn is conditioned upon the holder delivering the debentures if the debentures are in certificated form, together with necessary endorsements, to the paying agent at any time after delivery of the repurchase notice. We will cause the repurchase price for the debentures to be paid promptly following the later of the applicable repurchase date or the time of delivery of the debentures, together with such endorsements.

     If the paying agent holds money sufficient to pay the repurchase price of the debentures for which a repurchase notice has been given on the second business day immediately following the applicable repurchase date in accordance with the terms of the indenture, then, immediately after the applicable repurchase date, the debentures will cease to be outstanding and interest, if any, on the debentures will cease to accrue, whether or not the debentures are delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the repurchase price upon delivery of the debentures.

     Our ability to repurchase debentures for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends, loans or other distributions from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the repurchase price in cash for all the debentures that might be delivered by holders of debentures seeking to exercise the repurchase right. See "Risk Factors -- Risks Relating to the Debentures and the Common Stock -- Our ability to repurchase your debentures or to pay the cash consideration due upon conversion in connection with a fundamental change or as otherwise required by the terms of the indenture may be limited."

Exchange in Lieu of Repurchase

     If you exercise your right to require us to repurchase debentures held by you, we may cause the debentures first to be offered to a financial institution chosen by us for exchange in lieu of repurchase. In order to accept any debentures surrendered for repurchase, the designated institution must agree to deliver, in exchange for such debentures, the repurchase price for such debentures you otherwise would receive upon repurchase by us. If the designated institution accepts any such debentures for repurchase, it will deliver the repurchase price to the paying agent. Any debentures purchased by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for repurchase but does not timely deliver the related repurchase price payment, we will, as promptly as practical thereafter, but not later than one business day following the applicable repurchase date, cause the repurchase price for the debentures to be paid.

     Our designation of an institution to which the debentures may be submitted for repurchase does not require the institution to accept any debentures. If the designated institution declines to accept any debentures surrendered for repurchase, we will repurchase the debentures on the terms provided in the indenture.

     We will not pay any consideration to, or otherwise enter into any arrangement with, the designated institution for or with respect to such designation.

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Merger and Sales of Assets

     We may not (1) consolidate with or merge with or into any other person or convey, sell, transfer or lease or otherwise dispose of all or substantially all of our assets to any other person in any one transaction or series of related transactions, or (2) permit any person to consolidate with or merge into us, unless:

     o in the case of a merger or consolidation, either we are the surviving person, or if we are not the surviving person, the surviving person formed by such consolidation or into which we are merged or the person to which our properties and assets are so transferred shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall execute and deliver to the trustee a supplemental indenture expressly assuming the payment when due of the principal of and interest, if any, on the debentures and the performance of each of our other covenants under the debentures and the indenture; and

     o in either case, immediately after giving effect to such transaction, no default or event of default shall have occurred and be continuing.

     In the case of a merger or consolidation pursuant to which all or substantially all of our common stock would be converted into cash, securities or other property, or any sale, transfer or lease of all or substantially all of our assets, the right to convert a debenture into our common stock will be changed into a right to convert the debentures into the type and amount of cash, securities or other property that you would have received if you had held a number of shares of our common stock equal to the product of 37.5090 and the parity share number then in effect immediately prior to the transaction; provided, however, that upon conversion you will continue to receive cash in satisfaction of all or a portion of the conversion consideration as described above under "-- Conversion Rights." For purposes of the foregoing, the type and amount of consideration that you would have been entitled to receive as a holder of our common stock in the case of a merger or consolidation that cause our common stock to be converted into the right to receive more than a single type and amount of consideration (determined based in part upon any form of stockholder election), will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. In addition, if the transaction constitutes a change in control and you convert your debentures in connection with the transaction, we will, under certain circumstances (but only prior to September 30, 2010), increase the capped anti-dilution multiplier, as described above under "-- Adjustment to Conversion Rights Upon a Fundamental Change."

Events of Default

     The following are events of default with respect to the debentures:

     o default for 30 days in payment of any interest, contingent interest or additional interest due and payable on the debentures;

     o default in payment of accreted principal of the debentures at maturity, upon redemption, upon repurchase or following a fundamental change, when the same becomes due and payable;

     o default by us or any of our subsidiaries in the payment of principal, interest or premium when due under any other instruments of indebtedness having an aggregate outstanding principal amount of $50.0 million (or its equivalent in any other currency or currencies) or more, and such default continues in effect for more than 30 days after the expiration of any grace period or extension of time for payment applicable thereto;

     o default in our conversion obligations upon exercise of a holder's conversion right, unless such default is cured within five days after written notice of default is given to us by the trustee or the holder of such debenture;

     o default in our obligations to give notice of the occurrence of a fundamental change within the time required to give such notice;

     o acceleration of any of our indebtedness or the indebtedness of any of our subsidiaries under any instrument or instruments evidencing indebtedness (other than the debentures) having an aggregate outstanding principal amount of $50.0 million (or its equivalent in any other currency or currencies) or more unless such acceleration has been rescinded or annulled within 30 days after written notice of such acceleration has been received by us;

     o default in our performance of any other covenants or agreements contained in the indenture or the debentures for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the debentures; and

     o certain events of bankruptcy, insolvency and reorganization of us or any of our subsidiaries.

     The indenture requires that we file annually with the trustee a certificate describing any default by us in the performance of any conditions or covenants that has occurred under the indenture and its status. We must give the trustee written notice within 30 days of any default under the indenture that could mature into an event of default described in the seventh bullet point above.

     The indenture provides that if an event of default occurs and is continuing with respect to the debentures, either the trustee or the registered holders of at least 25% in aggregate accreted principal amount of the debentures then outstanding may declare the principal amount, plus accrued and unpaid interest, including additional interest and contingent interest, if any, on the debentures to be due and payable immediately. If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the accreted principal amount plus accrued and unpaid interest, including additional interest and contingent interest, if any, on the debentures automatically will become immediately due and payable without any action on the part of the trustee or any holder. At any time after a declaration of acceleration, but before a judgment or decree for payment of money has been obtained, if all events of default with respect to the debentures have been cured (other than the nonpayment of accreted principal of or interest on the debentures which has become due solely by reason of the declaration of acceleration), then the declaration of acceleration shall be automatically annulled and rescinded.

     A holder of debentures may pursue any remedy under the indenture only if:

     o the holder gives the trustee written notice of a continuing event of default;

     o the holders of at least 25% in aggregate accreted principal amount of the then outstanding debentures make a written request to the trustee to pursue the remedy;

     o the trustee fails to act for a period of 60 days after receipt of notice and offer of indemnity; and

     o during that 60-day period, the holders of a majority in aggregate accreted principal amount of the then outstanding debentures do not give the trustee a direction inconsistent with the request.

     This provision does not, however, affect the right of a holder of debentures to sue for enforcement of payment of the accreted principal of, or interest on, the holder's debenture on or after the respective due dates expressed in its debentures or the holder's right to convert its debentures in accordance with the indenture.

     The trustee is entitled under the indenture, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified to its satisfaction before proceeding to exercise any right or power under the indenture at the direction of the holders of the debentures. The indenture also provides that the holders of a majority in aggregate accreted principal amount of the then outstanding debentures may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debentures. The trustee, however, may refuse to follow any such direction that conflicts with law or the indenture, is prejudicial to the rights of other holders of the debentures, or would involve the trustee in personal liability.

     The indenture provides that while the trustee generally must mail notice of a default or event of default to the holders of the debentures within 90 days of occurrence, the trustee may withhold notice of any default or event of default (except in payment on the debentures) if the trustee in good faith determines that the withholding of such notice is in the interests of the registered holders of the debentures.

Modification and Waiver

     We may amend or supplement the indenture if the holders of a majority in accreted principal amount of the then outstanding debentures consent to it. Without the consent of the holder of each debenture affected thereby, however, no amendment, supplement or waiver may:

     o reduce the amount of debentures whose holders must consent to an amendment, supplement or waiver;

     o reduce the rate of accrual of interest or modify the method for calculating interest or change the time for payment of interest on the debentures;

     o modify the provisions with respect to holder's rights upon a fundamental change in a manner adverse to the holders of the debentures, including our obligations to convert the debentures following a fundamental change;

     o reduce the initial or accreted principal amount of the debentures or change the final stated maturity of the debentures;

     o reduce the redemption or repurchase price of the debentures or change the time at which the debentures may or must be redeemed or repurchased;

     o make payments on the debentures payable in currency other than as originally stated in the debentures;

     o impair the holder's right to institute suit for the enforcement of any payment on the debentures;

     o make any change in the percentage of principal amount of debentures necessary to waive compliance with provisions of the indenture or to make any change in this provision for modification;

     o waive a continuing default or event of default regarding any payment on the debentures (except a rescission of acceleration of the debentures as provided in the indenture and a waiver of the payment default that resulted from such acceleration); or

     o adversely affect the conversion or repurchase provisions of the debentures.

     We may amend or supplement the indenture or waive any provision of it without the consent of any holders of debentures in some circumstances, including:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to conform the text of the indenture to any provision of this Description of the Debentures;

     o to provide for the assumption of our obligations under the indenture by a successor upon any merger, consolidation or asset transfer permitted under the indenture;

     o to provide for exchange rights of holders of debentures in certain events such as our consolidation or merger or the sale or all or substantially all of our assets;

     o to provide for global debentures in addition to or in place of certificated debentures;

     o    to secure the debentures or to provide guarantees of the debentures;

     o to comply with any requirement to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

     o to evidence and provide for the acceptance of the appointment under the indenture of a successor trustee;

     o to add covenants that would benefit the holders of debentures or to surrender any rights we have under the indenture;

     o    to add events of default with respect to the debentures; or

     o to make any change that does not adversely affect any outstanding debentures in any material respect.

     The holders of a majority in aggregate principal amount of the then outstanding debentures generally may waive any existing or past default or event of default relating to the debentures. Those holders may not, however, waive any default or event of default in any payment on any debenture or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Registration Rights

     We have entered into a registration rights agreement with the Initial Purchasers. In the registration rights agreement we agree, for the benefit of the holders of debentures and the shares into which the debentures are convertible (which we refer to collectively as the "registrable securities"), that we will, at our expense:

     o file with the SEC, within 90 days after the date the debentures are originally issued, a shelf registration statement covering resales of the registrable securities;

     o use our reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act within 210 days after the date the debentures are originally issued; and

     o use our reasonable best efforts to keep effective the shelf registration statement until the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Conseco and (3) two years after the effective date of the shelf registration statement.

     We will be permitted to suspend the use of the prospectus that is part of the effective shelf registration statement in connection with the sale of registrable securities during prescribed periods of time for reasons relating to pending corporate developments, public filings with the SEC and other events. The periods during which we can suspend the use of the prospectus may not, however, exceed a total of 30 days in any 90-day period or a total of 90 days in any 12-month period. We will provide to each holder of registrable securities copies of the prospectus that is a part of the shelf registration statement, notify each holder when the shelf registration statement has been filed with the SEC and when such shelf registration statement has become effective and take certain other actions required to permit public resales of the registrable securities.

     If you elect to convert your debentures prior to the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement, (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by our non-affiliates and (3) two years after the effective date of the shelf registration statement, and during a period when the shelf registration statement has ceased to be (or has not yet become) effective (or we otherwise prevent or restrict holders of registrable securities from making sales under the registration statement), you may receive unregistered shares of our common stock.

     We may, upon written notice to all holders of debentures, postpone having the shelf registration statement declared effective, for a reasonable period not to exceed 90 days if we possess material non-public information the disclosure of which would have a material adverse effect on us and our subsidiaries taken as a whole. Notwithstanding any such postponement, additional interest referred to as "additional interest," will accrue on the debentures if either of the following registration defaults occurs:

     o on or prior to the 90th day following the date the debentures were originally issued, a shelf registration statement has not been filed with the SEC;

     o on or prior to the 210th day following the date the debentures were originally issued, the shelf registration statement is not declared effective; or

     o we fail to keep the shelf registration statement that has been declared effective continuously effective and usable, subject to certain exceptions, for the period required.

     In that case, additional interest will accrue on any debentures which are then restricted securities, from and including the day following the registration default to but excluding the day on which the registration default has been cured. Additional interest will be paid semi-annually in arrears, with the first semi-annual payment due on the first interest payment date following the date on which the additional interest began to accrue on any debentures. In no event will additional interest accrue on our common stock.

     The rates at which additional interest will accrue on any debentures will be as follows:

     o 0.25% of the principal amount per annum to and including the 90th day after the registration default; and

     o 0.50% of the principal amount per annum from and after the 91st day after the registration default.

     In addition, additional interest will accrue on any debentures if:

     o the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 30 days, whether or not consecutive, during any 90-day period; or

     o the shelf registration statement ceases to be effective, or we otherwise prevent or restrict holders of registrable securities from making sales under the shelf registration statement, for more than 90 days, whether or not consecutive, during any 12-month period.

     In either event, additional interest will accrue on any debentures at a rate of 0.50% per annum from the 31st day of the 90-day period or the 91st day of the 12-month period until the earlier of the following:

     o the time the shelf registration statement again becomes effective or the holders of registrable securities are again able to make sales under the shelf registration statement, depending on which event triggered the additional interest; or

     o the earliest of (1) the sale of all outstanding registrable securities registered under the shelf registration statement; (2) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Conseco; and (3) two years after the effective date of the shelf registration statement.

     A holder who elects to sell any registrable securities pursuant to the shelf registration statement:

     o will be required to be named as a selling security holder in the related prospectus;

     o    may be required to deliver a prospectus to purchasers;

     o may be subject to certain civil liability provisions under the Securities Act in connection with those sales; and

     o will be bound by the provisions of the registration rights agreement that apply to a holder making such an election, including certain indemnification provisions.

     We will mail a notice and questionnaire to the holders of registrable securities not less than 30 calendar days prior to the effective time of the shelf registration statement.

     No holder of registrable securities will be entitled:

     o to be named as a selling security holder in the shelf registration statement as of the date the shelf registration statement is declared effective; or

     o to use the prospectus forming a part of the shelf registration statement for offers and resales of registrable securities at any time,

unless such holder has returned a completed and signed notice and questionnaire to us by the deadline for response set forth in the notice and questionnaire. Holders of registrable securities will, however, have at least 28 calendar days from the date on which the notice and questionnaire is first mailed to return a completed and signed notice and questionnaire to us.

     Beneficial owners of registrable securities who have not returned a notice and questionnaire by the questionnaire deadline described above may receive another notice and questionnaire from us upon request. Following our receipt of a completed and signed notice and questionnaire, we will include the registrable securities covered thereby in the shelf registration statement, provided that we will not be obligated to file a post-effective amendment to add any beneficial owners of registrable securities to the shelf registration statement more than once per calendar quarter for all such beneficial owners.

     We will agree in the registration rights agreement to use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the debentures to be listed on the New York Stock Exchange. However, if our common stock is not then listed on the New York Stock Exchange, we will use our reasonable best efforts to cause the shares of our common stock issuable upon conversion of the debentures to be quoted or listed on whichever market or exchange our common stock is then primarily traded, upon effectiveness of the shelf registration statement.

     This summary of certain provisions of the registration rights agreement is not complete and is subject to, and qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which will be made available to beneficial owners of the debentures upon request to us.

Calculations in Respect of Debentures

     We will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the trading prices of the debentures and the sale prices of our common stock, any accrued interest payable on the debentures, the capped anti-dilution multiplier, the uncapped anti-dilution multiplier, the parity share number and the projected payment schedule. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the debentures. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of the debentures upon the request of that holder.

Governing Law

     The indenture and the debentures are governed by, and construed in accordance with, the laws of the State of New York.

Trustee

     The Bank of New York Trust Company, N.A. is the trustee, registrar, conversion agent and paying agent. The trustee maintains an office in New York, New York.

     If an event of default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any debentures only after those holders have offered the trustee indemnity satisfactory to it.

     If the trustee becomes one of our creditors, it may become subject to limitations in the indenture on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign as trustee under the indenture.

Form, Exchange, Registration and Transfer

     The debentures are issued in registered form, without interest coupons. Debentures are exchangeable for other debentures for the same principal amount and for the same terms but in different authorized denominations in accordance with the indenture.

     Holders may present debentures for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

     We have appointed the trustee as security registrar for the debentures. We may at any time rescind that designation or approve a change in the location through which any registrar acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional registrars for the debentures.

Payment and Paying Agents

     Payments on the debentures will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, with respect to the global debenture, by wire transfer. We will make any required interest payments to the person in whose name each debenture is registered at the close of business on the record date for the interest payment.

     The trustee will be designated as our paying agent for payments on the debentures. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

     We will maintain an office in the Borough of Manhattan, the City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, exchange, registration of transfer or exchange for other denominations. This office will initially be an office or agency of the trustee.

     Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the debentures that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices

     Except as otherwise described in this prospectus, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Replacement of Debentures

     We will replace any debentures that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debentures or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of lost, stolen or destroyed debentures, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debentures before a replacement debenture will be issued.

Book-Entry System

     The debentures are represented by a permanent global debenture in definitive, fully-registered form without interest coupons. The global debenture is deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC.

     Except in the limited circumstances described below, holders of debentures represented by interests in the global debenture will not be entitled to receive debentures in certificated form.

     DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York Uniform Commercial Code and a "clearing corporation" with the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of institutions that have accounts with DTC (which we refer to as "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     Ownership of beneficial interests in the global debenture is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global debenture will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in the global debenture other than participants).

     Except as set forth below and in the indenture, owners of beneficial interests in the global debenture will not be entitled to receive debentures in certificated form and will not be considered to be the owners or holders of any debentures under the global debenture. We understand that under existing industry practice, in the event an owner of a beneficial interest in the global debenture desires to take any actions that DTC, as the holder of the global debenture, is entitled to take, DTC would authorize the participants to take such action, and that participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them. No beneficial owner of an interest in the global debenture will be able to transfer the interest except in accordance with DTC's applicable procedures, in addition to those provided for under the indenture.

     Payments of the principal of and interest on the debentures represented by the global debenture registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debenture.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of the global debenture, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of the global debenture as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global debenture held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for accounts of customers registered in the names of nominees for such customers. Such payments, however, will be the responsibility of such participants and indirect participants, and neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global debenture or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or the relationship between such participants and the owners of beneficial interests in the global debenture.

     Unless and until it is exchanged in whole or in part for debentures in certificated form, the global debenture may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC may grant proxies and otherwise authorize any person, including agent members and persons that may hold interests through agent members, to take any action that a holder is entitled to take. We expect that DTC will take any action permitted to be taken by a holder of debentures (including the presentation of debentures for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global debenture is credited and only in respect of such portion of the aggregate principal amount of the debentures as to which such participant or participants has or have given such direction. However, if there is an event of default under the debentures, the global debenture may be exchanged for debentures in certificated form.

     Although we expect that DTC will agree to the foregoing procedures in order to facilitate transfers of interests in the global debenture among participants of DTC, DTC is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC or their participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If DTC is at any time unwilling to continue as a depositary for the global debenture and a successor depositary is not appointed by us within 90 days, or under other circumstances described in the indenture, we will issue debentures in fully registered, certificated form in exchange for the global debenture.

                          DESCRIPTION OF CAPITAL STOCK

General

     The following description of our capital stock is a summary. It summarizes only those aspects of our capital stock that we believe will be most important to your decision to invest in the debentures. You should keep in mind, however, that it is our certificate of incorporation, including any certificates of designations that are a part of our certificate of incorporation, and our bylaws and Delaware law, and not this summary, which define your rights as a securityholder. There may be other provisions in these documents that are also important to you. You should read these documents for a full description of the terms of our capital stock.

     Our certificate of incorporation authorizes us to issue 8,000,000,000 shares of common stock, par value $0.01 per share, and 265,000,000 shares of preferred stock, par value $0.01 per share. As of December 31, 2005 there were 152,830,187 shares of our common stock outstanding including 1,316,753 shares of restricted stock issued but not yet vested under our 2003 Amended and Restated Long-Term Incentive Plan and 27,600,000 shares of our class B preferred stock outstanding. We have also issued series A warrants to purchase shares of our common stock. The series A warrants are exercisable for an aggregate of 5,999,686 shares of our common stock at an exercise price of $27.60 per share, subject to certain anti-dilution provisions, and expire on September 10, 2008.

Class B Mandatorily Convertible Preferred Stock

     Ranking. The class B preferred stock ranks (i) junior to all of our and our subsidiaries' existing and future debt obligations; (ii) junior to any class or series of our capital stock the terms of which provide that such class or series will rank senior to the class B preferred stock; (iii) senior to any class or series of our capital stock the terms of which provide that such class or series will rank junior to the class B preferred stock; (iv) senior in right of payment to all of our common stock now outstanding or to be issued in the future; and
(v) on a parity with any other class or series of our capital stock ranking pari passu with the class B preferred stock as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up.

     Liquidation. Upon our liquidation, dissolution or winding up, no distribution shall be made:

     o to the holders of stock ranking junior to the class B preferred stock unless, prior thereto, the holders of class B preferred stock shall have received a liquidation preference of $25.00 per share, plus an amount equal to accrued but unpaid dividends thereon, whether or not declared, through the date of such payment; or

     o to the holders of stock ranking on a parity with the class B preferred stock, except distributions made ratably on such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

     Dividends. Dividends on the shares of class B preferred stock are payable quarterly in cash on February 15, May 15, August 15, and November 15 of each year, or the following business day if such day is not a business day, at the annual rate of $1.375 per share. The quarterly dividend on the shares of class B preferred stock is $0.34375 per share of class B preferred stock.

     We will pay dividends in cash on the class B preferred stock on each dividend payment date unless the board determines that we do not have legally available assets for such payment or such dividend payment would result in a default under our senior credit facility. Notwithstanding the foregoing, the right of holders of the class B preferred stock to receive payments of dividends on the class B preferred stock is subject to the rights of any senior stock and parity stock issued in accordance with the terms of the class B preferred stock.

     Dividends on the class B preferred stock will be cumulative, whether or not there are assets legally available for the payment of such dividends. This means that, if our board of directors does not declare a dividend for any reason, the dividend will accumulate until declared and paid. Accumulated unpaid dividends will cumulate dividends at the annual rate of 5.50% and are payable in the manner provided above.

     Unless all dividends on the class B preferred stock for all past quarterly dividend periods shall have been paid in full, we will not:

     o declare or pay any dividend or make any distribution of assets on any of our capital stock now or hereafter authorized that ranks junior to the class B preferred stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, including our common stock, which we call junior stock, other than dividends or distributions in the form of junior stock;

     o redeem, purchase or otherwise acquire any junior stock, except upon conversion or exchange for other junior stock; or

     o redeem, purchase or otherwise acquire any of our capital stock now or hereafter authorized that ranks equally with the class B preferred stock as to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, except upon conversion or exchange for junior stock.

     Voting Rights. The holders of the shares of class B preferred stock are not entitled to any voting rights, except as required by applicable state law, our amended and restated certificate of incorporation and as described below.

     Unless the approval of a greater number of shares of class B preferred stock is required by law, we will not, without the approval of the holders of at least two-thirds of the shares of class B preferred stock then outstanding, voting together as a single class:

     o amend, alter or repeal any provisions of our amended and restated certificate of incorporation or bylaws by way of merger, consolidation or otherwise, that would affect adversely any right, preference, privilege or voting power of the class B preferred stock;

     o reclassify any of our authorized stock into any stock of any class, or any obligation or security convertible into or evidencing a right to purchase such stock, ranking senior to the class B preferred stock;

     o issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking senior to the class B preferred stock; provided, that we may issue, authorize or increase the authorized amount of, or issue or authorize any obligation or security convertible into or evidencing a right to purchase, stock ranking on a parity with or junior to the class B preferred stock without the vote of the holders of the class B preferred stock; or

     o voluntarily liquidate, dissolve or wind up our affairs, or sell, lease or convey, other than by mortgage, all or substantially all of our property or business, or consolidate or merge with or into any other corporation, except any such consolidation or merger wherein none of the rights, preferences, privileges or voting powers of the class B preferred stock or the holders thereof are adversely affected.

     In addition, we will not, without the approval of each holder of shares of class B preferred stock affected thereby, amend our amended and restated certificate of incorporation in a manner that:

     o adversely changes the dividends payable on the class B preferred stock;

     o adversely changes the liquidation preference of the class B preferred stock; or

     o adversely affects the conversion provisions of the class B preferred stock.

     If and whenever six full quarterly dividends, whether or not consecutive, payable on the class B preferred stock or any parity stock are not paid, the number of directors constituting our board of directors will be increased by two and the holders of the class B preferred stock and any parity stock, voting together as a single class, with such vote being in proportion to the relative liquidation values of the voting shares, will be entitled to elect those additional directors. In the event of such a non-payment, any holder of such preferred stock, including the class B preferred stock, may request that we call a special meeting of the holders of such preferred stock for the purpose of electing the additional directors and we must call such meeting within 30 days of such request. If we fail to call such a meeting within 30 days of such request, then holders of 10% of such outstanding preferred stock, determined by liquidation value, including the class B preferred stock, taken as a single class, can call a meeting. If all accumulated dividends on such preferred stock, including the class B preferred stock, have been paid in full or set apart for payment and dividends for the current quarterly dividend period shall have been paid or set apart for payment, the holders of the class B preferred stock and such other preferred stock will no longer have the right to vote on directors and the term of office of each director so elected will terminate and the number of our directors will, without further action, be reduced by two.

     In addition to the requirements set forth above, under Delaware law any amendment of our amended and restated certificate of incorporation, including any amendment related solely to the terms of the class B preferred stock, must be approved by a majority of all of our capital stock, including our common stock.

     Redemption. The class B preferred stock is not redeemable.

     Mandatory Conversion. Each of the shares of class B preferred stock, unless previously converted, will automatically convert on May 15, 2007, which we call the mandatory conversion date, into a number of newly issued shares of our common stock at the conversion rate described below:

     If the applicable market value of our common stock is equal to or greater than $22.27, which we call the threshold appreciation price, then the conversion rate will be 1.1228 shares of our common stock per share of class B preferred stock, which we call the minimum conversion rate.

     If the applicable market value of our common stock is less than the threshold appreciation price but greater than $18.25, which we call the initial price, the conversion rate will be equal to $25 divided by the applicable market value of our common stock per share of class B preferred stock.

     If the applicable market value of our common stock is less than or equal to the initial price, the conversion rate will be 1.3699 shares of our common stock per share of class B preferred stock, which we call the maximum conversion rate.

     In addition to the number of newly issued shares of our common stock issuable upon conversion of each share of class B preferred stock on the mandatory conversion date as provided above, holders will receive on the mandatory conversion date a payment in cash equal to all accumulated and unpaid dividends on the class B preferred stock, to the extent not prohibited by the terms of our senior credit facility or applicable law. In the event that applicable law or our senior credit facility prohibit us from paying such accumulated and unpaid dividends in cash on the mandatory conversion date, we are obligated to deliver shares of our common stock in respect of such unpaid dividends.

     Provisional Conversion. Prior to the mandatory conversion date, we may at our option cause the conversion of all, but not less than all, of the shares of class B preferred stock then outstanding into shares of our common stock at the minimum conversion rate of 1.1228 shares of our common stock for each share of class B preferred stock; provided that the closing price per share of our common stock has exceeded 150% of the threshold appreciation price, initially approximately $33.41, for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date that we give notice of the optional conversion. We will be able to cause this conversion only if, in addition to issuing holders shares of our common stock as described above, we pay in cash (1) an amount equal to any accrued and unpaid dividends on the shares of class B preferred stock, whether or not declared, and (2) the present value of all remaining dividend payments on the shares of class B preferred stock through and including May 15, 2007, in each case, out of legally available assets.

     Conversion at the Option of the Holder. The holders of shares of class B preferred stock have the right to convert them, in whole or in part, at any time prior to the mandatory conversion date, into shares of our common stock at the minimum conversion rate of 1.1228 shares of our common stock for each share of class B preferred stock.

     Mandatory Conversion Upon Cash Merger. Prior to the mandatory conversion date, if we are involved in a merger in which at least 30% of the consideration for our common stock consists of cash or cash equivalents, which we refer to as a cash merger, then on or after the date of the cash merger, each holder of shares of class B preferred stock will have the right to convert their shares of class B preferred stock at the applicable mandatory conversion rate assuming that the trading day immediately before the cash merger is the mandatory conversion date.

     Anti-Dilution Adjustments. The formula for determining the conversion rate on the mandatory conversion date and the number of shares of our common stock to be delivered upon an early conversion event may be adjusted if certain events occur, including if:

     o we pay dividends and other distributions on our common stock in shares of our common stock;

     o we issue to all holders of our common stock rights or warrants entitling them, for a period of up to 45 days, to subscribe for or purchase our common stock at less than the current market price of our common stock;

     o    we subdivide, split or combine our common stock;

     o we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property;

     o we or any of our subsidiaries successfully completes a tender or exchange offer for our common stock to the extent that the cash and the value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; or

     o someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, the tender offer or exchange offer is for an amount that increases the offeror's ownership of common stock to more than 25% of the total shares of common stock outstanding, and the cash and value of any other consideration included in the payment per share of common stock exceeds the closing sale price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

     Other. We will at all times reserve and keep available out of our authorized and unissued common stock, solely for issuance upon the conversion of the shares of class B preferred stock, that number of shares of common stock as shall from time to time be issuable upon the conversion of all the shares of class B preferred stock then outstanding.

     Our class B preferred stock currently is listed on the New York Stock Exchange under the symbol "CNO PrB." Wachovia Bank, N.A. is the transfer agent, registrar and paying agent for our class B preferred stock.

Common Stock

     Our common stock is listed on the New York Stock Exchange under the symbol "CNO." Wachovia Bank, N.A. is the transfer agent and registrar for our common stock. All outstanding shares of common stock are fully paid and non-assessable.

     Dividends. Except as otherwise provided by Delaware law or our certificate of incorporation, and subject to all rights and preferences of holders of any outstanding shares of preferred stock, holders of common stock share ratably in all dividends and distributions, whether upon liquidation or dissolution or otherwise.

     Voting. Except as otherwise provided by Delaware law or our certificate of incorporation and subject to the rights of holders of any outstanding shares of preferred stock, all of the voting power of our stockholders is vested in the holders of our common stock, and each holder of common stock has one vote for each share held by such holder on all matters voted upon by our stockholders.

     Notwithstanding the voting rights granted to holders of common stock and preferred stock in our certificate of incorporation or in any certificate of designations relating to any preferred stock, the voting rights of any common stock or preferred stock held by any holder as of September 10, 2003, the effective date of our predecessor company's plan of reorganization, are automatically reduced with respect to any particular stockholder vote or action by written consent to the extent, if any, required to avoid a presumption of control arising from the beneficial ownership of voting securities under the insurance statutes or regulations applicable to any of our direct or indirect insurance company subsidiaries, provided that no such reduction reduces such voting rights, without such holder's written consent:

     o by more than the minimum amount required to reduce such voting rights to less than 10% of the aggregate voting rights of all stock entitled to vote or consent with respect to such vote or action, or

     o to the extent that such holder's acquisition of control or deemed acquisition of control of our direct and indirect insurance company subsidiaries has been approved under, or is exempt from the approval requirements of, all insurance statutes and regulations applicable to our direct and indirect insurance company subsidiaries.

     Board of Directors. Except as otherwise provided in our certificate of incorporation or any duly authorized certificate of designations of any series of preferred stock, directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting of the stockholders at which directors are elected and entitled to vote in the election of directors or pursuant to a valid written consent in lieu of a meeting.

     At each annual meeting of stockholders, directors are elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election is not so held, such election will take place at a stockholders' meeting called and held in accordance with Delaware law. At each annual meeting of stockholders, directors to replace those whose terms expire at such annual meeting will be elected to hold office until the next succeeding annual meeting and until their respective successors have been duly elected and qualified.

     Other. Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. Shares of common stock are not subject to calls or assessments.

Series A Warrants

     In connection with our predecessor company's plan of reorganization, we issued series A warrants to purchase shares of our common stock to holders of our predecessor company's trust preferred securities.

     General. Each series A warrant entitles its holder to purchase one share of common stock at a price of $27.60 per share. The series A warrants are exercisable for an aggregate of 5,999,686 shares of common stock and expire on September 10, 2008.

     Antidilution Provisions. If we:

     o pay a dividend or make a distribution on our common stock in shares of common stock;

     o subdivide the outstanding shares of common stock into a greater number of shares;

     o combine the outstanding shares of our common stock into a smaller number of shares; or

     o issue by reclassification of our common stock any shares of our capital stock,

then the exercise price of the series A warrants in effect immediately prior to such action will be proportionately adjusted so that the holder of any series A warrant thereafter exercised may receive the aggregate number and kind of shares of our capital stock that such holder would have owned immediately following such action if such series A warrant had been exercised immediately prior to such action.

     The exercise price of the series A warrants will be adjusted if we issue any rights, options, warrants or other securities exercisable for, or convertible into, shares of our common stock to all holders of our common stock entitling them to purchase shares of common stock at a price per share less than the market price per share on the record date applicable to such distribution.

     No adjustment in the exercise price will be made unless the adjustment would require an increase or decrease of at least 1% in the exercise price. Any adjustments that are not made will be carried forward and taken into account in any subsequent adjustment.

     Upon each adjustment of the exercise price, each series A warrant outstanding prior to the making of the adjustment in the exercise price will thereafter evidence the right to receive upon payment of the adjusted exercise price a number of shares of common stock proportionately adjusted to reflect the adjustment in the exercise price.

     Reorganization, Merger or Sale. If we consolidate or merge with or into, or transfer or lease all or substantially all our assets to, any person, upon consummation of such transaction the series A warrants shall automatically become exercisable for the kind and amount of securities, cash or other assets which the holder of a series A warrant would have owned immediately after the consolidation, merger, transfer or lease if the holder had exercised the series A warrant immediately before the effective date of the transaction.

Anti-takeover Provisions of Our Certificate of Incorporation and Bylaws

     Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and which may have the effect of delaying, deferring or preventing our future takeover or change of control unless the takeover or change of control is approved by our board of directors. These provisions may also render the removal of the current board of directors and of management more difficult. These provisions include:

     o    advance notice requirements for stockholder proposals and nominations;
          and

     o the authority of our board of directors to issue, without stockholder approval, certain series of preferred stock with such terms as the board of directors may determine.

Anti-Takeover Effects of Certain Insurance Laws

     The insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the voting power of our capital stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

                             SELLING SECURITYHOLDERS

     The debentures were originally issued to the Initial Purchasers in a private offering that closed on August 15, 2005. The Initial Purchasers have advised us that the debentures were resold in transactions exempt from the registration requirements of the Securities Act to "qualified institutional buyers," as defined by Rule 144A under the Securities Act. Selling securityholders, including their transferees, pledgees, donees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the debentures and the common stock into which the debentures may be convertible.

     The table below sets forth information with respect to the selling securityholders, the principal amount of the debentures and the number of shares of common stock into which the debentures may be convertible beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Unless set forth below, none of the selling securityholders has had within the past three years any material relationship with us or any of our predecessors or affiliates.

     We have prepared the table based on information given to us by, or on behalf of, the selling securityholders on or before March 15, 2006. Because the selling securityholders may offer, pursuant to this prospectus, all or some portion of the debentures or common stock listed below, no estimate can be given as to the amount of debentures or common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table may have sold, transferred or otherwise disposed of, in transactions exempt from the registration requirements of the Securities Act, some or all of their debentures since the date as of which the information in the table is presented.

     Information about the selling securityholders may change over time. Any changed information given to us by the selling securityholders will be set forth in prospectus supplements or amendments to this prospectus if and when necessary.

                                                     Original
                                                 Principal Amount                                                Percentage of
                                                   of Debentures       Percentage of      Number of Shares of     Common Stock
                                                   Beneficially          Debentures        Common Stock That    Outstanding (2)
Selling Securityholder                           Owned and Offered      Outstanding         May be Sold (1)           (3)
-------------------------------------------      -----------------     -------------      -------------------   ---------------
AHFP Context (4) ..........................       $    250,000              *                      1,565               *
Black Diamond Convertible Offshore LDC (5).          1,500,000              *                      9,389               *
Black Diamond Offshore Ltd. (5) ...........          1,367,000              *                      8,556               *
CC Convertible Arbitrage, Ltd. (6) (26) ...          3,000,000              *                     18,777               *
Chrysler Corporation Master Retirement Trust
   (7) (8) ................................          6,300,000              1.9%                  39,432               *
CNH CA Master Account, LLP (9) ............          1,000,000              *                      6,259               *
Columbia Convertible Securities Fund (10) .          6,655,000              2.0                   41,654               *
Context Convertible Arbitrage Fund, LP (4).            900,000              *                      5,633               *
Context Convertible Arbitrage Offshore, Ltd.
   (4) ....................................          4,275,000              1.3                   26,757               *
Convertible Securities Fund (11) ..........             35,000              *                        219               *
CQS Convertible and Quantitative Strategies
   Masterfund Limited .....................         12,500,000              3.8                   78,238               *
Credit Suisse Europe Limited (26)..........         69,250,000             21.0                  433,436               *
Delaware Public Employees' Retirement System
   (7) ....................................          2,565,000              *                     16,054               *
Delta Air Lines Master Trust - CV (7) (8) .          1,365,000              *                      8,544               *
Delta Pilots Disability & Survivorship Trust
   - CV (7) (8)............................            765,000              *                      4,788               *
Deutsche Bank Securities Inc. (25).........          4,500,000              1.4                   28,166               *
Double Black Diamond Offshore LDC (5)......          9,133,000              2.8                   57,163               *
Ellington Overseas Partners, Ltd. (11).....         16,850,000              5.1                  105,464               *
Empyrean Capital Fund, LP..................          3,988,900              1.2                   24,967               *
Empyrean Capital Overseas Fund, Ltd. ......          6,763,500              2.0                   42,333               *
Empyrean Capital Overseas Benefit Plan Fund,
   Ltd. ...................................            747,600              *                      4,679               *
Finch Tactical Plus Class B (4) ...........            100,000              *                        626               *
F.M. Kirby Foundation, Inc. (7) (8)........          1,150,000              *                      7,198               *
Fore Convertible Master Fund, Ltd. (12) ...          5,000,000              1.5                   31,295               *
Fore ERISA Fund, Ltd. (12).................          1,000,000              *                      6,259               *
Goldman Sachs & Co. (25) ..................          4,715,000              1.4                   29,511               *
Guggenheim Portfolio Company VIII (Cayman),
   Ltd. (13) (26) .........................          1,000,000              *                      6,259               *
HBFT LLC (14)..............................          1,075,000              *                      6,728               *
HBMC LLC (14) .............................          3,450,000              1.0                   21,594               *
Highbridge International LLC (14) .........         14,975,000              4.5                   93,729               *
ING Equity Income Fund ....................          2,035,000              *                     12,737               *
Institutional Benchmark Series (Master
   Feeder) Limited in Respect of Electra
   Series c/o Quattro Fund (15)............            700,000              *                      4,381               *
International Truck & Engine Corporation
   Non-Contributory Retirement Plan Trust
   (7) (8).................................            610,000              *                      3,818               *
International Truck & Engine Corporation
   Retiree Health Benefit Trust (7) (8) ...            365,000              *                      2,285               *
International Truck & Engine Corporation
   Retirement Plan for Salaried Employees
   Trust (7) (8) ..........................            335,000              *                      2,097               *
JPMorgan Securities Inc. (25) .............          1,702,000              *                     10,653               *
Kamunting Street Capital Management, LP (16)         8,000,000              2.4                   50,072               *
Kamunting Street Master Fund, LTD (16).....          3,500,000              1.1                   21,907               *
KBC Financial Products USA Inc. (25) ......            900,000              *                      5,633               *
Lyxor / Context Fund Ltd (4) (26) .........            800,000              *                      5,007               *
Lyxor / Quest Fund Ltd (17) ...............          1,400,000              *                      8,763               *
Mackay Shields LLC. as Investment Advisor to
   Nations Annuity Trust High Yield (18)...            210,000              *                      1,314               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay Diversified Income Fund (18)...             70,000              *                        438               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay High Yield Fund (18)...........          9,680,000              2.9                   60,587               *
Mackay Shields LLC. as Investment Advisor to
   Nations High Yield Bond Fund (18).......          2,290,000              *                     14,333               *
Mackay Shields LLC. as Sub Advisor to
   Mainstay VP Series High Yield (18)......          3,120,000              *                     19,528               *
Man Mac 1, Ltd. (19) ......................          2,000,000              *                     12,518               *

                                                     Original
                                                 Principal Amount                                                Percentage of
                                                   of Debentures       Percentage of      Number of Shares of     Common Stock
                                                   Beneficially          Debentures        Common Stock That    Outstanding (2)
Selling Securityholder                           Owned and Offered      Outstanding         May be Sold (1)           (3)
-------------------------------------------      -----------------     -------------      -------------------   ---------------
MFS Total Return Fund A Series of MFS Series
   Trust IV................................          6,100,000              1.8                   38,180               *
Microsoft Corporation (8)..................          1,025,000              *                      6,415               *
Morgan Stanley Fundamental Value Fund (25)             210,000              *                      1,314               *
National Bank of Canada (4) (26) ..........          1,175,000              *                      7,354               *
OCM Convertible Trust (7) (8) (26) ........          2,545,000              *                     15,929               *
OCM Global Convertible Securities Fund (7)
   (8) (26) ...............................            675,000              *                      4,225               *
OZ Master Fund, Ltd. (20) .................         18,000,000              5.5                  112,662
Partner Reinsurance Company Ltd. (7) (8)...          1,385,000              *                      8,669               *
Partners Group Alternative Strategies PCC
   Limited, Red Delta Cell ................            625,000              *                      3,912               *
Quattro Fund Ltd (21)......................         12,075,000              3.7                   75,577               *
Quattro Multistrategy Masterfund LP (21)...            700,000              *                      4,381               *
Quest Global Convertible Master Fund Ltd.
   (17)....................................            600,000              *                      3,755               *
Qwest Occupational Health Trust (7) (8)....            595,000              *                      3,724               *
Qwest Pension Trust (7) (8)................          1,495,000              *                      9,357               *
The St. Paul Travelers Companies, Inc. -
   Commercial Lines (7) (8)................          2,205,000              *                     13,801               *
Sage Capital Management, LLC (22)..........            900,000              *                      5,633               *
SG Americas Securities, LLC (25) ..........            810,000              *                      5,070               *
SuttonBrook Capital Portfolio LP (23)......         13,000,000              3.9                   81,367               *
UBS AG London F/B/O HFS (24) ..............          7,500,000              2.3                   46,943               *
UIF Equity Income Fund (25) ...............            706,000              *                      4,419               *
UnumProvident Corporation (8)..............            780,000              *                      4,882               *
US Allianz Equity Income Fund (25) ........            247,000              *                      1,546               *
Van Kampen Equity and Income Fund (25) ....         26,802,000              8.1                  167,754               *
Vanguard Convertible Securities Fund, Inc.
   (7)(8)..................................          8,840,000              2.7                   55,330               *
Vicis Capital Master Fund (24) ............         10,000,000              3.0                   62,590               *
Virginia Retirement System (7) (8) ........          5,010,000              1.5                   31,358               *
Total (27) ................................       $330,000,000            100.0%               2,065,470               1.4%

-----------------
* Less than 1%.

(1) Calculated based on a daily share amount throughout the applicable ten-day trading conversion reference period of 0.6259. The debentures are convertible into common stock only under certain circumstances, as described in "Description of the Debentures--Conversion Rights." The capped anti-dilution multiplier and the uncapped anti-dilution multiplier are subject to adjustment as described under "Description of the Debentures--Anti-Dilution Adjustments." and "Description of the Debentures--Adjustment to Conversion Rights Upon a Fundamental Change--Adjustment to the Capped Anti-Dilution Multiplier." As a result, the number of shares of common stock that may be issuable upon conversion of the debentures may increase in the future. As holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under "Description of the Debentures--Conversion Procedures," excludes any such fractional shares.

(2) Calculated based on 152,830,187 shares of common stock outstanding as of December 31, 2005. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's debentures, but we did not assume conversion of any other holder's debentures.

(3) Assumes that all holders of debentures, or any future transferees, pledgees, donees or successors of or from such holders of debentures, do not beneficially own any common stock other than the common stock issuable upon conversion of the debentures based on the daily share amounts assumed in (1) above.

(4) Michael S. Rosen and William D. Fertig have voting power or investment power over the selling securityholder.

(5) Clint D. Carlson has voting power or investment power over the selling securityholder.

(6) An investment manager under a management agreement, Castle Creek Convertible Arbitrage LLC, may exercise dispositive power and voting power with respect to the securities held by the selling securityholder. Daniel Asher and Allan Weine are the managing members of Castle Creek Convertible Arbitrage LLC. Each of Castle Creek Convertible Arbitrage LLC, Mr. Asher and Mr. Weine disclaims beneficial ownership of the securities owned by the selling securityholder.

(7) Oaktree Capital Management, LLC is the investment manager of the selling securityholder with respect to the aggregate principal amount of debentures set forth next to such selling securityholder's name in the table above. It does not own any equity interest in the selling securityholder but has voting power and dispositive power over the aggregate principal amount of debentures set forth next to such selling securityholder's name in the table above. Lawrence W. Keele is a principal of Oaktree Capital Management, LLC and is the portfolio manager for the selling securityholder. Mr. Keele, Oaktree Capital Management, LLC and all employees and members of Oaktree Capital Management, LLC disclaim beneficial ownership of the debentures held by the selling securityholder, except for their pecuniary interest therein.

(8) Oaktree Capital Management, LLC, the investment manager of the selling securityholder, has an affiliate that is a broker-dealer, OCM Investments, LLC. Oaktree Capital Management, LLC is the majority owner of OCM Investments, LLC. Oaktree Capital Management, LLC caused the selling securityholder to purchase its debentures in the ordinary course of business and, at the time of purchase of the debentures to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

                                       62

(9) CNH Partners, LLC is the investment advisor of the selling securityholder and has sole voting and dispositive power over the debentures. Investment Principals for the advisor are Robert Kail, Mark Mitchell and Todd Pulvins.

(10) Yanfang Yan and Edward Paik have voting power or investment power over the selling securityholder.

(11) Ellington Management Group, LLC is the investment adviser of the selling securityholder. Michael Vranos, as principal of Ellington Management Group, LLC has voting and investment control of the securities offered hereby. Mr. Vranos disclaims beneficial ownership over the debentures except to the extent of any indirect ownership interest he may have in such securities through his economic participation in the selling securityholder.

(12) David Egglishaw has voting power or investment power over the selling securityholder.

(13) Matthew Li has voting power or investment power over the selling securityholder.

(14) Highbridge Capital Management, LLC is the trading manager of the selling securityholder and consequently has voting control and investment discretion over securities held by it. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC. Each of Highbridge Capital Management, LLC, Mr. Dubin and Mr. Swieca disclaims beneficial ownership of the securities held by the selling securityholder.

(15) Gary Crowder has voting power or investment power over the selling securityholder.

(16) Allan Teh has voting power or investment power over the selling securityholder.

(17) Frank Campana and James Doolin have voting power or investment power over the selling securityholder.

(18) Donald E. Morgan III has voting power or investment power over the selling shareholder.

(19) Man-Diversified Fund II Ltd. is the controlling entity of the selling securityholder. The manager shares of Man-Diversified Fund II Ltd. are owned 75% by Albany Management Company Limited and 25% by Man Holdings Limited. The registered shareholder of Albany Management Company Limited is Argonaut Limited, a Bermuda company which is controlled by Michael Collins, a resident of Bermuda. Man Holdings Limited is a subsidiary of Man Group plc, which is a public company listed on the London Stock Exchange.

(20) Daniel S. Och, as Senior Managing Member of OZ Management, LLC, the investment manager to the selling securityholder, may be deemed to have voting control or investment control over the debentures held by the selling securityholder.

(21) Andrew Kaplan, Brian Swain and Louis Napoli have voting power or investment power over the selling securityholder.

(22) Peter deLisser has voting power or investment power over the selling securityholder.

(23) Suttonbrook Capital Management LP is the investment manager of the selling securityholder and has voting and investment power over it. John London and Steve Weinstein are the natural persons with control over Suttonbrook Capital Management LP.

(24) Sky Lucas, John Succo and Shad Stastney have voting power or investment power over the selling securityholder.

(25) Selling securityholder is a broker-dealer and hence an underwriter within the meaning of the Securities Act with respect to the securities being offered.

(26) Selling securityholder is an affiliate of a broker-dealer, purchased its debentures in the ordinary course of business and, at the time of purchase of the debentures to be resold, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(27) The figures in the table are based on information supplied to us as of March 15, 2006 by the selling securityholders named in the table. As of that date, these selling securityholders had supplied us with information indicating that, collectively, they owned more than $330,000,000 aggregate principal amount of debentures (which would be convertible into more than 2,065,470 shares of common stock on the basis discussed in footnote 1), reflecting, we believe, that one or more selling securityholders supplied us with information for inclusion in the table and then sold their debentures in transactions exempt from the registration requirements of the Securities Act to persons who also supplied us with information with respect to the same debentures. However, since neither this prospectus nor the registration statement of which this prospectus forms a part would be applicable to any sale of debentures after they have been publicly sold using this prospectus or the registration statement of which this prospectus forms a part, no more than $330,000,000 aggregate principal amount of debentures could be sold using this prospectus or the registration statement of which this prospectus forms a part and, accordingly, the $330,000,000 total shown in the column "Original Principal Amount of Debentures Beneficially Owned and Offered" represents the maximum principal amount of debentures that could be sold under this prospectus or the registration statement of which this prospectus forms a part.

        CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX CONSEQUENCES

     The following is a summary of certain U.S. federal income and estate tax consequences of the purchase, ownership, and disposition of the debentures and, where noted, the common stock, as of the date hereof. Except where noted, this summary deals only with a debenture or common stock held as a capital asset and does not represent a detailed description of the U.S. federal income and estate tax consequences applicable to you if you are subject to special treatment under the U.S. federal income or estate tax laws, including if you are:

     o    a dealer in securities or currencies;

     o    a financial institution;

     o    a regulated investment company;

     o    a real estate investment trust;

     o    a tax-exempt organization;

     o    an insurance company;

     o a person holding the debentures as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

     o a trader in securities that has elected the mark-to-market method of accounting for your securities;

     o    a person liable for alternative minimum tax;

     o    a person who is an investor in a pass-through entity;

     o    a United States person whose "functional currency" is not the U.S.
          dollar;

     o    a "controlled foreign corporation";

     o    a "passive foreign investment company"; or

     o    a United States expatriate.

     The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances.

     For purposes of this discussion, a U.S. holder is a beneficial owner of a debenture that is:

     o    an individual citizen or resident of the United States;

     o a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

     o an estate the income of which is subject to United States federal income taxation regardless of its source; or

     o a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

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
The term "non-U.S. holder" means a beneficial owner of a debenture or share of common stock (other than a partnership) that is not a U.S. holder.

     If a partnership holds the debentures, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the debentures, you should consult your own tax advisors.

     No statutory, administrative or judicial authority directly addresses the treatment of the debentures or instruments similar to the debentures for U.S. federal income and estate tax purposes. The Internal Revenue Service, or the IRS, has issued a revenue ruling with respect to instruments similar to the debentures. This ruling supports certain aspects of the treatment described below. However, no rulings have been sought or are expected to be sought from the IRS with respect to any of the U.S. federal income and estate tax consequences regarding these debentures. As a result, we cannot assure you that the IRS will agree with the tax characterizations and the tax consequences described below.

     If you are considering the purchase of debentures, you should consult your own tax advisors concerning the particular U.S. federal income and estate tax consequences to you of the ownership of the debentures, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

U.S. Holders

     The following discussion is a summary of certain U.S. federal income tax consequences that will apply to you if you are a U.S. holder of debentures.

Classification of the Debentures

     Under the indenture governing the debentures, we and each holder of the debentures agree, for U.S. federal income tax purposes, to treat the debentures as indebtedness that is subject to the regulations governing contingent payment debt instruments, or the Contingent Debt Regulations, in the manner described below. The remainder of this discussion assumes that the debentures will be so treated and does not address any possible differing treatments of the debentures. However, the application of the Contingent Debt Regulations to instruments such as the debentures is uncertain in several respects, and no rulings have been sought from the IRS or a court with respect to any of the tax consequences discussed below. Accordingly, no assurance can be given that the IRS or a court will agree with the treatment described herein. Any differing treatment could affect the amount, timing and character of income, gain or loss in respect of an investment in the debentures. In particular, you might be required to accrue original issue discount at a lower rate, might not recognize income, gain or loss upon conversion of the debentures, and might recognize capital gain or loss upon a taxable disposition of its debentures. You should consult your tax advisors concerning the tax treatment of holding the debentures.

Accrual of Interest

     Under the Contingent Debt Regulations, actual cash payments on the debentures, including payments of contingent interest, if any, will not be reported separately as taxable income, but will be taken into account under such regulations. As discussed more fully below, the effect of these Contingent Debt Regulations will be to:

     o require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the debentures;

     o require you to accrue original issue discount at the comparable yield (as described below) which will be substantially in excess of interest payments actually received by you; and

     o generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, repurchase or redemption of the debentures.

     You will be required to accrue an amount of original issue discount for U.S. federal income tax purposes, for each accrual period prior to and including the maturity date of the debentures that equals:

     o the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield (as defined below) of the debentures, adjusted for the length of the accrual period;

     o    divided by the number of days in the accrual period; and

     o multiplied by the number of days during the accrual period that you held the debentures.

     The issue price of a debenture is the first price at which a substantial amount of the debentures were sold to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a debenture is its issue price increased by any original issue discount previously accrued, determined without regard to any adjustments to original issue discount accruals described below, and decreased by the projected amounts of any payments previously made with respect to the debentures. If you purchase a debenture at a price other than its issue price, see the discussion under "--Purchasers of Debentures at a Price Other Than the Adjusted Issue Price."

     Under the Contingent Debt Regulations, you will be required to include original issue discount in income each year, regardless of your usual method of tax accounting, based on the comparable yield of the debentures. We have determined the comparable yield of the debentures based on the rate, as of the initial issue date, at which we would issue a fixed-rate, nonconvertible debt instrument with no contingent payments but with terms and conditions similar to the debentures. Accordingly, we have determined that the comparable yield is an annual rate of 7.375%, compounded semi-annually. If the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield provided by us.

     We are required to furnish to you the comparable yield and, solely for tax purposes, a projected payment schedule that includes the actual interest payments, if any, on the debentures and estimates the amount and timing of contingent interest payments and payment upon maturity on the debentures taking into account the fair market value of the cash and common stock that might be paid upon conversion of the debentures. You may obtain the projected payment schedule by submitting a written request for it to us at the address set forth in "Additional Information." By purchasing the debentures, you agree in the indenture to be bound by our determination of the comparable yield and projected payment schedule. For U.S. federal income tax purposes, you must use the comparable yield and the schedule of projected payments in determining your original issue discount accruals, and the adjustments thereto described below, in respect of the debentures.

     The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of your original issue discount and adjustments thereof in respect of the debentures and do not constitute a projection or representation regarding the actual amount of the payments on a debenture.

Adjustments to Interest Accruals on the Debentures

     If the actual contingent payments made on the debentures differ from the projected contingent payments, adjustments will be made for the difference. If, during any taxable year, you receive actual payments with respect to the debentures for that taxable year that in the aggregate exceed the total amount of projected payments for the taxable year, you will incur a positive adjustment equal to the amount of such excess. Such positive adjustment will be treated as additional original issue discount in such taxable year. For these purposes, the payments in a taxable year include the fair market value of property received in that year. If you receive in a taxable year actual payments with respect to the debentures for that taxable year that in the aggregate are less than the amount of projected payments for that taxable year, you will incur a negative adjustment equal to the amount of such deficit. A negative adjustment will have the following consequences:

     o first, it will reduce the amount of original issue discount required to be accrued in the current year;

     o second, any negative adjustments that exceed the amount of original issue discount accrued in the current year will be treated as ordinary loss to the extent of your total prior original issue discount inclusions with respect to the debentures, reduced to the extent such prior original issue discount was offset by prior negative adjustments; and

     o third, any excess negative adjustments will be treated as a regular negative adjustment in the succeeding taxable year.

Sale, Exchange, Conversion or Redemption

     Upon the sale, exchange, conversion or redemption of a debenture, you will recognize gain or loss equal to the difference between your amount realized and your adjusted tax basis in the debentures. As a holder of a debenture, you agree that under the Contingent Debt Regulations, we will report the amount realized as including the fair market value of any shares of our common stock that you receive on conversion as a contingent payment. Such gain on a debenture generally will be treated as ordinary income. Loss from the disposition of a debenture will be treated as ordinary loss to the extent of your prior net original issue discount inclusions with respect to the debentures. Any loss in excess of that amount will be treated as capital loss, which will be long-term if the debentures were held for greater than one year. The deductibility of net capital losses by individuals and corporations is subject to limitations.

     Special rules apply in determining the tax basis of a debenture. Your tax basis in a debenture is generally increased by original issue discount (before taking into account any adjustments) you previously accrued on the debentures, and reduced by the projected amount of any payments previously scheduled to be made on the debentures.

     Under this treatment, your adjusted tax basis in the common stock received upon conversion of a debenture will equal the then current fair market value of such common stock. Your holding period for our common stock received will commence on the day of conversion.

     Given the uncertain tax treatment of instruments such as the debentures, you should contact your tax advisers concerning the tax treatment on conversion of a debenture and the ownership of the common stock.

Purchasers of Debentures at a Price Other Than the Adjusted Issue Price

     If you purchase a debenture in the secondary market for an amount that differs from the adjusted issue price of the debenture at the time of purchase, you will be required to accrue interest income on the debenture in accordance with the comparable yield even if market conditions have changed since the date of issuance. You must reasonably determine whether the difference between the purchase price for a debenture and the adjusted issue price of a debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture, a change in interest rates since the debentures were issued, or both, and allocate the difference accordingly. Adjustments allocated to a change in interest rates will cause, as the case may be, a "positive adjustment" or a "negative adjustment" to your interest inclusion. If the purchase price of a debenture is less than its adjusted issue price, a positive adjustment will result, and if the purchase price is more than the adjusted issue price of a debenture, a negative adjustment will result.

     To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the debentures. To the extent that the difference between your purchase price for the debenture and the adjusted issue price of the debenture is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the debenture (and not to a change in the market interest rates), you will be required to reasonably allocate that difference to the contingent payments. Adjustments allocated to the contingent payments will be taken into account when the contingent payments are made. Any negative or positive adjustment of the kind described above made by you will decrease or increase, respectively, your tax basis in the debenture.

     Certain U.S. holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

Constructive Distributions

     The parity share number will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to you. Adjustments to the parity share number made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of the debentures, however, will generally not be considered to result in a deemed distribution to you. Certain of the possible parity share number adjustments provided in the debentures (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) will not qualify as being pursuant to a bona fide reasonable adjustment formula. If such adjustments are made, you will be deemed to have received a distribution even though you have not received any cash or property as a result of such adjustments. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. It is not clear whether a constructive dividend deemed paid to non-corporate holders would be eligible for the preferential rates of U.S. federal income tax applicable in respect of certain dividends under recently enacted legislation. It is also unclear whether corporate holders would be entitled to claim the dividends received deduction with respect to any such constructive dividends. You should consult your tax advisors concerning the tax treatment of such constructive dividends received by you.

Possible Effect of the Adjustment to Conversion Rights Upon a Fundamental Change

     In certain situations, we may be obligated to adjust the parity share number of the debentures (as described above under "Description of the Debentures -- Adjustment to Conversion Rights Upon a Fundamental Change") or your conversion right may be changed into a right to convert the debentures into other securities (as described above under "Description of the Debentures -- Merger and Sales of Assets"). Depending on the circumstances, such adjustments could result in a deemed taxable exchange to you and the modified debentures could be treated as newly issued at that time. U.S. holders should consult their tax advisors regarding the tax consequences of such adjustments.

 Non-U.S. Holders

     The following is a summary of the U.S. federal tax consequences that will apply to you if you are a non-U.S. holder of debentures or shares of common stock.

     Special rules may apply to certain non-U.S. holders such as "controlled foreign corporations" and "passive foreign investment companies." Such non-U.S. holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Payments with Respect to the Debentures

     The 30% U.S. federal withholding tax will not apply to any payment to you of principal or interest (including amounts taken into income under the accrual rules described above under "-- U.S. Holders" and a payment of common stock pursuant to a conversion) and gain on a taxable disposition of debentures, provided that:

     o interest paid on the debenture is not effectively connected with your conduct of a trade or business in the United States;

     o you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

     o you are not a controlled foreign corporation that is related to us through stock ownership;

     o you are not a bank whose receipt of interest (including original issue discount) on a debenture is described in Section 881(c)(3)(A) of the Code;

     o    our common stock continues to be actively traded within the meaning of
          Section 871(h)(4)(C)(v)(I) of the Code and we are not a "U.S. real property holding corporation"; and

     o (a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or other applicable form)) or (b) you hold your debentures through certain foreign intermediaries and you satisfy the certification requirements of applicable Treasury regulations.

Special certification rules apply to holders that are pass-through entities.

     If you cannot satisfy the requirements described above, payments of interest (including original issue discount) will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest (including original issue discount) paid on the debentures is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

     If you are engaged in a trade or business in the United States and interest (including original issue discount) on a debenture is effectively connected with the conduct of that trade or business, you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax if you satisfy the certification requirement described above) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a "branch profits tax" equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

     To the extent that any common stock received upon the conversion of the debentures by you is subject to U.S. withholding tax, we may recoup or set-off against any amounts owed to you, including, but not limited to, the common stock to be issued to you upon conversion, or any actual cash dividends or distributions subsequently made with respect to such common stock, the applicable U.S. federal withholding tax that we are required to pay on your behalf.

Payments on Common Stock and Constructive Dividends

     Any dividends paid to you with respect to shares of our common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the parity share number, see "-- U.S. Holders -- Constructive Distributions" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. In the case of any constructive dividend, it is possible that this tax would be withheld from any amount owed to you, including, but not limited to, interest payments, shares of your common stock or sales proceeds subsequently paid or credited to you. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange, Redemption or Other Disposition of Shares of Common Stock

     Any gain realized upon the sale, exchange, redemption or other disposition of a share of common stock generally will not be subject to U.S. federal income tax unless:

     o that gain is effectively connected with the conduct of a trade or business in the United States by you (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

     o you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

     o we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

     An individual non-U.S. holder described in the first bullet point above will be subject to U.S. federal income tax on the net gain derived from the sale. An individual non-U.S. holder described in the second bullet point above will be subject to a flat 30% U.S. federal income tax on the gain derived from the sale, exchange, redemption or other disposition, which may be offset by U.S. source capital losses, even though the holder is not considered a resident of the United States. A non-U.S. holder that is a foreign corporation and is described in the first bullet point above will be subject to tax on gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to a "branch profits tax" at a 30% rate or a lower rate if so specified by an applicable income tax treaty.

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     We believe that we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes. If we are or become a "United States real property holding corporation" and our common stock is and continues to be regularly traded on an established securities market, only a non-United States holder of common stock who holds or held (at any time during the shorter of the five year period preceding the date of disposition or the holder's holding period) more than 5% of our common stock will be subject to United States federal income tax on the disposition of our common stock.

U.S. Federal Estate Tax

     The U.S. federal estate tax will not apply to debentures owned by you at the time of your death, provided that any payment to you on the debentures, including original issue discount, would be eligible for exemption from the 30% federal withholding tax under the rules described under "-- Payments with Respect to the Debentures" without regard to the sixth bullet point. However, shares of common stock held by you at the time of your death will be included in your gross estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Backup Withholding and Information Reporting

     In general, if you are a U.S. holder of debentures or shares of our common stock information reporting requirements will apply to all payments we make to you and the proceeds from a sale of a debenture or common stock paid to you (unless you are an exempt recipient such as a corporation). A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or a certification of exempt status, or if you fail to report in full dividend and interest income.

     In general, if you are a non-U.S. holder, you will not be subject to backup withholding with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person and you have given us the statement described above under "-- Payments With Respect to the Debentures." We must report annually to the IRS and to each non-U.S. holder the amount of interest and dividends paid to such holder and the tax withheld with respect to such interest and dividends, regardless of whether withholding was required. Copies of the information returns reporting such interest and dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

     In addition, if you are a non-U.S. holder, payments of the proceeds of a sale of a debenture or common stock within the United States or conducted through certain U.S.-related financial intermediaries are subject to both backup withholding and information reporting unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

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                          CERTAIN ERISA CONSIDERATIONS

     The following is a summary of certain considerations associated with the purchase of the debentures (and the common stock issuable upon conversion of the debentures) by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to
Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, collectively referred to as Similar Laws, and entities whose underlying assets are considered to include "plan assets" of such plans, accounts and arrangements, each referred to as a Plan.

General Fiduciary Matters

     ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code, or an "ERISA Plan," and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

     In considering an investment in the debentures (and the common stock issuable upon conversion of the debentures) of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

     Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of the debentures (and the common stock issuable upon conversion of the debentures) by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or PTCEs, that may apply to the acquisition and holding of the debentures (and the common stock issuable upon conversion of the debentures). These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Plan Asset Issues

     ERISA and the Code do not define "plan assets." However, regulations, which we call the Plan Asset Regulations, promulgated under ERISA by the DOL generally provide that when an ERISA Plan acquires an equity interest in an entity that is neither a "publicly-offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the ERISA Plan's assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by "benefit plan investors" is not significant or that the entity is an "operating company," in each case as defined in the Plan Asset Regulations. Since the debentures may be converted into our common stock there can be no assurance that equity participation in us by benefit plan investors will not be significant. Although no assurance can be given in this regard, we believe that we qualify as an "operating company." In addition, although no assurances can be given, we believe the common stock will qualify for the exemption for a "publicly offered security." In order to be considered a "publicly offered security,"

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the common stock must be (i) freely transferrable, (ii) part of a class of securities that is owned by 100 or more investors independent of us and of one another, and (iii) either (1) part of a class of securities registered under
Section 12(b) or 12(g) of the Exchange Act or (2) sold to the ERISA Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which the securities are part is registered under the Exchange Act within 120 days (or such later time as may be allowed by the SEC) after the end of our fiscal year during which the offering of such securities to the public occurred.

     If our assets were deemed to be "plan assets" under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by us, and (ii) the possibility that certain transactions in which we might seek to engage could constitute "prohibited transactions" under ERISA and/or the Code.

Representation

     Accordingly, by acceptance of the debentures and the common stock issuable upon conversion of the debentures, each purchaser and subsequent transferee of the debentures and the common stock will be deemed to have represented and warranted that either (A) no portion of the assets used by such purchaser or transferee to acquire and hold the debentures (and the common stock issuable on conversion of the debentures) constitutes assets of any Plan or (B) the purchase and holding of the debentures (and the common stock issuable upon conversion of the debentures) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation of any applicable Similar Laws.

     The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the debentures (and the common stock issuable on conversion of the debentures) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the matters described herein.



                                       72
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                              PLAN OF DISTRIBUTION

     We are registering the debentures and common stock that may be issuable upon conversion of the debentures covered by this prospectus to permit securityholders to conduct secondary trading of these securities from time to time after the date of this prospectus. We will not receive any proceeds from the sale of the securities covered by this prospectus. The debentures and shares of common stock that may be issuable upon conversion of the debentures are being offered on behalf of the selling securityholders.

     The debentures and shares of common stock that may be issuable upon conversion of the debentures may be sold or distributed from time to time by the selling securityholders, or by pledgees, donees or transferees of, or other successors in interest to, the selling securityholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or who may acquire the debentures or shares of common stock as principals, at market prices prevailing at the time of sale, at varying prices determined at the time of sale, at negotiated prices, or at fixed prices, which may be changed. If the debentures or shares of common stock are sold through brokers, dealers or underwriters, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. Unless otherwise permitted by law, if the debentures or shares are to be sold by pledgees, donees or transferees of, or other successors in interest to the selling securityholders, then we must distribute a prospectus supplement and/or file an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee or other successors in interest as selling securityholders under this prospectus.

     The sale of the debentures or shares of common stock may be effected in one or more of the following methods:

     o on any national securities exchange or quotation service on which the debentures or shares of common stock may be listed or quoted at the time of sale;

     o    in the over-the-counter market;

     o in transactions otherwise than on such exchanges or services or in the over-the-counter market;

     o through the writing of options, whether the options are listed on an option exchange or otherwise;

     o    through the lending of such securities; or

     o    through the settlement of short sales.


     In addition, any debentures or shares of common stock that qualify for resale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A of the Securities Act rather than pursuant to this prospectus.

     These transactions may include crosses or block transactions. Crosses are transactions in which the same broker acts as agent on both sides of the trade.

     In addition, the selling securityholders or their successors in interest may enter into hedging transactions with broker-dealers or other financial institutions who may engage in short sales of the debentures or shares of common stock, sell the debentures or shares of common stock short and deliver these securities to close out such short positions, or loan or pledge the debentures or shares of common stock to broker-dealers that in turn may sell such securities. The selling securityholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the debentures or shares of common stock which may be resold thereafter pursuant to this prospectus if the debentures or shares of common stock are delivered by the selling securityholders.

     The selling securityholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the debentures or shares of common stock and, if the selling securityholders default in the performance of their secured obligation, the pledgees or secured parties may offer and sell the debentures or shares of common stock from time to time under this prospectus; however, in the event of a pledge or the default on the performance of a secured obligation by the selling securityholders, in order for the debentures or shares of common stock to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or an amendment to this registration statement amending the list of selling securityholders to include the pledgee, transferee, secured party or other successors in interest as selling securityholders under this prospectus.

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
     Brokers, dealers, underwriters or agents participating in the distribution of the debentures or shares of common stock as agents may receive compensation in the form of commissions, discounts or concessions from the selling securityholders and/or purchasers of the debentures or shares of common stock for whom such broker-dealers may act as agent, or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be less than or in excess of customary commissions).

     The selling securityholders and any underwriters, broker-dealers or agents who act in connection with the sale of debentures or shares of common stock hereunder may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions they receive and proceeds of any sale of debentures or shares of common stock may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling securityholder can presently estimate the amount of such compensation. We know of no existing arrangements between any selling securityholder, broker, dealer, underwriter or agent relating to the sale or distribution of the debentures or shares of common stock. Selling securityholders who are "underwriters" within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

     The anti-manipulation rules under the Exchange Act may apply to sales of debentures or shares of common stock in the market and to the activities of the selling securityholders and their affiliates.

     Under the registration rights agreement that has been filed as an exhibit to this registration statement, we will use our reasonable best efforts to keep the registration statement of which this prospectus is a part effective until the earliest of (i) such time as there are no registrable securities outstanding; (ii) the expiration of the period referred to in Rule 144(k) of the Securities Act with respect to the debentures held by non-affiliates of Conseco, and (iii) two years after the date of the last issuance of the debentures.

     We are permitted to prohibit offers and sales of securities pursuant to this prospectus under certain circumstances for a period not to exceed 30 days in any 90-day period and not to exceed an aggregate of 90 days in any 12-month period if the Board of Directors of the Company has determined in good faith that because of valid business reasons, including the acquisition or divestiture of assets, pending corporate developments, public filings with the SEC and similar events, it is in the best interests of the Company to suspend use of this prospectus. We agreed to pay predetermined additional interest to holders of the debentures (but not the shares of common stock that may be issuable upon conversion of the debentures) if the prospectus is unavailable for the periods in excess of those permitted above.

     Under the registration rights agreement, we have agreed to indemnify each selling securityholder and certain other persons, and each selling securityholder has agreed to indemnify us and certain other persons, against certain specified liabilities, including liabilities arising under the Securities Act.

     We have agreed, among other things, to bear all fees and expenses, other than underwriting discounts and commissions and transfer taxes, and expenses of counsel to the selling securityholders, in connection with the registration and sale of the debentures and the shares of common stock covered by this prospectus.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the debentures and common stock that may be issuable upon conversion of the debentures will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements and schedules as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004, and for the period from September 1, 2003 through December 31, 2003 (successor company) and for the period January 1, 2003 through August 31, 2003 (predecessor company) and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2005 incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the reports (which contain explanatory paragraphs related to the predecessor filing voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy
Code) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.



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